UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

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Notice of 2018

ANNUAL MEETING
OF SHAREOWNERS

and Proxy Statement

COMPANY AWARDS IN 2017

Among the World’s Most Respected Companies – Barron’s	Among the Best Places to Work for Latinas – Latina Style Magazine

Among the World’s Greenest Companies – Newsweek	Among the Best Places to Work for Employment Disability Inclusion – Disability Equality Index

Among the Most Admired Aerospace and Defense Companies – Fortune	Among Noteworthy Companies for Diversity Practices – DiversityInc

Among the Best Places to Work for LGBTQ – Human Rights Campaign Foundation Corporate Equality Index	All-America Executive Team: Most Honored Company in the Aerospace and Defense Electronics Sector – Institutional Investor

Rated A- for Companies Responding to Climate Change – Carbon Disclosure Project	Among the Best Investor Relations Programs in the Aerospace and Defense Electronics Sector – Institutional Investor

March 19, 2018

Notice of 2018 Annual Meeting of Shareowners

Meeting Information DATE AND TIME: April 30, 2018 8:00 a.m. Eastern Time (doors open at 7:30 a.m.) LOCATION: UTC Center for Intelligent Buildings 13995 Pasteur Boulevard Palm Beach Gardens, Florida 33418 Your vote is very important. Please submit your proxy or voting instructions as soon as possible.

Agenda

Election of the Twelve Director Nominees Listed in the Proxy Statement.
Advisory Vote to Approve Executive Compensation.
Approve the UTC 2018 Long-Term Incentive Plan.
Appoint PricewaterhouseCoopers LLP to Serve as Independent Auditor for 2018.
Approve an Amendment to the Restated Certificate of Incorporation to Eliminate Supermajority Voting for Certain Business Combinations.
Consideration of the Shareowner Proposal Set Forth in the Proxy Statement, if Properly Presented.
Other Business, if Properly Presented.

Who may vote:

If you owned shares of UTC Common Stock at the close of business on March 2, 2018, you are entitled to receive this notice of the Annual Meeting and to vote at the meeting, either in person or by proxy.

How to attend:

Please request a ticket in advance by following the instructions on page 81.

Please review your Proxy Statement and vote in one of the four ways described in the box below.

By order of the Board of Directors,

Peter J. Graber-Lipperman

Corporate Vice President, Secretary & Associate General Counsel

Please refer to the enclosed proxy materials or the information forwarded by your bank, broker or other holder of record to see which voting methods are available to you.
THE INTERNET Visit the website on your proxy card.	BY TELEPHONE Call the telephone number on your proxy card.	BY MAIL Sign, date and return your proxy card in the enclosed envelope.	IN PERSON Attend the Annual Meeting in Palm Beach Gardens, Florida. See page 81 for instructions on how to attend.

United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement	i

Important Notice Regarding the Availability of Proxy Materials for the Shareowner Annual Meeting to be held on April 30, 2018. This Notice of the 2018 Annual Meeting of Shareowners and Proxy Statement, and UTC’s 2017 Annual Report are both available free of charge at www.proxyvote.com. References in either document to our website are for the convenience of readers, and information available at or through our website is not a part of nor is it incorporated by reference in the Proxy Statement or Annual Report.

The Board of Directors of United Technologies Corporation (“UTC,” the “Company” or the “Corporation”) is soliciting proxies to be voted at our 2018 Annual Meeting of Shareowners on April 30, 2018, and at any postponed or reconvened meeting. We expect that this Proxy Statement will be mailed and made available to shareowners beginning on or about March 19, 2018. At the meeting, votes will be taken on the six matters listed in the Notice of Meeting.

United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement

PROXY Summary ANNUAL MEETING AGENDA PROPOSAL 1: Election of Directors PAGES 6-15 BOARD RECOMMENDATION: FOR EACH DIRECTOR NOMINEE PROPOSAL 2: Advisory Vote to Approve Executive Compensation PAGE 29 BOARD RECOMMENDATION: FOR PROPOSAL 3: Approve the UTC 2018 Long-Term Incentive Plan PAGES 68-74 BOARD RECOMMENDATION: FOR PROPOSAL 4: Appoint PricewaterhouseCoopers LLP to Serve as Independent Auditor for 2018 PAGES 76-77 BOARD RECOMMENDATION: FOR PROPOSAL 5: Approve an Amendment to the Restated Certificate of Incorporation PAGE 78 BOARD RECOMMENDATION: FOR PROPOSAL 6: Shareowner Proposal PAGES 79-80 BOARD RECOMMENDATION: AGAINST The summary below highlights selected information in this Proxy Statement. Please review the entire Proxy Statement and UTC’s 2017 Annual Report before voting your shares. 2017 Performance Highlights Our investments in purposeful innovation and our focus on execution, cost reduction and disciplined capital allocation are yielding outstanding results. We delivered solid financial performance in 2017. Sales, adjusted earnings per share (“EPS”) and free cash flow exceeded our expectations. We saw 5% sales growth in 2017, which included organic sales of 4% — our strongest since 2014. Importantly, each of our businesses contributed to this organic sales growth, with Pratt & Whitney leading the charge with sales and organic growth of 9%. Additionally, we made substantial strategic investments and fully funded our U.S. qualified pension plans (as of December 31, 2017). FINANCIAL RESULTS Net Sales (in billions) Diluted Earnings per Share ($ per share) GAAP $59.8 Non-GAAP(1) $60.2 Diluted Earnings per Share ($ per share) $5.70 $6.65 4% organic sales growth GAAP Cash Flow(2) (in billions) Net Income (in billions) $5.6 $4.6 Non-GAAP(1) $3.6 $4.6 $5.3 (1) See Appendix A on pages 90-91 for more information regarding these non-GAAP financial measures. (2) “GAAP cash flow” is cash flow from continuing operations while “Non-GAAP cash flow” is free cash flow. See Appendix A for more information. Strategic and Operational Highlights We announced the proposed acquisition of Rockwell Collins, which upon close (expected in the third quarter of 2018) will merge with our UTC Aerospace Systems (“UTAS”) business to create Collins Aerospace Systems. • UTC Digital Accelerator launched in Brooklyn, New York. • Pratt & Whitney met its 2017 shipment targets for the Geared Turbofan (“GTF”) engine. • Our commercial businesses gained market share and generated solid organic growth. Otis delivered its best year of organic sales growth since 2014. UTC Climate, Controls & Security (“CCS”) generated 6% sales growth, including 4% organic growth, and launched over 100 new products in 2017. Shareowner Returns “Our investments in purposeful innovation and our focus on execution, cost reduction and disciplined capital allocation are yielding outstanding results.” Greg Hayes, Chairman & CEO $2.1 billion dividends paid 19% total shareowner return $1.4 billion share buybacks United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement 1

PROXY SUMMARY

Governance and Board Highlights

UTC is committed to strong corporate governance practices, which the Board believes are critical to achieving long-term shareowner value and which strengthen Board and Management accountability. The following are highlights of our governance framework:

INDEPENDENT AND ENGAGED BOARD

92% of our director nominees are independent

All standing committees except Finance are comprised entirely of independent directors

98% overall attendance by directors at ten Board meetings in 2017

99% overall attendance by directors at committee meetings in 2017

75% or more of the Board and applicable committee meetings were attended by each director in 2017

100% director attendance at the 2017 Annual Meeting

PROACTIVE GOVERNANCE IN 2017

•	Amended Bylaws to allow shareowner action by special meeting

•	Amended Corporate Governance Guidelines to explicitly provide for annual self-evaluation of individual directors

•	Increased share ownership requirements for CFO and business unit presidents

REFRESHED AND DIVERSE BOARD

+5 new independent directors since 2016

-4 independent directors retired since 2016

63% of independent director nominees have served < 9 years

45% of independent director nominees are diverse

BOARD OVERSIGHT

•	Regularly reviews the Company’s strategic direction and priorities

•	Director and CEO succession planning and management development

•	Government relations activities, including those of UTC’s political action committee

•	Regularly monitors significant risks

ACCOUNTABLE BOARD

•	Annual election of all directors

•	Robust Lead Director role

•	Proxy access

•	Shareowner right to act by written consent

•	Shareowner right to call a special meeting

DIVERSITY IN BACKGROUND OF THE DIRECTOR NOMINEES

current or former CEOs	women and people of color	worked outside the United States	current or former CFOs or Chief Investment Officers	with STEM degrees	worked in government

DIVERSITY IN TENURE OF THE NOMINEES

We believe that diversity in experience and perspective are of the utmost importance for reaching sound decisions that drive shareowner value.

2	United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement

PROXY SUMMARY

BOARD NOMINEES

			Skills and Expertise
	Director Since	Other Public Boards	Financial	Government	International	Knowledge of Company/Industry	Risk Management /Oversight	Senior Leadership	Technology & Innovation

LLOYD J. AUSTIN III General, U.S. Army (Retired) and Former Commander of U.S. Central Command	2016	1

DIANE M. BRYANT Chief Operating Officer, Google Cloud	2017	0

JOHN V. FARACI Retired Chairman & Chief Executive Officer, International Paper	2005	2

JEAN-PIERRE GARNIER Chairman, Indorsia Pharmaceuticals Ltd.	1997	2

GREGORY J. HAYES Chairman & Chief Executive Officer, United Technologies Corporation	2014	1

ELLEN J. KULLMAN Retired Chair & Chief Executive Officer, E. I. du Pont de Nemours and Company	2011	2

MARSHALL O. LARSEN Retired Chairman, President & Chief Executive Officer, Goodrich Corporation	2012	3

HAROLD W. MCGRAW III Chairman Emeritus, S&P Global Inc. (formerly McGraw Hill Financial, Inc.)	2003	1

MARGARET L. O’SULLIVAN Professor, Harvard University Kennedy School	2017	0

FREDRIC G. REYNOLDS Retired Executive Vice President & Chief Financial Officer, CBS Corporation	2016	2

BRIAN C. ROGERS Non-Executive Chairman, T. Rowe Price Group, Inc.	2016	1

CHRISTINE TODD WHITMAN President, The Whitman Strategy Group	2003	0

All directors, except Mr. Hayes, are independent. Directors are elected annually by majority vote.

United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement	3

PROXY SUMMARY

Executive Compensation Overview

Aligning Pay With Performance. Our compensation program’s fundamental objective is aligning our executives’ pay with the interests of our shareowners. The program is designed to reward financial performance and effective strategic leadership that drives long-term, sustainable value.

CEO REALIZABLE	1-YEAR TOTAL SHAREOWNER
AND REALIZED PAY ($M)*	RETURN (TSR)

122%
of Target UTC annual bonus factor

28% of Target 2015–2017 PSU vesting

*	For details on how we evaluate the alignment of CEO pay and Company performance and for a definition of realizable and realized compensation, see pages 44-45.

Emphasis on “At Risk” Compensation. The vast majority of compensation for our CEO and other Named Executive Officers (“NEOs”) is “at risk” compensation, meaning it is contingent on performance. “At risk” compensation consists of annual bonus and long-term incentive awards that are subject to the achievement of pre-established performance goals and/or UTC’s stock performance.

CEO*	OTHER NEOS*

*	Charts reflect the value of base salaries, annual bonus and long-term incentive awards, as shown in the Summary Compensation Table on page 54.

4	United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement

PROXY SUMMARY

2017 NEO TOTAL DIRECT COMPENSATION

As discussed in detail on pages 37-41, our executive compensation program has three principal components of compensation: base salary, annual bonus and long-term incentives (“LTI”). Total direct compensation shown below reflects the Compensation Committee’s pay decisions, which represent its assessment of each NEO’s 2017 performance. Total direct compensation includes the grant date fair value of LTI awards granted in January 2018. This differs from the values included in the Summary Compensation Table on page 54, which shows the January 2017 LTI grants that relate to the Committee’s assessment of 2016 performance.

				Base	Annual
				Salary	Bonus	LTI*	Total
				($K)	($K)	($K)	($K)

Gregory J. Hayes	9%	20%	71%	$1,500	$3,300	$12,044	$16,844

Akhil Johri	14%	19%	67%	$860	$1,100	$4,003	$5,963

David L. Gitlin	9%	11%	80%	$900	$1,100	$8,006	$10,006

Robert J. McDonough	15%	16%	69%	$900	$900	$4,003	$5,803

Robert F. Leduc	14%	17%	69%	$800	$1,000	$4,003	$5,803

■ Base Salary	■ Annual Bonus	■ LTI

*	Reflects the grant date fair values of equity awards granted on January 2, 2018, calculated in accordance with the Compensation–Stock Compensation Topic of the Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”), but excluding the effects of estimated forfeitures. For Mr. Gitlin, the amount shown includes a special retention restricted stock unit award which is discussed in more detail on page 47.

RECENT CHANGES TO OUR COMPENSATION PROGRAM

United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement	5

What we changed We added RSUs to our long-term incentive mix, beginning with the January 2017 grants. Our LTI mix for Executive Leadership Group (“ELG”) members is now: 50% Performance Share Units (“PSUs”) • 30% Stock Appreciation Rights (“SARs”) • 20% Restricted Stock Units (“RSUs”) We changed the cash flow metric used in our 2018 annual bonus program. Instead of a metric based on the ratio of free cash flow to net income, beginning with the 2018 awards, we will now use an absolute free cash flow metric. We strengthened share ownership requirements. The Committee increased share ownership requirements for our CFO and business unit presidents from 3x to 4x base salary. Why we changed it Each component of our LTI program is intended to encourage specific business objectives: • PSUs encourage the achievement of important financial goals. • SARs motivate decision-making that drive share price appreciation. • RSUs, which vest contingent on an executive’s continued employment with UTC, enhance our program’s retentive value and better align our program with those of our peers Switching to an absolute free cash flow metric: • Aligns our annual bonus program with the way we now communicate cash flow expectations to our investors. • Eliminates the net income portion of this metric, which is already used as a metric in our annual bonus program. • Places more emphasis on cash flow generation. Higher share ownership requirements will enhance the alignment of interests between our senior leaders and our shareowners.

PROPOSAL 1

Election of Directors

We are seeking your support for the election of the twelve candidates that the Board has nominated to serve on the Board of Directors for a one-year term beginning on the date of the Annual Meeting. We believe these nominees have qualifications consistent with our position as a large, diversified industrial corporation with worldwide operations. We also believe these nominees have the experience and perspective to guide the Company as we innovate and develop new products, compete in a broad range of markets around the world, and adjust to rapidly changing technologies, business cycles and competition.

Criteria for Board Membership

▼

The Board and the Committee on Governance and Public Policy (the “Governance Committee”) believe that there are general attributes that all directors must exhibit and other key skills and expertise that should be represented on the Board as a whole, but not necessarily by each director.

The Board and the Governance Committee believe that it is important that our directors, as a group, have the following attributes:

• Objectivity and independence in making informed business decisions • Extensive knowledge, experience and judgment • The highest integrity • Diversity of perspectives	• A willingness to devote the extensive time necessary to fulfill a director’s duties • An appreciation of the role of the corporation in society • Loyalty to the interests of UTC and its shareowners

While we do not have a specific policy on diversity of the Board, the ability to contribute to the diversity of perspectives present in Board deliberations is an attribute that is critical to our success.

Key Skills and Expertise

The Board and the Governance Committee have identified the key skills and expertise (and the associated attributes) that are important to be represented on the Board, in light of the Company’s business needs and strategy.

Financial	Leadership of a financial firm or management of an enterprise’s finance function, resulting in proficiency in complex financial management, financial reporting processes, capital allocation, capital markets, and mergers and acquisitions — representing the importance we place on accurate financial reporting and robust financial controls and compliance.

Government	Directors who have served in government, including the military, provide valuable insights on how significant government policies and public policy issues may affect our Company and how to respond to those matters most effectively.

6	United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement

ELECTION OF DIRECTORS	PROPOSAL 1

International	UTC is a global organization with manufacturing, research and development, sales and other offices in many countries. In addition, a significant portion of our sales come from outside the United States. Directors with international experience can thus provide valuable business, political and cultural perspectives regarding important aspects of our businesses and strategy.

Knowledge of Company/ Industry	Knowledge of or experience in the Company’s specific industries, whether acquired through service as a senior leader in one of the specific industries, as an institutional investor or through longer-term service on the UTC Board.

Risk Management/ Oversight	This experience is critical to the Board’s role in overseeing and understanding major financial risk exposures, including significant operational, compliance, reputational, strategic, country, political and cybersecurity risks.

Senior Leadership	Extensive leadership experience for a significant enterprise, resulting in a practical understanding of organizations, processes, strategic planning, along with demonstrated strengths in developing talent, succession planning, and driving change and long-term growth.

Technology and Innovation	Experience and/or expertise in research and development, engineering, science, digital media or technology. This translates into an understanding of UTC’s technological innovations, development and marketing challenges, how to anticipate technological trends, and how to generate disruptive innovation — all of which facilitate the execution of our business objectives and strategy.

The chart below represents the Board’s skills and expertise as a group. Each director’s biography also highlights the three key skills and areas of expertise upon which the Board particularly relies, in addition to describing each director’s relevant work experience and service.

SKILLS AND EXPERTISE

Senior Leadership						9
Knowledge of Company/Industry					8
Financial				7
Risk Management/Oversight				7
International			6
Technology and Innovation		4
Government	3

United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement	7

PROPOSAL 1	ELECTION OF DIRECTORS

Director Orientation and Education

Director Orientation

New directors participate in an orientation program to familiarize them with the roles and responsibilities of the Board and its committees, including specific topics tailored to the director’s committee assignments. New directors also learn about the Company’s strategy, our business units, financial statements, significant financial, accounting and risk management issues, and our compliance programs. The orientation includes meetings with key executives and, to the extent practical, visits to significant facilities and operations, such as a visit in 2017 to Pratt & Whitney’s “engine school” where directors were familiarized with engines and the associated technologies.

Director Continuing Education

As part of the directors’ continuing education, the Board endeavors to conduct at least one annual onsite visit to a UTC business unit, providing directors with the firsthand opportunity to understand that unit’s operations and facilitating interaction between directors and employees. Directors are also encouraged to attend outside continuing education programs. Supplementary presentations and materials, including updates on recent business developments also are provided from time to time on an individual basis or collectively, as appropriate, on topical and beneficial subjects.

Board Self-Evaluation Process

The Board believes that a constructive self-evaluation process is an essential element of good corporate governance and Board effectiveness. To this end, the Board conducts an annual self-evaluation of the performance of the full Board, its standing committees and individual directors. The Governance Committee is responsible for and oversees the design and conduct of the annual self-evaluation. The Lead Director or non-Executive Chairman (as applicable) and the Governance Committee Chair jointly lead the self-evaluation process. Each of the Board’s standing committees report to the Board annually on the committee’s self-evaluation of its own performance.

The self-evaluation focuses on the Board’s overall effectiveness and informs the Board’s consideration of the following:

•	Board roles
•	Succession planning
•	Refreshment objectives, including composition and diversity
•	Opportunities to increase the Board’s effectiveness, including the addition of new skills and expertise

Incorporation of Feedback. The self-evaluation process generates constructive comments and discussion, and has resulted in improvements to our corporate governance practices and the Board’s effectiveness. For example, the Board has expanded the role and responsibilities of the Lead Director, restructured the standing committees to allocate more time to strategy discussions at the meetings of the full Board and to private sessions of the independent directors, and improved upon the self-evaluation process.

Nominating Process

The Governance Committee regularly reviews with the Board the qualifications that are most important in selecting candidates to serve as directors, taking into account UTC’s assorted operations and the mix of capabilities and experience represented on the Board already. As part of the Board’s annual evaluation of its overall effectiveness, the Board considers whether its composition reflects a diversity of experience, skills and perspectives that continuously enhance and refresh the Board’s ability to carry out its oversight role on behalf of shareowners. Based on these considerations, the Board adjusts the priority it gives to various director qualifications when identifying candidates. For example, the Board previously identified a gap in its digital and cybersecurity expertise, leading to the election to the Board in 2017 of Diane M. Bryant, formerly the Group President of Intel Corporation’s Data Center Group and the current Chief Operating Officer of Google Cloud.

The UTC Governance Guidelines and Bylaws do not impose term limits because such limits may unnecessarily cause the loss of experience and expertise important to the optimal operation of the Board. However, the Board’s self-evaluation process, including individual director evaluations, contributes to the Governance Committee’s consideration of each incumbent director as part of the nomination process.

8	United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement

ELECTION OF DIRECTORS	PROPOSAL 1

The Governance Committee considers candidates recommended by directors, management and shareowners who meet the qualifications UTC seeks in its directors. A shareowner may recommend a director candidate by submitting a letter addressed to the UTC Corporate Secretary (see page 85 for contact information). The Company may also engage search firms from time to time to assist in identifying and evaluating qualified candidates.

Nominees

The Board, upon the recommendation of the Governance Committee, has nominated the twelve individuals listed in this Proxy Statement as director nominees, each of whom is a current director and, except for Dr. O’Sullivan who joined the Board in November 2017, was elected by the shareowners at the 2017 Annual Meeting.

As described in her biography, Dr. O’Sullivan brings to the Board and its committees (Audit and Governance and Public Policy) international, government and risk management/oversight experience, among other critical and desired attributes. This experience has been honed through Dr. O’Sullivan’s service at the U.S. Department of State and the White House, where she served on the National Security Council as Deputy National Security Advisor and as Special Assistant to the President.

Edward A. Kangas, who is currently the Lead Director and Chair of the Audit Committee, is not standing for re-election. He will retire from the Board on April 30, 2018, in accordance with UTC’s Governance Guidelines that require retirement from the Board at the annual meeting after the director reaches age 72, unless the Board makes an exception to the policy in special circumstances. The Board made such an exception for Mr. Kangas’ election at the 2017 Annual Meeting. The Company and the directors extend their sincere appreciation to Mr. Kangas for his dedicated service.

With Mr Kangas’ retirement, the Board has designated Ellen J. Kullman to serve as Lead Director and Fredric G. Reynolds to serve as Chair of the Audit Committee at the close of the 2018 Annual Meeting.

If, prior to the 2018 Annual Meeting, any of the Board’s nominees become unavailable to serve, the Board may select a replacement nominee or reduce the number of directors to be elected. If the Board selects a replacement nominee, the proxy holders will vote the shares for which they serve as proxy for that replacement candidate.

The Board of Directors recommends a vote FOR each of the following nominees:	FOR

LLOYD J. AUSTIN III

General • U.S. Army (Retired) and Former Commander of U.S. Central Command

AGE 64 | DIRECTOR SINCE 2016 | COMMITTEES Audit • Governance and Public Policy

Key Skills and Expertise	GOVERNMENT	SENIOR LEADERSHIP	INTERNATIONAL

Experience:

•	Commander, U.S. Central Command (military leadership), 2013-2016

•	33rd Vice Chief of Staff of the U.S. Army, 2012-2013

•	Commander of United States Forces — Iraq, 2010-2011

Other Current Directorships:

•	Nucor Corporation, since 2017

•	Guest Services, Inc. (non-public)

Other Leadership Experience and Service:

•	Class of 1951 Leadership Chair for the Study of Leadership, U.S. Military Academy at West Point

•	Board of Trustees, Auburn University

•	Board of Trustees, Carnegie Corporation of New York

•	Member, Council on Foreign Relations

United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement	9

PROPOSAL 1	ELECTION OF DIRECTORS

DIANE M. BRYANT

Chief Operating Officer • Google Cloud

AGE 56 | DIRECTOR SINCE 2017 | COMMITTEES Audit • Finance

Key Skills and Expertise	TECHNOLOGY AND INNOVATION	RISK MANAGEMENT/OVERSIGHT (CYBER)	FINANCIAL

Experience:

•	Chief Operating Officer, Google Cloud (cloud computing services), since 2017

•	Group President, Data Center Group, Intel Corporation (advanced technology, enterprise, cloud and communications infrastructure), 2017

•	Executive Vice President and General Manager, Data Center Group, Intel Corporation, 2012-2017

•	Corporate Vice President and Chief Information Officer, Intel Corporation, 2008-2012

Other Leadership Experience and Service:

•	Executive Sponsor, Network of Intel African American Employees

•	Member, Anita Borg Institute Technical Board

•	Intel spokesperson for STEM education

•	Established Diane Bryant Endowed Scholarship Fund for Diversity in Engineering at the University of California, Davis

JOHN V. FARACI

Retired Chairman & Chief Executive Officer • International Paper

AGE 68 | DIRECTOR SINCE 2005 | COMMITTEES Compensation • Finance (Chair) • Executive

Key Skills and Expertise	FINANCIAL	SENIOR LEADERSHIP	KNOWLEDGE OF COMPANY/INDUSTRY

Experience:

•	Chairman & Chief Executive Officer, International Paper (paper, packaging and distribution), 2003-2014

•	Executive Vice President and Chief Financial Officer, International Paper, 2000-2003

•	Chief Executive Officer and Managing Director, Carter Holt Harvey, Ltd. (former New Zealand subsidiary of International Paper), 1995-1999

Other Current Directorships:

•	ConocoPhillips Company, since 2015

•	PPG Industries, Inc., since 2012

Other Leadership Experience and Service:

•	Board of Trustees, American Enterprise Institute

•	Member, Council on Foreign Relations

•	Chairman, Board of Trustees, Denison University

•	Chairman, National Fish and Wildlife Foundation, 2014-2016

10	United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement

ELECTION OF DIRECTORS	PROPOSAL 1

JEAN-PIERRE GARNIER

Chairman of the Board of Directors • Idorsia Pharmaceuticals Ltd.

AGE 70 | DIRECTOR SINCE 1997 | COMMITTEES Compensation (Chair) • Governance and Public Policy • Executive

Key Skills and Expertise	INTERNATIONAL	TECHNOLOGY AND INNOVATION	SENIOR LEADERSHIP

Experience:

•	Chairman of the Board of Directors, Idorsia Pharmaceuticals Ltd. (biopharmaceuticals), since 2017

•	Operating Partner, Advent International (global private equity), since 2011

•	Chief Executive Officer, Pierre Fabre S.A. (pharmaceuticals), 2008-2010

•	Chief Executive Officer and Executive Member of the Board of Directors, GlaxoSmithKline plc (pharmaceuticals), 2000-2008

•	Chief Executive Officer, SmithKline Beecham plc (pharmaceuticals), 2000

•	Chief Operating Officer and Executive Member of the Board of Directors, SmithKline Beecham plc, 1996-2000

Other Current Directorships:

•	Radius Health, Inc., since 2015

•	Chairman of the Board of Directors (non-executive), Alzheon, Inc. (non-public)

Former Public Company Directorships:

•	Chairman of the Board of Directors, Actelion Ltd., 2011-2017

•	Renault S.A., 2009-2016

Other Leadership Experience and Service:

•	Advisory Board, Newman’s Own Foundation

•	Board of Trustees, Max Planck Florida Institute for Neuroscience

•	Knight Commander of the Order of the British Empire

•	Officier de la Légion d’Honneur of France

GREGORY J. HAYES

Chairman & Chief Executive Officer • United Technologies Corporation

AGE 57 | DIRECTOR SINCE 2014 | COMMITTEES Finance • Executive (Chair)

Key Skills and Expertise	SENIOR LEADERSHIP	FINANCIAL	KNOWLEDGE OF COMPANY/INDUSTRY

Experience:

•	Chairman & Chief Executive Officer, United Technologies Corporation, since 2016

•	President, Chief Executive Officer and Director, 2014-2016

•	Senior Vice President and Chief Financial Officer, 2008-2014

•	Various senior positions since joining UTC in 1999 through the merger with Sundstrand Corporation, including Vice President, Accounting and Finance, and responsibility for UTC’s Corporate Strategy group

Other Current Directorships:

•	Nucor Corporation, since 2014

United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement	11

PROPOSAL 1	ELECTION OF DIRECTORS

ELLEN J. KULLMAN

Retired Chair & Chief Executive Officer • E. I. du Pont de Nemours and Company

AGE 62 | DIRECTOR SINCE 2011 | COMMITTEES Governance and Public Policy (Chair) • Compensation • Executive

Key Skills and Expertise	TECHNOLOGY AND INNOVATION	SENIOR LEADERSHIP	KNOWLEDGE OF COMPANY/INDUSTRY

Experience:

•	Chair & Chief Executive Officer, E. I. du Pont de Nemours and Company (provider of basic materials and innovative products and services for diverse industries), 2009-2015

•	President, E. I. du Pont de Nemours and Company, 2008

•	Executive Vice President, E. I. du Pont de Nemours and Company, 2006-2008

•	Group Vice President, E. I. du Pont de Nemours and Company, 1988-2006

Other Current Directorships:

•	Amgen, Inc., since 2016

•	Goldman Sachs, since 2016

•	Dell Technologies (non-public)

•	Carbon3D, Inc. (non-public)

Other Leadership Experience and Service:

•	Member, The Business Council

•	Member, National Academy of Engineering

•	Board of Advisors, Tufts University School of Engineering

•	Board of Trustees, Northwestern University

•	North American Advisory Council of Temasek Holdings

MARSHALL O. LARSEN

Retired Chairman, President & Chief Executive Officer • Goodrich Corporation

AGE 69 | DIRECTOR SINCE 2012 | COMMITTEES Audit • Finance

Key Skills and Expertise	KNOWLEDGE OF COMPANY/INDUSTRY	SENIOR LEADERSHIP	FINANCIAL

Experience:

•	Chairman, President & Chief Executive Officer, Goodrich Corporation (supplier of systems and services to the aerospace and defense industry), 2003-2012

•	President, Chief Operating Officer and Director, Goodrich Corporation, 2002-2003

•	Executive Vice President, Goodrich Corporation, and President and Chief Operating Officer, Goodrich Aerospace, 1995-2002

Other Current Directorships:

•	Air Lease Corporation, since 2014

•	Becton, Dickinson and Company, since 2007

•	Lowe’s Companies, Inc. (Lead Director), since 2004

12	United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement

ELECTION OF DIRECTORS	PROPOSAL 1

HAROLD W. MCGRAW III

Chairman Emeritus • S&P Global Inc. (formerly McGraw Hill Financial, Inc.)

AGE 69 | DIRECTOR SINCE 2003 | COMMITTEES Compensation • Governance and Public Policy

Key Skills and Expertise	FINANCIAL	SENIOR LEADERSHIP	KNOWLEDGE OF COMPANY/INDUSTRY

Experience:

•	Chairman Emeritus, S&P Global Inc. (formerly McGraw Hill Financial, Inc.) (ratings, benchmarks and analytics for financial reports), since 2015

•	Chairman, McGraw Hill Financial, Inc., 1999-2015

•	President and Chief Executive Officer, The McGraw-Hill Companies, 1998-2013

•	President and Chief Operating Officer, The McGraw-Hill Companies, 1993-1998

Other Current Directorships:

•	Phillips 66 Company, since 2012

Former Public Company Directorships:

•	ConocoPhillips Company, 2005-2012

Other Leadership Experience and Service:

•	Board of Trustees, Asia Society

•	Former Chairman, Business Roundtable

•	Board of Trustees, Carnegie Hall

•	Board of Directors, Committee Encouraging Corporate Philanthropy

•	Board of Trustees, New York Public Library

•	Chairman, U.S. Council for International Business

•	Member, U.S. Trade Representative’s Advisory Committee for Trade Policy and Negotiations

•	Honorary Chairman, International Chamber of Commerce

MARGARET L. O’SULLIVAN

Professor • Harvard University Kennedy School

AGE 48 | DIRECTOR SINCE 2017 | COMMITTEES Audit • Governance and Public Policy

Key Skills and Expertise	INTERNATIONAL	GOVERNMENT	RISK MANAGEMENT/OVERSIGHT (POLITICAL RISK)

Experience:

•	Jeane Kirkpatrick Professor of the Practice of International Affairs, Harvard University Kennedy School (higher education), since 2009

•	Director of the Geopolitics of Energy Project, Harvard University Kennedy School, since 2011

•	Lecturer and Senior Fellow, Harvard University Kennedy School, 2008-2009

•	Deputy National Security Advisor for Iraq and Afghanistan, National Security Council, 2005-2007

•	Special Assistant to the President, National Security Council, 2004-2007

•	Deputy Director (Governance), Iraq Coalition Provisional Authority, 2003-2004
•	Principal Advisor to the President’s Special Envoy to the Northern Ireland Peace Process, U.S. Department of State, 2001-2003

•	Fellow, The Brookings Institution, 1997-2001

Other Leadership Experience and Service:

•	Adjunct Senior Fellow, Council on Foreign Relations

•	Board of Trustees, Friends of Inter-Mediate

•	Advisory Council, George W. Bush Institute Women’s Initiative

•	International Advisory Board, Linklaters LLP

•	Board of Trustees, The German Marshall Fund of the United States

•	Board of Directors, The Mission Continues

•	Executive Committee, Trilateral Commission

United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement	13

PROPOSAL 1	ELECTION OF DIRECTORS

FREDRIC G. REYNOLDS

Retired Executive Vice President & Chief Financial Officer • CBS Corporation

AGE 67 | DIRECTOR SINCE 2016 | COMMITTEES Audit • Finance

Key Skills and Expertise	FINANCIAL	RISK MANAGEMENT/OVERSIGHT	TECHNOLOGY AND INNOVATION

Experience:

•	Executive Vice President and Chief Financial Officer, CBS Corporation (mass media), 2005-2009

•	President and Chief Executive Officer, Viacom Television Stations Group (CBS predecessor), 2001-2005

•	Executive Vice President and Chief Financial Officer, Viacom, Inc., 2000-2001

•	Executive Vice President and Chief Financial Officer, Westinghouse Electric Corporation, 1994-2000

•	Various positions at PepsiCo, Inc., 1982-1994

Other Current Directorships:

•	Hess Corporation, since 2013

•	Mondelez International, Inc. (formerly Kraft Foods, Inc.), since 2007

•	MGM Holdings, Inc. (non-public)

•	NEP Group, Inc. (non-public)

•	Pinterest (non-public)

Former Public Company Directorships:

•	AOL, Inc., 2009-2015

BRIAN C. ROGERS

Non-Executive Chairman • T. Rowe Price Group, Inc.

AGE 62 | DIRECTOR SINCE 2016 | COMMITTEES Compensation • Finance

Key Skills and Expertise	FINANCIAL	RISK MANAGEMENT/OVERSIGHT	SENIOR LEADERSHIP

Experience:

•	Chairman of the Board of Directors, T. Rowe Price Group, Inc. (investment management), 2007-2017

•	Chief Investment Officer, T. Rowe Price Group, Inc., 2004-2017

•	Various other senior leadership roles since joining T. Rowe Price Group, Inc., in 1982

Other Current Directorships:

•	Chairman of the Board (non-executive), T. Rowe Price Group, Inc., since 2017

Other Leadership Experience and Service:

•	Chairman, Finance Committee, Archdiocese of Baltimore

•	Board of Directors, Greater Baltimore Committee

•	Board of Directors, Harvard Management Company

•	Board of Trustees, Johns Hopkins Medicine

•	Maryland Economic Development Commission

14	United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement

ELECTION OF DIRECTORS	PROPOSAL 1

CHRISTINE TODD WHITMAN

President • The Whitman Strategy Group

AGE 71 | DIRECTOR SINCE 2003 | COMMITTEES Finance • Governance and Public Policy

Key Skills and Expertise	GOVERNMENT	SENIOR LEADERSHIP	KNOWLEDGE OF COMPANY/INDUSTRY

Experience:

•	President, The Whitman Strategy Group (environmental and energy consulting), since 2004

•	Administrator, U.S. Environmental Protection Agency, 2001-2003

•	Governor, State of New Jersey, 1994-2001

Former Public Company Directorships:

•	Texas Instruments, Inc., 2003-2017

Other Leadership Experience and Service:

•	Chair, Board of Directors, American Security Project

•	Board of Directors, Center for Sustainable Shale Development

•	Co-Chair, Clean and Safe Energy Coalition

•	Advisory Board, Corporate Eco Forum

•	Member, Council on Foreign Relations

•	Vice Chair, Board of Trustees, Eisenhower Fellowships

•	Senior Advisory Committee, Institute of Politics at Harvard University Kennedy School

•	Advisory Board, The Northeast Maglev

•	Advisory Board, Terrestrial Energy

United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement	15

CORPORATE

Governance

Our Commitment to Sound Corporate Governance

UTC is committed to strong corporate governance practices that are designed to maintain high standards of oversight, accountability, integrity and ethics, while promoting long-term growth in shareowner value.

Our governance structure enables independent, experienced and accomplished directors to provide advice, insight and oversight to advance the interests of the Company and our shareowners. UTC has long strived to maintain sound governance standards, as reflected in our Code of Ethics, Governance Guidelines, our systematic approach to risk management, and in our commitment to transparent financial reporting and strong internal controls.

We encourage you to visit the Corporate Governance section of our website www.utc.com/Who-We-Are/Corporate-Governance/Pages/default.aspx where you may access information about corporate governance at UTC, including:

• Our Governance Guidelines • Our Board Committee Charters • Our Certificate of Incorporation and Bylaws • Our Code of Ethics • Director Independence Policy • Related Persons Transaction Policy

• Public Activities

• Information about our Ombudsman program, which allows UTC’s employees and third parties to raise questions confidentially and outside the usual management channels

• Information about how to communicate concerns to the Board of Directors

Shareowner Engagement

The Board and Management believe in transparent and open communication with investors. Over the years, our engagement with investors has resulted in a number of changes to our Corporate Governance Guidelines, shareowner rights, Board composition and the design of our executive compensation program.

Each fall we solicit feedback from our largest investors on changes that the Board (or a Committee) is considering with respect to UTC’s executive compensation program and on our corporate governance practices. In the spring, after the proxy statement is filed, we hold discussions that generally focus on the clarity and effectiveness of our disclosures and respond to investors’ questions. From time to time, we have also discussed other topics with investors, such as Board composition, leadership structure, governance best practices, executive compensation program design, corporate social responsibility, and UTC’s diversity and sustainability efforts.

In addition, senior leaders and independent directors routinely engage with our shareowners on financial performance, capital allocation and business strategy. In 2017, Management presented at seven industry conferences and investor days, hosted shareowners at UTC’s Corporate Headquarters and visited shareowners in the Americas, Asia and Europe throughout the year.

In 2017, UTC contacted institutional investors holding more than 400 million shares of UTC Common Stock and subsequently engaged with investors holding more than 340 million shares.

Board Leadership Structure

Policy on Chairman and CEO Roles

The Committee on Governance and Public Policy (the “Governance Committee”) routinely reviews our governance practices and board leadership structure. Under our Governance Guidelines, the Board does not have a fixed policy on whether or not the Company’s CEO is permitted to serve simultaneously as Chairman of the Board. Instead, the Board believes this determination should be based on the Company’s best interests in light of the circumstances, which may vary over time. The Board, therefore, chooses the structure that it believes can provide the most effective leadership and oversight for the Company while also facilitating the most effective functioning of the Board and Management. In making this decision, the Board considers a range of factors, including: the Company’s operating and financial performance under the then-existing structure; any recent or anticipated changes in the CEO role; the effectiveness of the then-current processes and structures for Board interaction with and oversight of management; and the importance of maintaining a single voice in leadership communications and Board oversight, both internally and with investors.

16	United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement

CORPORATE GOVERNANCE

Lead Director Responsibilities

Under our Governance Guidelines, the Board designates a non-employee director to serve as Lead Director when the Chairman is not independent. The Lead Director’s responsibilities include the following and essentially mirror the responsibilities of the non-executive Chairman under the Governance Guidelines and Bylaws:

• Calls and presides over private sessions of the independent directors or special meetings of the Board of Directors

• Serves as a liaison between the independent directors and the Chairman

• Engages with significant constituencies, as requested

• Works with the Chairman to plan and set the agenda for Board meetings

• Oversees the evaluation and compensation of the CEO’s performance

• Facilitates succession planning and management development

• Works jointly with the Chair of the Governance Committee to lead the Board’s annual self-evaluation process

• Authorizes retention of outside advisors and consultants who report to the Board on Board-wide issues

The Board believes that a non-executive Chairman or Lead Director with defined responsibilities enhances the effectiveness of the independent directors, improves risk management and oversight, and provides a channel for independent directors to candidly raise issues or concerns for Board consideration.

UTC’s independent directors meet in regularly scheduled private sessions without Management and in additional sessions when requested. In practice, the private sessions occur before or after most Board meetings.

Board Committees

Our Board has four standing committees: Audit, Governance and Public Policy, Compensation and Finance. Except for the Finance Committee (which includes our CEO as a member), each standing committee is composed exclusively of independent directors. Each standing committee has the authority to retain independent advisors to assist in the fulfillment of its responsibilities, to approve the fees paid to those advisors and to terminate their engagements.

All committee charters, which are reviewed by each committee annually, are available on the Corporate Governance section of UTC’s website (see page 16).

AUDIT

2017 Meetings: 7	Edward A. Kangas (Chair) Lloyd J. Austin III Diane M. Bryant Marshall O. Larsen Margaret L. O’Sullivan* Fredric G. Reynolds

• Assist the Board in overseeing the following: the integrity of UTC’s financial statements; the independence, qualifications and performance of UTC’s internal and external auditors; the Company’s compliance with its policies and procedures, internal controls, Code of Ethics, and applicable laws and regulations; and policies and procedures relating to risk assessment and management

• Nominate, for appointment by shareowners, an accounting firm to serve as UTC’s independent auditor and maintain responsibility for compensation, retention and oversight of the auditor

• Pre-approve all auditing services and permitted non-audit services to be performed for UTC by its independent auditor

• Review and approve the appointment and replacement of the senior Internal Audit executive

The Board determined during 2017 that Messrs. Kangas, Larsen and Reynolds each are “audit committee financial experts,” as that term is defined in SEC rules.

* Appointed a member of the Committee effective November 1, 2017.

United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement	17

CORPORATE GOVERNANCE

GOVERNANCE AND PUBLIC POLICY

2017 Meetings: 4	Ellen J. Kullman (Chair) Lloyd J. Austin III Jean-Pierre Garnier Marshall O. Larsen Harold W. McGraw III Margaret L. O’Sullivan* Christine T. Whitman

• Identify and recommend qualified candidates for election to the Board

• Develop and recommend appropriate corporate governance guidelines

• Oversee the design and conduct of the annual self-evaluation of the Board and its committees’ performance

• Recommend appropriate compensation of directors

• Submit to the Board recommendations for committee assignments

• Review and monitor the orientation of new Board members and the continuing education of all directors

• Review and oversee UTC’s positions on significant public issues and corporate social responsibility, including diversity, the environment and safety

COMPENSATION

2017 Meetings: 5	Jean-Pierre Garnier (Chair) John V. Faraci Edward A. Kangas Ellen J. Kullman Harold W. McGraw III Brian C. Rogers

• Review the Company’s executive compensation policies and practices and their associated risks

• Review and approve the design of and set performance goals for the annual bonus and long-term incentive awards for executives

• Evaluate the performance of the Company, the business units and the NEOs relative to the pre-established performance goals set by the Committee for the annual and long-term incentive programs

• Approve compensation levels for ELG members and executive officers

FINANCE

2017 Meetings: 4	John V. Faraci (Chair) Diane M. Bryant Gregory J. Hayes Marshall O. Larsen Fredric G. Reynolds Brian C. Rogers Christine T. Whitman

• Review and make recommendations to the Board on the management of the Company’s financial resources and financial risks

• Consider plans for significant acquisitions and divestitures and their potential financial impact, and monitor progress on pending and completed transactions

• Review significant financing programs in support of business objectives

• Review significant capital appropriations

• Review policies and programs related to: dividends and share repurchases; financing, working and long-term capital requirements; managing exposure to foreign exchange, interest rates and raw material prices; investment of pension assets; and insurance and risk management

* Appointed a member of the Committee effective November 1, 2017.

18	United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement

CORPORATE GOVERNANCE

Director Independence

Under the UTC Corporate Governance Guidelines and the New York Stock Exchange (“NYSE”) listing requirements, a majority of our directors must be independent. The Board has therefore adopted a Director Independence Policy, available on our website (see page 16), to guide the director independence determination, including categories of relationships that the Board has determined would not affect a director’s independence.

Before joining the Board and annually thereafter, each director completes a detailed questionnaire that provides information about relationships that may affect the independence determination or that may otherwise require disclosure. The Governance Committee then completes an assessment considering all known relevant facts and circumstances about any relationship bearing on the independence of a director or nominee. In determining the independence of our directors, the Governance Committee considered sales and purchases of products and services, in the ordinary course of business, between UTC (including its subsidiaries) and other companies, as well as charitable organizations, where nominees are or have been executive officers. In each of the past three years, the annual payments UTC made or received for products and services or UTC’s charitable contributions fell well below the thresholds in our Independence Policy and the NYSE listing requirements (the greater of $1 million or 2% of the other company’s or organization’s total gross revenues).

The Board has determined that each of the nominees for election at the 2018 Annual Meeting, other than Mr. Hayes, qualifies as independent under the Independence Policy and the NYSE requirements. Specifically, none of the nominees, other than Mr. Hayes, has a business, financial, family or other relationship with UTC that is considered to be material under UTC’s Independence Policy.

How We Manage Risk

Our Risk Management Framework

UTC’s enterprise risk management (“ERM”) program and policies conform to the criteria established in the Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in 2013. Under our policies, the president of each major business unit is responsible for identifying and reporting to the Chairman & CEO the risks that could affect the achievement of business goals and strategies, assessing the likelihood and potential impact of significant risks, and prioritizing these risks and the actions to be taken to address them.

The Chairman & CEO, Chief Financial Officer and General Counsel periodically report on UTC’s risk management policies and practices to the relevant Board committees and to the full Board.

The Board’s Role in Risk Management

The full Board is responsible for the oversight of UTC’s risk management process and structure, while the Audit Committee oversees UTC’s overall policies and practices for enterprise risk management. In addition, responsibility for the oversight of specific risk categories is allocated among the Board and its committees as follows:

BOARD RISK OVERSIGHT: AREAS OF RESPONSIBILITY

Full Board of Directors	Audit Committee	Committee on Governance and Public Policy	Compensation Committee	Finance Committee

• Government relations, major strategies and business objectives • Significant risks, such as major litigation and succession planning	• Financial • Operational • Compliance • Reputational • Strategic • Cybersecurity	• Corporate governance • Director candidate review • Conflicts of interest • Director independence • Environment • Safety • Equal employment opportunity • Public policy issues	• Compensation and benefits policies, practices and plans • Senior executive performance assessments • Executive retention	• Capital structure • Financing • Pensions • Capital transactions • Foreign exchange, interest rates and raw material prices

United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement	19

CORPORATE GOVERNANCE

Compensation Risk

The Compensation Committee believes that executive compensation payouts must align with the Company’s financial performance, be earned in a manner consistent with UTC’s Code of Ethics, promote long-term, sustainable value for shareowners, and strike a balance between appropriate levels of financial opportunity and risk. Through UTC’s ERM framework, the Compensation Committee identifies, monitors and mitigates compensation risk in the following ways:

•	Emphasis on Long-Term Performance. Long-term incentives are the cornerstone of UTC’s executive compensation program. Our LTI program incorporates long-term financial performance metrics which align executive and shareowner interests to create sustainable value.

•	Rigorous Share Ownership Requirements. UTC maintains significant share ownership requirements for our senior executives and directors. These requirements are intended to reduce risk by aligning the economic interests of executives and directors with that of our shareowners. A significant stake in future performance discourages the pursuit of short-term opportunities that create excessive risk.

•	Prohibition on Hedging. UTC prohibits directors and executives from entering into short sales of our securities or similar transactions where potential gains are linked to a decline in UTC’s stock price. Moreover, unvested equity awards may not be assigned, traded, transferred or otherwise disposed of for economic benefit.

•	Comprehensive Clawback Policy. UTC maintains a comprehensive policy on recoupment (see page 52 for more details) that applies to both annual and long-term incentive compensation. The policy allows UTC to clawback compensation in a number of circumstances including, but not limited to, financial restatements, compensation earned as a result of financial miscalculations,violations of UTC’s Code of Ethics and violations of post-employment restrictive covenants.

•	Post-Employment Covenants. ELG members may not engage in post-employment activities detrimental to UTC, such as disclosing proprietary information, soliciting UTC employees or engaging in competitive activities.

Public Policy Engagement

UTC’s government relations initiatives are intended to educate and inform officials and the public on a broad range of public policy issues that are important to our businesses. These initiatives are consistent with the interests of UTC’s shareowners, and are not based on the personal agendas of individual directors, officers or employees. The Board is actively engaged in reviewing and monitoring the Company’s government relations activities, including the activities of the United Technologies Corporation Federal Political Action Committee (“UTC PAC”).

UTC does not make political contributions to candidates for federal office. The UTC PAC is nonpartisan and supports candidates for federal office and the national political organizations of both major parties through voluntary giving by individual employees — thus providing employees, regardless of their political affiliations, with a legal and ethical way to speak with a unified voice on issues important to our Company.

UTC does not contribute to candidates for state and local office or to state and local party committees. We also do not make contributions towards communications to the general public that expressly advocate the election or defeat of a clearly identified federal candidate, nor do we provide funding to support or oppose ballot initiatives.

UTC’s federal lobbying activities and expenditures can be reviewed through the reports filed with Congress that can be accessed through our website referenced on page 16. UTC’s state lobbying activities, which are also available on our website, are generally limited to 10 states and involve issues such as building safety and related building codes, economic development, and various business regulation issues.

▼

For the second consecutive year, UTC was recognized as a “Trendsetter” by the nonprofit and nonpartisan Center for Political Accountability (“CPA”) — placing UTC among the 50 companies in the S&P 500 that received the highest scores for the CPA-Zicklin Index for Corporate Political Disclosure and Accountability.

20	United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement

CORPORATE

Responsibility

Corporate Sustainability

UTC has long recognized the value of sustainable practices and since 1992 has implemented sustainability initiatives throughout our organization and value chain. We believe our operations should not compromise the environmental or economic health of future generations, and we have seen firsthand how responsible management practices provide value to our operations, employees, customers, shareowners and the communities where we operate.

We believe that trends in urbanization and population growth will continue to increase demand for more sustainable products and behaviors. Each of UTC’s major businesses is critical to modern life and the continuing development of prosperous economies around the world. As a recognized leader in these sectors, UTC is well-positioned to reduce the impact of urbanization and population growth on the environment. We continually work to reduce the environmental footprint of our manufacturing facilities, while offering our customers the most cutting-edge, sustainable technologies, including:

•	Pratt & Whitney’s Geared Turbofan engine family improves fuel efficiency by 16%, cuts NOx emissions by 50% to the regulatory standard and reduces the noise footprint by 75%.

•	Carrier Transicold & Refrigeration Systems’ cold-chain solutions are used in the preservation of food from origin to point of sale, helping to reduce global food waste and its environmental impact.

•	Carrier’s NaturaLINE unit combines a natural refrigerant with energy-efficient technology to reduce the carbon footprint of marine container refrigeration by 28% when compared to previous Carrier equipment using conventional synthetic refrigerants.

•	Marioff’s HI-FOG water mist systems use up to 90% less water than traditional sprinkler systems.

•	Carrier’s Infinity Controls, combined with its energy-efficient geothermal solutions, can reduce heating and cooling costs by up to 70% when compared to ordinary forced air heating and cooling systems.

•	Otis’ Gen2 machine with ReGen drive is smaller and capable of reducing overall elevator energy consumption by 75% under normal operation when compared to conventional geared machines with non-regenerative drives.
•	Otis’ Gen2 Switch elevator uses less electricity than most household appliances; if the power fails, the Gen2 Switch seamlessly transitions from the grid to battery power and is also able to operate on wind and solar power.

•	UTC Aerospace Systems’ composite actuation components for large commercial aircraft can result in between 30% to 70% weight savings (depending on wingspan length), thereby reducing fuel burn.

•	UTC Aerospace Systems’ 360-degree acoustically smooth inlet nacelle system helps reduce aircraft noise from engines like Pratt & Whitney’s GTF engine.

•	UTC Aerospace Systems’ SmartProbe Air Data System reduces the number of sensors and pneumatic pressure lines, resulting in up to 50% weight savings when compared to traditional systems, thereby reducing fuel burn.

We continually work to reduce the environmental footprint of our manufacturing facilities, while offering our customers the most cutting-edge, sustainable technologies.

Since 1997 we have achieved:

Triple our sales	$$$	33% reduction in our greenhouse gas emissions	62% reduction in water consumption

United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement	21

CORPORATE RESPONSIBILITY

Progress Toward Our 2020 Environmental Sustainability Goals

We set five-year environmental sustainability goals for which we track progress on an annual basis. Our current goals are for the period between 2016 and 2020. We are committed to a targeted reduction in environmental impacts, irrespective of business growth. As a result, we measure our progress towards the attainment of these goals in absolute terms, rather than adjusting for the opening or closing of manufacturing facilities.(1) In 2017, we saw progress in all of our goals:

5-YEAR ENVIRONMENTAL SUSTAINABILITY GOALS(2)

(1)	Consistent with the Greenhouse Gas Protocol, UTC’s goals and targets are adjusted to reflect the impact of acquired companies at the time of acquisition and to remove divested companies from UTC’s measured performance. For example, goals and actual performance were recalibrated in 2013 to account for the Goodrich acquisition and in 2015 to reflect the sale of Sikorsky. UTC’s goals and targets are not adjusted for the opening of new facilities due to organic growth or for the closing of facilities without a divestiture. Actual levels reflect data reported quarterly by UTC sites under common reporting and quality standards. Reported data are reviewed and consolidated by UTC’s Corporate Office. UTC annually submits site energy use and greenhouse gas emissions data to independent review based on International Standards Organization 14064 Part 3 criteria for the validation of greenhouse gas assertions.
(2)	The 2020 goals and progress toward these goals are compared to the following 2015 adjusted baselines: greenhouse gas emissions (2 million mtCO2e), hazardous waste generation (60 million pounds), chlorinated and brominated solvent air chemical emissions (148,000 pounds), water use (1.8 billion gallons) and total industrial waste recycled (75%).

2017 RECOGNITION FOR WORLD CLASS SUSTAINABILITY PRACTICES

Carbon Disclosure Project The Carbon Disclosure Project rated UTC A- for our actions and performance to reduce greenhouse gas emissions and mitigate climate change.

We are committed to a targeted reduction in environmental impacts, regardless of business growth.

22	United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement

CORPORATE RESPONSIBILITY

Corporate Citizenship

UTC takes great pride in building a diverse work environment, supporting lifelong employee learning, and contributing to charitable and community causes. In the same way that we set the highest standards for our business operations, we apply the highest corporate responsibility standards and rigorous performance measurements to these efforts.

UTC’s Commitment to Diversity and Inclusion

We believe that a diverse and inclusive workplace provides us with a competitive advantage and enables us to better meet the needs of a globally diverse market and customer base by encouraging innovative thought, better team performance and quality customer service.

Paradigm for Parity

In 2017, UTC joined the Paradigm for Parity coalition (“P4P”), pledging our commitment to achieving gender parity across all levels of corporate leadership. As part of this pledge, UTC has adopted the P4P five-point roadmap:

Employee Inclusion and Engagement

UTC has 112 Employee Resource Groups (“ERGs”) globally that enhance our workplace culture by supporting recruitment, inclusion, career development and community outreach initiatives for nine diverse groups of employees (African American, Asian American, Employment Disability, Hispanic, Generational, LGBT, Military/Veterans, Women and Professionals).

2017 RECOGNITION FOR DIVERSITY AND INCLUSION

Among Best Places to Work for Latinas For the fifth straight year, UTC was ranked among the top 10 best places to work for Latinas, out of 50 companies honored by Latina Style Magazine.

Among Best Places to Work for LGBTQ Equality

UTC earned the top rating of 100% from the Human Rights Campaign Foundation Corporate Equality Index, along with the distinction of being one of the Best Places to Work for LGBTQ Equality.

Among Best Places to Work for Employment Disability Inclusion

UTC was recognized by the Disability Equality Index (“DEI”), a joint initiative between the U.S. Business Leadership Network and the American Association of People with Disabilities, as a 2017 DEI Best Place to Work.

Among Noteworthy Companies for Diversity Practices

UTC was named a noteworthy company by DiversityInc, an honor that recognizes the top U.S. companies for diversity and inclusion management, with a focus on hiring, retaining and promoting women, minorities, people with disabilities, LGBTQ and veterans.

We believe diversity in the workplace provides us with a competitive advantage.

United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement	23

CORPORATE RESPONSIBILITY

Our Employee Scholar Program

At UTC, we support a culture of lifelong learning in which our employees are encouraged to expand their knowledge and capabilities to maintain their competitive skills in an ever-changing world. We aspire to maintain a highly educated workforce capable of the innovation required of our technology-driven company.

Our Employee Scholar Program has been in place for more than 20 years and has been consistently recognized as one of the world’s most comprehensive employee education programs.

39,300+	$1.3 billion	5,800+	60+
degrees earned	invested	employees participated in 2017	countries with participating employees since 1996

UTC Cares about the Community

UTC focuses its sustainability and corporate responsibility initiatives in three areas: environment, people and communities. Through grants to leading nonprofit organizations and employee volunteerism, we are committed to making the world a better place while building long-term, sustainable value for our shareowners.

In our signature collaborations with The New York Academy of Sciences and the National Geographic Society, we work to advance achievement and thought leadership in science, technology, engineering and math (“STEM”) education, as well as in the study of sustainable cities. With regard to STEM, UTC’s investments enable virtual one-on-one mentoring of students by science and engineering professionals. Our Urban Expeditions initiative with the National Geographic Society produces cutting-edge research and reporting on urbanization megatrends, while also highlighting solutions for the environmental impacts of rapid urban growth.

In 2017, we worked to help those affected by Hurricane Maria in Puerto Rico. The Company provided critical supplies and offered our facilities on the island to distribute meals, showers and other basic needs to our employees. Separately, UTC employees delivered toys and clothing to local orphanages and community centers and traveled to isolated towns to provide disaster relief.

These efforts, along with our support for veterans and military family programs, local educational endeavors, and artistic, historical and cultural initiatives, demonstrate our commitment to our employees and the communities where we do business.

We continue to support leading nonprofit organizations worldwide through grants and employee volunteerism.

24	United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement

COMPENSATION

of Directors

Pay Structure

Annual Retainer

The following chart shows annual retainers for the April 2017 to April 2018 Board cycle for non-employee directors. 40% is payable in cash and the remaining 60% is payable in deferred stock units (“DSUs”). Alternatively, a director may elect to receive 100% of his or her retainer in DSUs.

Role	Cash ($)	Deferred Stock Units ($)	Total ($)
Base Retainer	$120,000	$180,000	$300,000
Incremental Amount Above Base Retainer*
Lead Director	$32,000	$48,000	$80,000
Audit Committee Chair	$16,000	$24,000	$40,000
Audit Committee Member	$12,000	$18,000	$30,000
Compensation Committee Chair	$10,000	$15,000	$25,000
Finance Committee Chair	$10,000	$15,000	$25,000
Committee on Governance and Public Policy Chair	$10,000	$15,000	$25,000

* Directors serving in multiple roles receive incremental compensation for each role.

Directors do not receive additional compensation for attending regularly scheduled Board or committee meetings, but do receive an additional $5,000 for each special meeting attended in person. The directors did not attend any special Board or committee meetings in person during 2017.

Annual retainers are paid each year following the Annual Meeting. New directors joining the Board between the Annual Meeting and the end of September receive 100% of the annual retainer. Directors joining the Board between October and the following April receive 50% of the annual retainer.

After a non-employee director leaves the Board, DSUs are converted into shares of UTC Common Stock either in a lump-sum payment or in 10- or 15-year installments, at the election of the director.

New Director RSU Award

Non-employee directors receive a one-time $100,000 restricted stock unit (“RSU”) award when first elected to the Board. This award vests in equal portions over five years and is distributed in shares of UTC Common Stock upon termination of service. Ms. Bryant and Dr. O’Sullivan received this award in 2017.

Treatment of Dividends

When UTC pays a dividend on Common Stock, each director is credited with additional DSUs and RSUs equal in value to the dividend paid on the corresponding number of shares of UTC Common Stock.

United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement	25

COMPENSATION OF DIRECTORS

2017 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Lloyd J. Austin III	$132,000	$198,000	$8,137	$338,137
Diane M. Bryant(3)	$0	$585,000	$2,820	$587,820
John V. Faraci	$0	$325,000	$25,974	$350,974
Jean-Pierre Garnier	$0	$325,000	$974	$325,974
Edward A. Kangas	$168,000	$252,000	$974	$420,974
Ellen J. Kullman	$0	$325,000	$30,974	$355,974
Marshall O. Larsen	$132,000	$198,000	$1,141	$331,141
Harold W. McGraw III	$120,000	$180,000	$974	$300,974
Margaret L. O’Sullivan(4)	$0	$265,000	$583	$265,583
Fredric G. Reynolds	$132,000	$198,000	$2,820	$332,820
Brian C. Rogers	$0	$300,000	$2,820	$302,820
Christine T. Whitman	$120,000	$180,000	$738	$300,738

(1)	Stock Awards consist of the grant date fair value of DSU and RSU awards credited to the director’s account, including any portion of the annual cash retainer that the director elected to receive as DSUs. The value of DSU and RSU awards has been calculated in accordance with the Compensation—Stock Compensation Topic of the FASB ASC. The assumptions made in the valuation of these awards can be found in Note 12, Employee Benefit Plans, to the Consolidated Financial Statements in Exhibit 13 to UTC’s 2017 Annual Report on Form 10-K. The number of units credited to each director in 2017 was calculated by dividing the value of the award by $116.32, the NYSE closing price per share of UTC Common Stock on April 24, 2017, the date of the 2017 Annual Meeting. Directors who joined the Board following the Annual Meeting received the number of DSUs and RSUs based on the NYSE closing price of UTC Common Stock on the date of his or her appointment. Since DSU awards vest on the grant date, but are not distributed until the director leaves the Board, the only unvested units as of December 31, 2017, are the following unvested portions of the new director RSU awards: L. Austin III, 750 units; D. Bryant, 722 units; M. O’Sullivan, 833 units; F. Reynolds, 628 units; and B. Rogers, 628 units. The aggregate number of shares subject to awards outstanding as of December 31, 2017, for each Director can be found in the table on Share Ownership on page 27.
(2)	Amounts in this column include matching contributions made to eligible universities, colleges and certain other eligible nonprofit organizations under the Company’s matching gift program that covers non-employee directors as well as company employees. The Company’s matching gifts in 2017 were as follows: L. Austin III, $5,000; J. Faraci, $25,000; and E. Kullman, $30,000.
(3)	Ms. Bryant was elected to the Board of Directors effective January 1, 2017. In accordance with the UTC Board’s annual retainer policy, she received 50% of the annual retainer for the April 2016 to April 2017 Board cycle, 100% of the annual retainer for the April 2017 to April 2018 Board cycle, and the new director RSU award.
(4)	Dr. O’Sullivan was elected to the Board effective November 1, 2017. In accordance with the UTC Board’s annual retainer policy, she received 50% of the annual retainer for the April 2017 to April 2018 Board cycle, and the new director RSU award.

26	United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement

SHARE

Ownership

Share Ownership Requirements

Our robust share ownership requirements promote and strengthen the alignment of interests between our non-employee directors, management and shareowners. These requirements are:

6x	5x	4x	3x
base salary for the Chairman & CEO	annual base cash retainer for independent directors	base salary for the CFO and business unit presidents	base salary for other ELG members

As previously discussed on page 5, the Compensation Committee increased the share ownership requirements for the CFO and business unit presidents during 2017 from 3x to 4x base salary. The Committee made this change because it recognizes the importance of shareowner alignment for these particular roles.

Non-employee directors must achieve the required ownership level within five years of joining the Board. For ELG members (including the NEOs), the applicable ownership levels must be achieved within five years of their appointment to the ELG. The sale of UTC shares is prohibited if ownership requirements are not met after the five-year period. All directors and NEOs currently comply with their ownership requirement or are on track to meet the requirement within the five-year period.

Share Ownership Information for Directors and Officers

The following table shows the number of shares of Common Stock beneficially owned as of March 2, 2018, by our current directors, NEOs, and our directors and current executive officers as a group. None of these individuals, or the group as a whole, beneficially owned more than 1% of UTC’s shares outstanding as of that date. Each person listed in the following table had sole voting and investment power of the shares shown, except as noted in the footnotes below.

Directors and Executive Officers	SARs Exercisable within 60 days(1)	RSUs Convertible to Shares within 60 days(2)	DSUs Convertible to Shares within 60 days(2)	Total Shares Beneficially Owned(3)
L. Austin III	—	215	3,353	3,568
D. Bryant	—	202	4,319	4,521
J. Faraci	—	2,301	47,219	49,520
J. Garnier	—	—	81,965	100,075
D. Gitlin	32,502	—	—	46,072	(4)
G. Hayes	188,787	—	—	312,387	(5)
A. Johri	51,007	—	—	90,235
E. Kangas	—	2,589	37,113	39,702
E. Kullman	—	1,494	16,498	17,992
M. Larsen	—	1,434	15,010	21,876	(4)
R. Leduc	28,332	—	—	83,652
R. McDonough	69,306	—	—	89,918
H. McGraw III	—	3,073	49,560	56,238
M. O’Sullivan	—	4	1,381	1,385
F. Reynolds	—	471	4,608	18,304
B. Rogers	—	471	6,939	12,410	(4)
C. Whitman	—	3,072	33,824	43,746
Directors & Executive Officers as a group (23 in total)(6)(7)(8)	598,228	15,326	301,789	1,340,750

(1)	For the executive officers, includes the net number of shares of Common Stock issuable upon exercise of vested SARs. Following vesting, each SAR is exercisable for a number of shares of Common Stock having a value equal to the increase in value of a share of Common Stock from the date the SAR was granted through the date of exercise. For purposes of this table, the net number of shares of Common Stock issuable upon exercise has been calculated using the NYSE closing price of UTC Common Stock on the last trading day of 2017 of $127.57 per share.

United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement	27

SHARE OWNERSHIP

(2)	For directors, RSUs and DSUs are settled upon resignation or retirement from the Board.
(3)	The share amounts include stock units credited to the account of the executive officer under the UTC Savings Restoration Plan (“SRP”) that are attributable to Company contributions to match 60% of the officer’s payroll contributions and which are settled in shares of UTC Common Stock following retirement or separation of employment. As of March 2, 2018, the following executive officers held stock units in their SRP account: D. Gitlin, 2,118 units; G. Hayes, 7,388 units; A. Johri, 1,388 units; and R. Leduc, 1,392 units; and the current executive officers as a group held 27,571 units. In addition, the share amounts in this column reflect the shares in which the listed person or the members of the group had the right to acquire beneficial ownership at any time within 60 days after March 2, 2018, by exercising SARs and, in the case of non-employee directors, upon the settlement of RSUs or DSUs as a result of their resignation or retirement from the Board.
(4)	Includes the following: 8,742 shares, 5,432 shares, and 5,000 shares of Common Stock for which the spouses of D. Gitlin, M. Larsen and B. Rogers, respectively, share voting and investment power.
(5)	Includes 2,154 shares of Common Stock for which the spouse of G. Hayes holds voting and investment power.
(6)	Consists of holdings of those directors and executive officers who serve in such positions as of March 2, 2018. A complete list of UTC’s executive officers is included in the Company’s Annual Report on Form 10-K for 2017.
(7)	Includes 11,329 shares of Common Stock for which the spouse of an executive officer who is not an NEO shares voting and investment power.
(8)	Includes 1,546 shares of Common Stock for which the spouse of an executive officer who is not an NEO holds voting and investment power.

Certain Beneficial Owners

The following table shows all holders known to UTC to be beneficial owners of more than 5% of the outstanding shares of Common Stock as of December 31, 2017.

Name and Address	Shares	Percent of Class
State Street Corporation(1)	90,109,040	11.28%
State Street Financial Center
One Lincoln Street
Boston, MA 02111
The Vanguard Group(2)	57,346,994	7.18%
100 Vanguard Boulevard
Malvern, PA 19355
BlackRock, Inc.(3)	46,850,302	5.9%
55 East 52nd Street
New York, NY 10055

(1)	State Street Corporation reported in an SEC filing that, as of December 31, 2017, it held sole voting power with respect to zero shares of Common Stock, shared voting power with respect to 90,109,040 shares of Common Stock, sole dispositive power with respect to zero shares of Common Stock, and shared dispositive power with respect to 90,109,040 shares of Common Stock. State Street Corporation also reported that its wholly-owned subsidiary, State Street Bank and Trust Company, is the trustee for the UTC Common Stock in the UTC Employee Savings Plan Master Trust, which beneficially owns 6.49% of Common Stock of UTC, and that in this capacity State Street Bank and Trust Company has dispositive power and voting power over the shares in certain circumstances.

(2)	The Vanguard Group reported in an SEC filing that, as of December 31, 2017, it held sole voting power with respect to 1,047,328 shares of Common Stock, shared voting power with respect to 168,161 shares of Common Stock, sole dispositive power with respect to 56,159,799 shares of Common Stock, and shared dispositive power with respect to 1,187,195 shares of Common Stock.

(3)	BlackRock, Inc. reported in an SEC filing that, as of December 31, 2017, it held sole voting power with respect to 40,753,090 shares of Common Stock and sole dispositive power with respect to 46,850,302 shares of Common Stock.

28	United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement

PROPOSAL 2

Advisory Vote

TO APPROVE EXECUTIVE COMPENSATION

Each year we ask shareowners to approve, on an advisory basis, the compensation of UTC’s Named Executive Officers (“NEOs”). We encourage you, before voting, to read and consider the Compensation Discussion and Analysis on pages 30-52, along with the compensation tables on pages 54-65.

How is Shareowner Feedback Considered?

Although your vote is advisory, UTC values and carefully considers shareowner opinions when making executive compensation decisions. Over the years, shareowner input has substantially contributed to our executive compensation program’s Guiding Principles, which can be found on page 31 of this Proxy Statement. Since our last Annual Meeting, we engaged in discussions with investors holding more than 340 million shares of UTC stock on compensation matters. The Compensation Committee uses this feedback in its annual evaluation and management of our program. Shareowner feedback is also reflected in our description of our compensation program in this Proxy Statement in order to enhance its clarity and transparency for our investors.

Why Should I Vote FOR This Proposal?

Our executive compensation program is structured to advance its fundamental objective: aligning our executives’ compensation with the long-term interests of UTC shareowners. We design our program to reward financial performance and effective strategic leadership, key elements in building sustainable shareowner value. The performance metrics used in our incentive plans align with shareowner interests by correlating the timing and amount of actual payouts to our short-, medium- and long-term performance. Compensation opportunities are structured to reward the appropriate balance of financial, strategic and operational business results, and to require ethical and responsible conduct in pursuit of these goals. The Board and its Compensation Committee believe that UTC’s executive compensation program has effectively aligned pay with performance, while facilitating the retention of highly talented executives who are critical to our long-term success.

Accordingly, the Board recommends that shareowners vote FOR the following resolution:

“RESOLVED, that the compensation of UTC’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and related information provided in this Proxy Statement, is hereby APPROVED on an advisory basis.”

As a matter of law, the approval or disapproval of this Proposal 2 may not be construed as overruling any decision by UTC or the Board, or as imposing any duty or obligation on UTC, the Board or any individual director.

The Board of Directors recommends a vote FOR this proposal.	FOR

United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement	29

COMPENSATION

Discussion and Analysis

2017 NAMED EXECUTIVE OFFICERS

GREGORY J. HAYES	ROBERT J. MCDONOUGH
Chairman & CEO	President, UTC Climate, Controls & Security (“CCS”)

AKHIL JOHRI	ROBERT F. LEDUC
Executive Vice President & Chief Financial Officer	President, Pratt & Whitney

DAVID L. GITLIN
President, UTC Aerospace Systems (“UTAS”)

In this section, we discuss our compensation philosophy, and describe our executive compensation program and how it is structured to advance our fundamental objective of aligning our executives’ compensation with the long-term interests of UTC shareowners. We explain how the Compensation Committee of the Board (the “Committee”) determines compensation for the members of our Executive Leadership Group (“ELG”), including the NEOs listed above. This discussion also explains the Committee’s rationale for specific 2017 pay decisions.

Executive Summary

Investor Engagement

2017 SHAREOWNER OUTREACH EFFORTS

We actively seek and highly value feedback from shareowners and their advisors. The Committee annually considers this feedback, along with factors such as external market data and staff and consultant recommendations, in its ongoing assessment of the effectiveness of our program.

RESPONSE TO 2017 SAY-ON-PAY VOTE

Each year we consider the results of our advisory vote on executive compensation (“Say-on-Pay”) from the prior year. In 2017, 97% of the votes cast (excluding abstentions and broker non-votes) voted in favor of the Committee’s 2016 executive compensation decisions, a result that slightly exceeded the 96% favorable vote we received in 2016. We interpreted this result, along with our positive five-year voting trend, as an endorsement of our compensation program’s design and direction.

2017 SHAREOWNER FEEDBACK

This past year, shareowners also expressed support for our recent executive compensation program changes, which are discussed in detail in this Proxy Summary on page 5.

30	United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Our Executive Compensation Philosophy

The Committee believes there must be a meaningful link between the compensation paid to our executives and our goal of long-term, sustainable growth for our shareowners. This core philosophy is embedded in the following principles, which guide all aspects of our compensation program:

UTC’S GUIDING PRINCIPLES FOR EXECUTIVE COMPENSATION

Competitiveness	Long-Term Focus	Balance
Total compensation should be sufficiently competitive to attract, retain and motivate a leadership team capable of maximizing UTC’s performance. Each element should be benchmarked relative to peers.	For our most senior executives, long-term, stock-based compensation opportunities should significantly outweigh short-term, cash-based opportunities. Annual objectives should complement sustainable, long-term performance.	The portion of total compensation contingent on performance should increase with an executive’s level of responsibility. Annual and long-term incentive opportunities should reward the appropriate balance of short-, medium- and long-term financial, strategic and operational business results.

Pay-for-Performance	Responsibility	Shareowner Alignment
A substantial portion of compensation should be variable, contingent and directly linked to individual, company and business unit performance.	A complete commitment to ethical and corporate responsibility is a fundamental principle incorporated into all aspects of our compensation program. Compensation should take into account each executive’s responsibility to act at all times in accordance with our Code of Ethics and our environmental, health and safety objectives. Financial, strategic and operational performance must not compromise these values.	The financial interests of executives should be aligned with the long-term interests of our shareowners through stock-based compensation and performance metrics that correlate with long-term shareowner value.

Principal Components of Compensation

The following table summarizes the principal components of our executive compensation program for 2017. The Committee structures these elements to promote and reward superior financial performance through a variety of performance metrics and time horizons. For additional details on each of these components refer to pages 37-41.

Time Horizon
Pay Component	(in years)	Performance	Purpose
Base Salary	■	Individual achievement	Attract and retain
Annual Bonus	■	Earnings
		Free cash flow to net income ratio*	Drive near-term performance goals
Individual achievement
Performance Share Units	■■■	Adjusted earnings per share
		Return on invested capital	Drive medium-term performance goals
Total shareowner return vs. S&P 500
Share price appreciation
Restricted Stock Units	■■■	Share price appreciation	Retention
Stock Appreciation Rights	■■■■■■■■■■	Share price appreciation	Drive long-term share price appreciation

*The Committee changed the cash flow metric beginning with the 2018 annual bonus program to an absolute free cash flow goal, as described on page 5.

United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement	31

COMPENSATION DISCUSSION AND ANALYSIS

2017 Performance

Our senior leadership team continued its focus on our key priorities — innovation, cost reduction, execution and disciplined capital allocation. The following 2017 accomplishments reflect our commitment to these priorities, which we believe drive long-term, sustainable growth.

FINANCIAL ACCOMPLISHMENTS*

In 2017, we met or exceeded all of the key financial targets we communicated to investors for the year, including achieving diluted EPS of $5.70 (GAAP) and $6.65 (non-GAAP). Sales increased by 5%, which included organic sales growth of 4% —our best performance since 2014. We also generated $5.6 billion of cash flow from continuing operations and free cash flow of $3.6 billion, while returning $3.5 billion to shareowners through a combination of dividends and share buybacks and contributing $1.9 billion to fully fund our qualified U.S. pension plans (as of December 31, 2017).

GAAP FINANCIAL MEASURES*	NON-GAAP FINANCIAL MEASURES*
NET SALES (in billions)	ADJUSTED NET SALES (in billions)

DILUTED EPS ($ per share)	ADJUSTED DILUTED EPS ($ per share)

CASH FLOW FROM OPERATIONS (in billions)	FREE CASH FLOW (in billions)

NET INCOME (in billions)	ADJUSTED NET INCOME (in billions)

*Please refer to Appendix A on pages 90-91 for additional information regarding these GAAP and non-GAAP financial measures.

32	United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

DIVIDENDS PAID (PER COMMON SHARE)

81st	$3.5 billion	3.8% increase	19% TSR
consecutive year we paid dividends to shareowners	paid in 2017 to investors through dividends and share buybacks	in dividends per share paid to shareowners	delivered to our shareowners during 2017

SHAREOWNER VALUE

Our executive compensation program is designed to drive long-term shareowner value and incentivize strategic investments and operational decisions that contribute to long-term growth in earnings and total shareowner return. In the three years since Mr. Hayes became CEO, UTC has made substantial investments in each of our business units. For example, we brought the Pratt & Whitney GTF engine to market and are shipping an increasing number of engines to our customers. We are building the world’s premier aerospace systems business through a combination of mergers and acquisitions and steady organic growth. We are investing in new digital technologies for Otis products and aftermarket services. CCS has launched a wide array of innovative new products that promote safer, smarter and more sustainable buildings. Our long-term business investments are paying off.

We believe there is a solid foundation in place for years of strong earnings growth across UTC’s businesses and, as a result, investor sentiment and TSR continue to improve. This can be seen in UTC’s 19% TSR performance in 2017, even during the heavy investment cycle of the last several years. The following chart illustrates UTC’s TSR compared to our Compensation Peer Group (“CPG”) and other major market indices over varying time periods.

TOTAL SHAREOWNER RETURN: UTC COMPARISONS*

*	TSR values are provided by S&P Capital IQ and are calculated on an annualized basis as of December 29, 2017. The CPG composite returns are determined by calculating the TSR for each peer company, then a weighted average is applied based on each company’s market capitalization at the beginning of the measurement period.

STRATEGIC ACCOMPLISHMENTS

Rockwell Collins Acquisition. In 2017, we reached a definitive agreement to acquire Rockwell Collins for $30 billion (including $7 billion in assumed net debt). We believe that the combined businesses — which have highly complementary capabilities — will better position UTC to deliver more innovative products and services, compete more effectively for future business, and provide greater value to our customers and shareowners.

United Technologies Digital Accelerator. Another milestone in 2017 was the launch of the UT Digital Accelerator in Brooklyn, New York, where our business and technology talent collaborate to expand the digital capabilities that we believe will enhance our products, improve our services and unlock efficiencies. To best utilize advanced digital capabilities, we have

United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement	33

COMPENSATION DISCUSSION AND ANALYSIS

selected several initiatives in areas critical to our business success: customer experience, service transformation, asset intelligence and smart factories. These initiatives will enable us to rapidly expand new product experiences so we can meet the demands of the fast-paced, technology-driven economy with greater agility and flexibility.

How 2017 Performance Affected Incentive Payouts

UTC(1)	Threshold	Target	Maximum	Actual	Payout Factor
2017 Annual Bonus(2)
Earnings (net income)	$4.6 billion	$5.1 billion	$5.6 billion	$5.3 billion	138%
Free Cash Flow to Net Income Ratio	50%	90%	150%	99%(3)	115%
Committee Approved UTC Financial Performance Factor					122%(4)
2015-2017 Performance Share Units
EPS Growth	3%	6%	9%	1%	0%
TSR vs. S&P 500	37.5th	50th	75th	39.2nd	57%
Committee Approved Payout Factor					28%

(1)	Performance goals and results are based on non-GAAP financial measures.
(2)	Reflects annual bonus goals and results for the UTC financial performance factor. Refer to pages 38-39 for more details.
(3)	The free cash flow to net income ratio of 99% that was used for annual bonus purposes was adjusted for certain non-recurring items, as discussed in more detail on page 39.
(4)	The Committee used its discretion and reduced the calculated payout factor from 129% to 122%. For more details on how UTC’s financial results are adjusted for incentive plan purposes, refer to page 39.

How We Make Pay Decisions and Assess Our Programs

WHO DOES WHAT

Compensation Committee

Oversees our programs

•  Sets financial, strategic and operational goals and objectives for the Company, the business units and the CEO.

•  Sets performance goals for the annual and long-term incentive programs.

•  Assesses Company, business unit and NEOs’ performance relative to the pre-established goals and objectives set for the year.

•  Approves CEO pay adjustments.

•  Reviews the CEO’s recommendations for each ELG member’s and executive officer’s pay and makes adjustments it deems appropriate.

•  Evaluates the competitiveness of each ELG member’s and executive officer’s total compensation package.

•  Approves all executive compensation program design changes, including severance, change-in-control and supplemental benefit arrangements.

•  Considers input from UTC’s shareowners regarding executive compensation decisions and policies.

•  All decisions are subject to review by the other independent directors.

CEO

Provides selective input to the Committee

•  Considers the performance of each ELG member, his or her business unit and/or function, market benchmarks and retention risk when determining pay recommendations.

•  Presents the Committee with recommendations for each principal element of compensation for ELG members (including each of the NEOs).

•  Does not have any role in the Committee’s determination of his own compensation.

Management and Consultant

Provides insight and assistance

The Executive Vice President & Chief Human Resources Officer, along with UTC’s Human Resources staff and the independent compensation consultant, provide insights on program design and compensation market data to assist the Committee with its decisions. Management also has been delegated oversight responsibility of executive compensation plan administration.

Shareowners

Provide feedback on our programs

In assessing our programs each year, the Committee reviews the feedback received from shareowners. This feedback, along with other factors, helps the Committee in its decisions and its ongoing assessment of the effectiveness of our program.

34	United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Role of Independent Compensation Consultant

The Compensation Committee retained Pearl Meyer & Partners (“Pearl Meyer”) to serve as its executive compensation consultant for 2017. Pearl Meyer may make recommendations on the form and amount of compensation, but the Committee makes all decisions regarding the compensation of our NEOs and other ELG members.

During 2017, Pearl Meyer advised the Committee on a variety of subjects, including compensation plan design and trends, pay-for-performance analytics, benchmarking data and related matters. Pearl Meyer reports directly to the Committee, participates in meetings as requested and communicates with the Committee Chair between meetings as necessary. A Pearl Meyer representative attended five meetings in 2017.

Prior to engaging Pearl Meyer, the Committee reviewed the firm’s qualifications, independence and any potential conflicts of interest. Pearl Meyer does not perform other services for or receive other fees from UTC (except for an incidental amount of $8,400 in 2017 for participation in certain business surveys). The Committee therefore determined that Pearl Meyer qualified as an independent consultant. The Committee has the sole authority to modify or approve Pearl Meyer’s compensation, determine the nature and scope of its services, evaluate its performance, terminate the engagement, and hire a replacement or additional consultant at any time.

The Committee also uses market data from other compensation consulting firms for benchmarking and other purposes. However, this benchmark data is generally available broadly to these firms’ other consulting clients. No other consulting firm made recommendations to the Committee or management on peer group composition or on the form, amount or design of executive compensation in 2017.

Our Compensation Peer Group

How We Use Peer Group Data. We compare our executive compensation program to those at the 23 companies that make up our Compensation Peer Group (“CPG”). Data from a broader range of companies, including the Fortune 100, are used for insight into general compensation trends and to supplement CPG data when necessary and appropriate. To maintain a sufficiently competitive executive compensation program, the Committee believes the target value of each principal element of compensation should approximate the market median of the companies UTC views as competitors for executive talent. The Committee annually evaluates each compensation element relative to the market for each ELG member’s role and makes adjustments as necessary. However, individual compensation may vary from market median benchmarks based on the Committee’s assessment of Company, business unit/function and individual performance, job scope, retention risk, tenure and other factors that it determines to be relevant to its evaluation.

How Our Compensation Peer Group is Constructed. The CPG’s composition reflects a mix of both industry and non-industry peers that the Committee views as competitors for senior executive talent. Like UTC, 12 of these 23 companies are Dow Jones Industrial Average components. In determining the most appropriate peer group composition, the Committee considers factors such as revenue, market capitalization, global scope of operations, manufacturing footprint, research and development activities, and diversified product portfolios. In its 2017 review, the Committee made no adjustments to the CPG. However, two of the CPG companies (DuPont and Dow Chemical) merged into one company during the year, reducing the number of CPG companies from 24 to 23. The Committee believes the companies in the CPG provide a relevant comparison based on their similarity to UTC in size and operational complexity. The CPG is constructed to serve the specific purpose of benchmarking executive compensation. For this reason, we do not use the relative financial performance of the CPG as a performance metric in our incentive compensation programs.

United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement	35

COMPENSATION DISCUSSION AND ANALYSIS

OUR COMPENSATION PEER GROUP

Companies in Blue represent Dow Jones Industrial Average components.

Aerospace & Defense Boeing General Dynamics Lockheed Martin Northrop Grumman Raytheon	Equipment & Machinery 3M Caterpillar Deere Eaton Emerson Electric Johnson Controls	Technology/ Communications AT&T Cisco IBM Verizon	Consumer Packaged Goods Johnson & Johnson Procter & Gamble	Oil & Gas Chevron

Chemicals DowDuPont	Diversified Industrials General Electric Honeywell	Automotive General Motors	Pharmaceuticals Pfizer

PEER GROUP DATA*

		Market
	Net Sales	Capitalization
	(in billions)	(in billions)	Employees
25th Percentile	$30.2	$56.2	80,259
50th Percentile	$48.0	$140.0	98,200
75th Percentile	$93.4	$202.8	128,500
UTC	$59.8	$101.9	204,651
UTC Rank	59th	43rd	96th

*	Peer company data is provided by S&P Capital IQ. Net sales and employee data reflect the most recent publicly available information (as of February 19, 2018). Net sales are based on continuing operations, as reported, in accordance with U.S. GAAP financial reporting standards. Market capitalization for peer companies is calculated based on shares outstanding as of December 31, 2017.

Timeline For Compensation Decisions

The Committee followed the process below to make 2017 annual pay decisions for each of the principal components of compensation:

February 2017	April 2017	December 2017	January 2, 2018	February 2018	1st Quarter of 2018

2017 base salary adjustments were approved	2017 base salary adjustments took effect	Review of preliminary Company/business unit/individual performance	2018 LTI awards granted	Review of final 2017 Company/ business unit/individual performance	Payment of 2017 annual bonuses

		2018 LTI award levels were approved		Financial performance factors and individual payout levels for annual bonuses were approved

36	United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Our Principal Elements of Compensation

Base Salary

To attract and retain talented and qualified executives, we provide competitive base salaries, which we target at the market median. Each year, the Committee reviews the CEO’s recommendations for base salary adjustments for ELG members relative to peer market data for similar roles. The Committee has complete discretion to modify or approve the CEO’s recommendations. The CEO has no involvement in the Committee’s determination of his base salary. Actual salaries may vary from market medians based on factors such as job scope and responsibilities, experience, tenure, individual performance, retention risk and internal pay equity.

Annual Bonus

OUR OBJECTIVES

The Committee believes its methodology for determining annual bonus awards accomplishes the following objectives:

•	Sets financial performance goals that are consistent with the Committee’s assessment of the opportunities and risks for the upcoming year, as communicated to investors.

•	Establishes challenging but achievable performance goals for our executives.
•	Provides incentive opportunities that are market competitive.

•	Allows the Committee to make discretionary adjustments if it determines that actual performance does not fully align with its assessment of overall performance.

ANNUAL BONUS TARGETS

The Committee approves annual bonus target levels based on relevant market data for each ELG member’s role. Target levels are expressed as a percentage of an executive’s base salary and generally approximate the market median. The 2017 annual bonus targets for each NEO are shown below:

NEO	ANNUAL BONUS TARGET

Gregory Hayes	175%
Akhil Johri	100%
David Gitlin	100%
Robert McDonough	100%
Robert Leduc	100%

SETTING FINANCIAL PERFORMANCE METRICS AND GOALS FOR 2017

For 2017, the Committee established annual performance goals for two financial metrics: earnings and the ratio of free cash flow to net income (“FCF/NI”) at threshold, target and maximum goal levels. Performance relative to these pre-established goals determines the financial performance factors for UTC and each business unit.

The charts below show the weighting of each financial metric. UTC’s financial performance factor determines the annual bonus pool for Corporate Office executives, while a blend of the UTC factor and business unit-specific financial performance factors are used to determine the pool for business unit executives.

UTC FINANCIAL PERFORMANCE FACTOR	BUSINESS UNIT FINANCIAL PERFORMANCE FACTORS

United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement	37

COMPENSATION DISCUSSION AND ANALYSIS

BACKGROUND ON FINANCIAL PERFORMANCE METRICS AND GOALS

	UTC Earnings	UTC FCF/NI	Business Unit Earnings	Business Unit FCF/NI
How are performance metrics defined for annual bonus purposes?	Adjusted net income(1)	UTC FCF/NI ratio(1)	Growth in adjusted earnings before interest and taxes (“EBIT”) at constant currency(1)	Business unit FCF/NI ratio(1)
Why has the Committee selected these metrics?	The Committee believes that adjusted net income is an appropriate UTC-wide goal because it includes the impact of items such as tax, interest and foreign exchange fluctuations, which are managed at the Corporate level and thus relevant to assessing UTC’s overall performance.	The Committee believes that cash flow performance is a relevant measure of the overall quality and sustainability of earnings.	The Committee believes operating earnings growth, exclusive of tax, interest and foreign exchange exposure, should be the focus of business unit performance.	The Committee believes that cash flow performance is a relevant measure of the overall quality and sustainability of earnings.
Why does the Company use adjusted(2) financial performance goals for annual bonus purposes?	The Committee believes annual bonuses should not be positively or negatively impacted by short-term decisions made in the best interest of UTC’s long-term business strategies. Making such adjustments encourages decision-making that considers long-term value creation that does not conflict with short-term incentive metrics. In addition, we communicate adjusted financial goals to our investors; therefore, using adjusted financial goals align short-term compensation opportunities directly with investor expectations.
How does the Committee set performance goals?	An adjusted net income goal is set to correspond to the expected EPS range communicated to investors for the year.	The UTC FCF/NI goal is set to align with the performance expectations communicated to investors for the year.	Adjusted EBIT goals contribute to the overall net income goal set for the Corporation and reflect each business unit’s anticipated opportunities and challenges for the upcoming year.	FCF/NI goals are set to contribute to the UTC FCF/NI goal and to align with each business unit’s strategic business plan for the year.
What goals did the Committee set for 2017?	$5.1 billion adjusted net income goal was approved by the Committee. This amount corresponds to an adjusted EPS of $6.50 and falls within the EPS range communicated to investors for the year.	90% FCF/NI ratio goal.	Business unit adjusted EBIT goals ranged from -12% to 6%.	Business unit FCF/NI ratio goals ranged from 85% to 105%.

(1)	Refer to Appendix B on page 92 for a detailed definition on how we calculate earnings and FCF/NI for the purposes of determining the UTC and business unit financial performance factors.

(2)	See Appendix A on pages 90-91 for details on non-GAAP financial measures.

PAYOUT RANGES

Payouts begin at 50% of target (for threshold-level performance) and are capped at 200% (for maximum-level performance). There are no payouts for below threshold-level performance and at no point can the Committee approve payouts above 200% of target.

UTC Earnings Goal	Threshold	Target	Maximum
Net Income (as a % of target)	90%*	100%*	110%*
Payout (as a % of target)	50%	100%	200%

UTC FCF/NI Goal	Threshold	Target	Maximum
FCF/NI Ratio	50%	90%	150%
Payout (as a % of target)	50%	100%	200%

*	Earnings goals are set based on dollar values, rather than as a percentage of target as shown. Threshold and maximum performance levels (as a percent of target) for the business units may vary slightly from those set for the UTC financial performance factor.

38	United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

HOW 2017 FINANCIAL PERFORMANCE RESULTS LED TO THE FINANCIAL PERFORMANCE FACTORS

	UTC Earnings	UTC FCF/NI	Business Unit Earnings	Business Units FCF/NI
What were the 2017 financial results used to determine the financial performance factors?	Adjusted 2017 net income was $5.3 billion.	UTC’s free cash flow was 79% of net income, which was adjusted to 99% for annual bonus purposes to exclude a significant pension contribution, tax items, and other gains and losses unrelated to operational performance.	Adjusted business unit EBIT ranged from -9% to 4%.	FCF/NI results for the business units ranged from 94% to 125%.
What were the payout factors for each metric?	138% of target.	115% of target.	Ranged from 75% to 123% of target.	Ranged from 95% to 161% of target.
What were the calculated financial performance factors?	The weighted earnings and FCF/NI payout factors resulted in a blended UTC financial performance factor of 129% of target.		After incorporating the UTC factor, the weighted earnings and FCF/NI payout factors resulted in blended financial performance factors for the business units ranging from 102% to 135% of target.
Did the Committee make any adjustments to the calculated financial performance factors?	The Committee reduced the calculated UTC financial performance factor from 129% to 122% of target, to account for an unfavorable customer contract adjustment that it deemed relevant to assessing the overall performance of the Company. See “Committee’s Use of Discretion in Annual Bonus Awards” below for more details.		The Committee reduced some of the business units’ calculated financial performance factors to account for items it deemed relevant to assessing overall performance, such as adverse contract adjustments and product recalls. After these adjustments, the business unit factors ranged from 98% to 114% of target. See “Committee’s Use of Discretion in Annual Bonus Awards” below for more details.

POOL DETERMINATION

Annual bonus pools are calculated by multiplying each executive’s annual bonus target value (base salary x target bonus percentage) by the final UTC or business unit financial performance factor, as applicable. These amounts are aggregated to determine award pools for Corporate Office executives and each business unit and are subsequently allocated among eligible executives based on individual performance.

INDIVIDUAL PERFORMANCE

Our NEOs begin the year with individual financial, strategic and operational objectives. Based on the CEO’s assessment of each NEO’s performance, he may recommend that the Committee make a discretionary adjustment to increase or decrease the annual bonus calculated using the applicable financial performance factor. The Committee considers these recommendations and makes adjustments as it deems appropriate. Mr. Hayes has no role in the Committee’s determination of his own annual bonus.

COMMITTEE’S USE OF DISCRETION IN ANNUAL BONUS AWARDS

As previously discussed, the annual bonus program is designed to closely align individual payouts with performance relative to pre-established goals. However, the Committee retains the authority to make upward or downward adjustments if it determines that Company, business unit and/or individual performance measured by the metrics do not accurately reflect the overall quality of performance for the year. Although the achievement of financial performance goals remains the primary basis for determining actual annual bonus amounts, the Committee has made positive and negative discretionary adjustments in the past to both financial performance factors and as a result of individual performance. Examples of situations that could result in discretionary adjustment include:

•	Material, unforeseen circumstances beyond Management’s control that affected financial performance results relative to the established goals or certain non-recurring charges or credits unrelated to operating performance;

•	Tax or accounting rule adjustments that positively or negatively impact performance;
•	Changes to the Company’s capital structure;

•	An executive’s performance relative to specific individual objectives; or

•	An executive’s failure to adhere to UTC’s Code of Ethics, Enterprise Risk Management program or other Company policies.

United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement	39

COMPENSATION DISCUSSION AND ANALYSIS

Long-Term Incentive Awards

Each year the Committee reviews the design of our LTI awards to ensure consistency with our program’s fundamental objectives of aligning the interests of executives and shareowners while attracting and retaining talented senior leaders. LTI awards are subject to three-year, service-based (and in some cases performance-based) vesting requirements, with limited exceptions for death, disability, retirement, change-in-control and certain qualifying involuntary terminations.

TYPES OF LTI VEHICLES

As discussed on page 5, the Committee added RSUs to the NEOs’ LTI mix for 2017 to enhance the retentive value and to better align our program with market norms. NEOs received their 2017 award in the LTI vehicles shown in the chart below.

NEO LTI MIX

The number of PSUs, SARs and RSUs awarded to each NEO is based on a total award value approved by the Committee. The Committee may also, from time to time, approve special equity grants for purposes such as recruitment, retention and recognition, or to drive the achievement of specific strategic performance goals. These special grants may be in the form of PSUs, SARs, RSUs, restricted stock or performance-based SARs. In 2017, the Committee granted Mr. Gitlin a special retention RSU award reflecting his increasing leadership demands and integration challenges in connection with the announced acquisition of Rockwell Collins.

PERFORMANCE SHARE UNITS

PSUs vest at the end of a three-year performance period if, and to the extent that, the Company achieves performance goals established by the Committee. Each PSU converts into one share of Common Stock upon vesting. Unvested PSUs do not earn dividend equivalents. PSUs are designed to deliver market median compensation at target levels of performance. Below- or above-target performance levels will result in variations from market median payouts.

Performance Metrics and Goals for the 2017-2019 PSUs. PSUs granted in 2017 will vest based on UTC’s performance relative to the performance goals described below over a three-year performance period. Vesting is calculated separately for each metric.

EARNINGS PER SHARE GROWTH (“EPS”)

EPS Growth (weighted 35%)

•	Three-year EPS compound annual growth rate goal was set at 3%.

•	Aligns with our mid-range strategic business plan.

•	Reflects what the Committee believes is a challenging yet attainable target.

RETURN ON INVESTED CAPITAL (“ROIC”)

Return on Invested Capital (weighted 35%)

•	ROIC goal was set at 10.5%.

•	ROIC is calculated using a quarterly average over the three-year performance period.

•	Goals are set to exceed our weighted average cost of capital.

•	Incentivizes our executives to make disciplined capital allocation decisions.

40	United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

TOTAL SHAREOWNER RETURN (“TSR”) VS. S&P 500

Relative TSR (weighted 30%)

•	Cumulative three-year TSR goal was set at the 50th percentile relative to the companies within the S&P 500 Index.

•	Vesting does not occur if UTC’s TSR ranks below the 25th percentile, and is capped at 200% of target if TSR reaches the 75th percentile.

•	If UTC’s three-year TSR is negative, the payout for this portion of the award is capped at 100% of target regardless of UTC’s relative performance vs. the S&P 500.

Why We Compare UTC’s TSR to the TSR of the Companies within the S&P 500 Index. The Committee believes that comparing UTC’s TSR to the companies within the S&P 500 provides an appropriate benchmark for measuring our share price performance as a large capitalization company. The Committee does not set TSR goals relative to the performance of the CPG (see page 36 for more details on our peer group) because the CPG is used solely for the purpose of measuring the competitiveness of our executive compensation program. The Committee believes the S&P 500 provides a more comprehensive and relevant comparison for our share price performance and, unlike the CPG, is not a self-selected, customized benchmark.

What the Committee Considers when Setting Performance Goals. When setting financial performance goals for our PSU awards, the Committee considers various long-term business factors, including, but not limited to: planned share buybacks, macroeconomic market trends, pension headwinds/tailwinds and cost reduction plans. Certain items such as unplanned share buybacks, restructuring charges, and other non-recurring and non-operational items may be excluded from performance results, as necessary, to maintain the validity of the targets as originally formulated. See Appendix B on page 92 for a definition of how we calculate these metrics.

PSU Vesting (2015-2017 Performance Period). PSU awards granted on January 2, 2015, were subject to vesting based on UTC’s performance relative to pre-established EPS growth and relative TSR goals, each weighted at 50%. 2017 GAAP EPS of $5.70 was adjusted to $6.65 for PSU vesting purposes to account for the impact of restructuring, non-recurring, and other significant items unrelated to operational performance (see Appendix A on pages 90-91 for details on GAAP and non-GAAP financial measures). This resulted in a 1% compound annual EPS growth rate, which fell below the threshold performance level and resulted in an EPS payout factor of 0%. UTC’s three-year cumulative TSR performance was at the 39.2nd percentile of the S&P 500, generating a TSR payout factor of 57%. When weighted, the combined payout factors resulted in the PSUs vesting at 28% of target.

STOCK APPRECIATION RIGHTS

SARs entitle the award recipient to receive, at the time of exercise, shares of UTC Common Stock with a market value equal to the difference between the market price of UTC Common Stock on the date the SARs are exercised and the exercise price that was set at the grant date (i.e., the closing price of UTC Common Stock on the date of grant). SARs vest and become exercisable after three years and expire 10 years from the grant date.

SAR awards directly link NEO compensation to share price appreciation thereby aligning shareowner and executive interests. The Committee believes the 10-year term of these awards incentivize long-term shareowner value creation and has been a driving force behind UTC’s strong 10-year TSR performance.

RESTRICTED STOCK UNITS

In 2017, our ELG (including each of our NEOs) received 20% of their total LTI grant in the form of RSUs. The Committee believes the introduction of RSUs into the LTI mix better aligns UTC with peers and further balances our program by adding a time-based vesting vehicle that enhances retention.

RSUs vest three years from the grant date and earn dividend equivalents during the vesting period that are reinvested as additional RSUs each time UTC pays a dividend to shareowners. The reinvested RSUs vest on the same date as the underlying RSUs.

United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement	41

COMPENSATION DISCUSSION AND ANALYSIS

CEO Pay Overview

CEO PAY FOR 2017

$1.5M	$3.3M	175% target	$12.0M
base salary	annual bonus	annual bonus	LTI
no change in 2017	closely aligns with the 122% UTC performance factor used for the Corporate Office	increased from 165% of base salary to better align bonus opportunities with the market median	January 2018 LTI grant aligns with the market median

Total Direct Compensation

Unlike the amounts reported in the Summary Compensation Table, total direct compensation represents the annual pay decisions by the Committee that specifically reflect its assessment of Company, business unit and individual performance for 2017. For example, total direct compensation includes the grant date fair value of LTI awards granted in January 2018 because these awards reflect the Committee’s assessment of 2017 performance. The Summary Compensation Table, however, shows the grant date fair value of LTI awards granted in January 2017, which related to the Committee’s assessment of 2016 performance. Other elements included in the Summary Compensation Table — changes in pension values and other formulaic compensation components — are not related to performance and are outside the scope of the Committee’s annual pay decisions and, accordingly, are excluded from total direct compensation. The Committee therefore believes that total direct compensation renders a more accurate and up-to-date reflection of its assessment of 2017 performance.

42	United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Pay Decisions for the CEO

GREGORY J. HAYES

Chairman & Chief Executive Officer

AGE 57 | UTC EXPERIENCE 28 YEARS

TOTAL DIRECT COMPENSATION: $16.84M

The Committee assessed Mr. Hayes’ 2017 performance favorably. Under his leadership, UTC successfully executed its 2017 financial, strategic and operational objectives.

Base Salary. Mr. Hayes’ base salary remained at $1.5 million for 2017.

Annual Bonus. UTC’s 2017 annual bonus factor is determined based on net income and free cash flow performance against pre-established goals. 2017 adjusted net income of $5.3 billion exceeded the $5.1 billion goal, resulting in a payout factor of 138% for the earnings metric. The ratio of free cash flow to net income used for annual bonus purposes equaled 99%, compared to the 90% goal. This resulted in a 115% payout factor for the UTC cash flow metric. In combination, these results generated a 129% UTC financial performance factor. However, as discussed on page 39, the Committee reduced this factor to 122%.

The Committee utilized this factor, along with favorable individual performance, explained in part by the considerations noted here, and awarded Mr. Hayes a $3.3 million annual bonus. This amount closely aligns with the Company’s 122% factor.

LTI. Mr. Hayes’ 2018 long-term incentive award of $12.0 million reflects the Committee’s favorable assessment of his 2017 performance, exceeds the value of his 2017 grant and aligns with the CPG median for his role.

INDIVIDUAL PERFORMANCE HIGHLIGHTS

•	Delivery of solid financial performance in 2017, including EPS of $5.70 (GAAP) and $6.65 (non-GAAP). In addition sales growth was 5%, including organic sales of 4%–our strongest since 2014.
•	Visionary leadership which led to UTC’s agreement to acquire Rockwell Collins for $30 billion, one of the largest aerospace acquisitions in history and intended to better position UTC for the future.
•	Commitment to achieving gender parity in UTC’s senior leadership roles by 2030, evidenced by UTC joining the Paradigm for Parity coalition.
•	Support for investments in innovation through the launch of the UT Digital Accelerator in Brooklyn, New York, and the creation of UT Digital, a new organization that aims to expand our digital capabilities and optimize our software development process.
•	Effectively driving a high-performance culture while emphasizing ethical standards, transparency and corporate responsibility.

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COMPENSATION DISCUSSION AND ANALYSIS

How We Assess Pay-for-Performance

The Summary Compensation Table on page 54 provides annual compensation data presented in accordance with the Securities and Exchange Commission’s (“SEC”) requirements. While helpful for cross-company comparisons, this SEC-mandated format uses accounting conventions to estimate values of long-term incentive awards at the time of grant. As might be expected, these estimated values can differ significantly from the actual value that is ultimately earned from these awards. The Committee believes this format does not adequately measure CEO compensation for the purposes of assessing pay-for-performance alignment. Therefore, the Committee also considers realizable and realized compensation in its evaluation of CEO pay-for-performance, as described in detail below.

Summary Compensation Table	Realizable Compensation	Realized Compensation
Basic concept
Uses SEC methodology, which includes a mix of both compensation actually earned during the year and some future contingent pay opportunities.	3-year average compensation measure that captures how UTC’s year-end stock price affects the “in-the-money”(1) value of previously granted equity awards.	Includes only pay actually earned during the year, including any gains realized on equity awards that were granted in prior years.

Purpose

SEC-mandated compensation disclosure.	Used to evaluate pay-for-performance alignment by correlating the value of an executive’s long-term incentive awards with the returns our shareowners receive from investing in UTC stock over the same period.	Used to evaluate pay-for-performance alignment by focusing on the strength of the correlation between UTC’s performance and the actual cash and equity payouts earned by our CEO during the year.
How it is calculated

Sum of:	Three-Year Average of:	Sum of:

Future pay opportunities that may or may not be realized.
(1)	Defined as the difference between the closing stock price of UTC Common Stock at the end of the fiscal year and the exercise price of the award (if any) multiplied by the number of shares underlying equity awards. For PSU awards for which the vesting factor is not yet known, the target number of shares is used.
(2)	Includes personal use of the Corporate aircraft, leased vehicle expenses, financial planning, security benefits, healthcare benefits and other miscellaneous items.
(3)	Includes insurance premiums and Company contributions to nonqualified deferred compensation plans and defined contribution retirement plans.

44	United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

The following charts compare the Summary Compensation Table values reported for Mr. Hayes for the past three years to his realizable and realized compensation for the same period. These methodologies provide the Committee with relevant measures to assess the pay-for-performance relationship by focusing on the strength of the correlation between UTC’s one-year TSR and compensation realizable and realized during these time periods.

The charts below show a strong correlation between TSR and realizable and realized compensation. For 2017, the correlation between TSR and realized compensation was less pronounced than in prior years. This was driven by a significant decrease in Mr. Hayes’ SAR exercise activity during the year as well as the 2014 PSU award, which vested in 2017 at 0%. While the value realized from SAR exercises generally aligns with stock price appreciation, the executive ultimately decides when to exercise. As a result, this timing does not always correlate precisely with TSR performance.

Nevertheless, the Committee believes that the design of our executive compensation program, with its significant focus on “at risk” pay, reinforces its key objectives of driving long-term shareowner value, aligning executive and shareowner interests and rewarding pay-for-performance.

CEO PAY-FOR-PERFORMANCE TREND

SUMMARY COMPENSATION TABLE (millions)	REALIZABLE COMPENSATION* (millions)	REALIZED COMPENSATION* (millions)	TOTAL SHAREOWNER RETURN (one-year)

* Refer to the table on page 44 to see how we calculate realizable and realized compensation.

Our program’s fundamental objective is driving long-term shareowner value, aligning executive and shareowner interests and rewarding pay-for-performance.

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COMPENSATION DISCUSSION AND ANALYSIS

Pay Decisions for the Other NEOs

The Committee makes annual compensation decisions for our NEOs based on both their individual performance and the overall performance of the Company (and the business unit and/or function, where applicable). The following pages show each NEO’s 2017 total direct compensation values. As discussed on page 42, total direct compensation includes only those pay elements that relate to the Committee’s assessment of 2017 performance (i.e., it includes 2018 LTI grants that reflected 2017 performance, rather than 2017 LTI grants that reflected 2016 performance). We also provide individual performance highlights that contributed to the Committee’s pay decisions for each NEO.

AKHIL JOHRI

Executive Vice President & Chief Financial Officer

AGE 56 | UTC EXPERIENCE 29 YEARS

TOTAL DIRECT COMPENSATION: $5.96M

Base Salary. During 2017, Mr. Johri received a merit increase along with a market adjustment to his base salary, resulting in an aggregate increase from $825,000 to $860,000. This increase reflected the Committee’s favorable assessment of his performance, as well as its efforts to better align his base salary with the CPG and Fortune 100 market medians for CFOs. Following these increases, Mr. Johri’s base salary is now closely aligned with the market median.

Annual Bonus. For Mr. Johri’s 2017 annual bonus, the Committee considered the UTC adjusted financial performance factor of 122% (as previously discussed on page 39), his effective leadership of UTC’s Finance organization and the individual performance considerations noted here, and awarded Mr. Johri a $1.1 million annual bonus. This amount was slightly above the UTC financial performance factor.

LTI. In consideration of Mr. Johri’s strong 2017 performance, the Committee granted him a 2018 LTI award valued at $4.0 million, an amount that slightly exceeds the CPG and Fortune 100 market medians for his role.

INDIVIDUAL PERFORMANCE HIGHLIGHTS

•	Key role in UTC reaching an agreement to acquire Rockwell Collins for $30 billion (including $7 billion in assumed net debt).
•	Effective management of the Finance function evidenced by UTC’s strong cash flow and earnings performance.
•	Leadership in driving UTC’s disciplined capital allocation strategy, including:
•	Full funding of UTC’s U.S. qualified pension plans (as of December 31, 2017) through a $1.9 billion contribution that will free up future cash flows, while reducing UTC’s exposure to future pension obligations and pension-related earnings volatility.
•	Return of $3.5 billion to shareowners in 2017 through dividends and share repurchases.
•	$3.9 billion in company- and customer-funded investments in research and development.
•	Ranked among the best CFOs in the Aerospace and Defense Electronics sector by Institutional Investor magazine.

46	United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

DAVID L. GITLIN

President, UTC Aerospace Systems (“UTAS”)

AGE 48 | UTC EXPERIENCE 20 YEARS

TOTAL DIRECT COMPENSATION: $10.01M

Base Salary. Mr. Gitlin received a base salary increase from $750,000 to $800,000, effective April 1, 2017, reflecting the Committee’s favorable assessment of his performance. Subsequently, the Committee adjusted Mr. Gitlin’s salary to $900,000, effective October 1, 2017, in connection with his role in the Company’s agreement to acquire Rockwell Collins and related pre-closing integration efforts. Mr. Gitlin’s base salary is now moderately above the CPG median.

Annual Bonus. The unadjusted UTC financial performance factor (129%, as discussed on page 39) and the factor for UTAS (104%) resulted in a blended financial performance factor of 114% of target. Based on these results, along with the individual performance considerations noted here, the Committee awarded Mr. Gitlin an annual bonus of $1.1 million, an amount slightly above UTAS’ blended financial performance factor.

LTI. In consideration of Mr. Gitlin’s 2017 performance, the Committee granted him a 2018 long-term incentive award valued at $4.0 million, an amount above the CPG median.

Retention RSU Award. In late 2017, the Committee also granted Mr. Gitlin a special $4.0 million retention RSU reflecting increasing leadership demands and integration challenges in connection with the announced acquisition of Rockwell Collins.

INDIVIDUAL PERFORMANCE HIGHLIGHTS

•	Solid operational execution, while meeting or exceeding all key financial targets.
•	Leadership in driving substantial UTAS accomplishments, including:
•	Selection to provide wheels and brakes on more than 375 aircraft for five leading airlines, representing $180 million in new business.
•	Support of NASA’s future human mission to Mars by providing active thermal control, power management and distribution systems for the first uncrewed Orion mission.
•	Extensive systems and equipment to be supplied for China’s new C919 large commercial jetliner, which achieved its first flight in 2017.
•	Honored by Aviation Week magazine for groundbreaking achievements in improving aviation safety in severe icing conditions.
•	Development of the first chromate-free REACH-compliant landing gear corrosion protection coating for steel parts on commercial airplanes.

United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement	47

COMPENSATION DISCUSSION AND ANALYSIS

ROBERT J. MCDONOUGH

President, UTC Climate, Controls & Security (“CCS”)

AGE 58 | UTC EXPERIENCE 10 YEARS

TOTAL DIRECT COMPENSATION: $5.80M

Base Salary. Mr. McDonough received a base salary increase from $825,000 to $900,000 in 2017. This increase reflects the Committee’s favorable assessment of his performance, as well as the length of his tenure as President of CCS. Mr. McDonough’s base salary is now slightly above the CPG median.

Annual Bonus. The unadjusted UTC financial performance factor (129%, as discussed on page 39) and the factor for CCS (85%) resulted in a blended financial performance factor of 103% of target. However, the Committee used its discretion and reduced the blended financial performance factor for CCS to 98% to account for a product recall that occurred in 2017.

Based on these results, along with the individual performance considerations noted here, the Committee awarded Mr. McDonough an annual bonus of $900,000, an amount that closely aligns with CCS’ blended financial performance factor.

LTI. In consideration of Mr. McDonough’s 2017 performance, the Committee granted him a 2018 LTI award valued at $4.0 million, an amount above the CPG median.

INDIVIDUAL PERFORMANCE HIGHLIGHTS

•	Leadership in driving substantial CCS accomplishments, including:
	•	Achievement of strong 2017 sales growth of 6%, including organic growth of 4%.
	•	Attainment of industry-leading profit margins, notwithstanding significant investments in research and development and capital expenditures to drive product revitalization efforts and enhanced digital solutions.
	•	Launch of a suite of digital solutions that improves engagement and remote management of commercial HVAC systems, including the Carrier SMART Service that gives customers visibility into system performance through equipment dashboards, mobile applications and an online service and maintenance community.
	•	Advanced building automation, safety and cooling solutions provided to the Atlanta Braves’ SunTrust Park, as well as the mixed-use Battery Atlanta development project, located adjacent to the stadium.
	•	2,400 Transicold PrimeLINE refrigeration units to be provided to the shipping company Seatrade — 2,000 of which are equipped with Transicold’s EDGE technology, which improves energy efficiency by 20% compared to the standard unit.

48	United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

ROBERT F. LEDUC

President, Pratt & Whitney

AGE 61 | UTC EXPERIENCE 39 YEARS

TOTAL DIRECT COMPENSATION: $5.80M

Base Salary. Mr. Leduc received a base salary increase from $750,000 to $800,000 in 2017. This increase reflected the Committee’s favorable assessment of his performance and its efforts to better align his base salary with the CPG market median. Mr. Leduc’s base salary is now closely aligned with the CPG median.

Annual Bonus. The unadjusted UTC financial performance factor (129%, as discussed on page 39) and the factor for Pratt & Whitney (139%) resulted in a blended financial performance factor of 135% of target. However, the Committee used its discretion and reduced the blended financial performance factor for Pratt & Whitney to 112% to account for an unfavorable customer contract adjustment.

Based on these results, along with the individual performance considerations noted here, the Committee awarded Mr. Leduc an annual bonus of $1.0 million, an amount slightly above Pratt & Whitney’s blended financial performance factor.

LTI. Reflecting its favorable assessment of Mr. Leduc’s 2017 performance, the Committee granted him a 2018 LTI award valued at $4.0 million, an amount above the CPG median.

INDIVIDUAL PERFORMANCE HIGHLIGHTS

•	Leadership in driving substantial Pratt & Whitney accomplishments, including:
	•	Achievement of strong 2017 sales and organic growth of 9%.
	•	Shipments of 374 GTF family engines, which were within our 2017 target range of 350 to 400 and nearly triple 2016 shipments.
	•	Announcement of the Delta Air Lines agreement to acquire 100 GTF-powered Airbus A321neo aircraft, with options to acquire an additional 100.
	•	Launch of EngineWise, a comprehensive program designed to improve the predictability and reliability of customer fleets by using state-of-the-art data analytics and real-time intelligence to predict and prevent disruptions.
	•	Certification of Pratt & Whitney’s PurePower GTF engine for the Mitsubishi Regional Jet and Embraer E2 aircraft.
	•	Achievement of outstanding employee engagement, while meeting extreme and challenging operational demands.

United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement	49

COMPENSATION DISCUSSION AND ANALYSIS

Other Compensation Elements

Retirement and Deferred Compensation Benefits

Retirement and deferred compensation plans help UTC attract and retain talented executives. Over the years, the Committee has from time to time updated these programs to maintain a competitive position within an evolving market. We believe the overall design of our retirement and deferred compensation programs is currently consistent with compensation practices in the marketplace and provides participating executives with benefits that approximate the CPG median.

Below is a brief description of the various retirement and deferred compensation arrangements we offer. See the Pension Benefits section on pages 59-60 and the Nonqualified Deferred Compensation section on pages 61-62 for more details.

Plan	Description
UTC Employee Retirement Plan	Only employees hired prior to January 1, 2010, are eligible to participate in this tax-qualified pension plan. Effective December 31, 2014, participants who had been covered by the original final average earnings (“FAE”) formula of this plan transitioned to a more modest cash balance formula, which was already in effect for newer participants.
UTC Pension Preservation Plan	An unfunded, nonqualified retirement plan utilizing the same benefit formula, compensation recognition, retirement eligibility and vesting provisions as the tax-qualified UTC Employee Retirement Plan. For employees hired prior to January 1, 2010, it provides pension benefits not provided under the tax-qualified pension plan because of Internal Revenue Code limits.
UTC Employee Savings Plan	A tax-qualified plan where employees receive a matching contribution in the form of UTC stock units with a value equal to 60% of the first 6% of pay (consisting of base salary plus annual bonus) contributed by the employee. Salaried employees hired on or after January 1, 2010, who are not eligible to participate in the UTC Employee Retirement Plan receive an additional age-based Company contribution (ranging from 3% to 5.5% of earnings) to their UTC Employee Savings Plan account.
UTC Savings Restoration Plan	An unfunded, nonqualified plan that matches the executive’s contributions with Company contributions in UTC stock units at the same rate as the UTC Employee Savings Plan, to the extent such contributions exceed Internal Revenue Code limits.
UTC Company Automatic Contribution Excess Plan	An unfunded, nonqualified plan for which salaried employees hired on or after January 1, 2010, may receive an additional age-based Company automatic contribution (ranging from 3% to 5.5% of earnings) for amounts above the Internal Revenue Code limits applicable to the qualified UTC Employee Savings Plan. Participants receiving benefits under this plan are ineligible to accrue a benefit under the UTC Pension Preservation Plan described above.
UTC Deferred Compensation Plan	An unfunded, nonqualified, deferred compensation plan that offers executives the opportunity to defer up to 50% of base salary and up to 70% of annual bonus.
UTC PSU Deferral Plan	An unfunded, nonqualified, deferred compensation plan that allows executives to defer between 10% and 100% of their vested PSU awards. Upon vesting, the deferred portion of each PSU award is converted into deferred stock units that accrue dividend equivalents.

50	United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Perquisites and Other Benefits

We provide the following benefits to our senior executives which the Committee believes are consistent with market practice and contribute to recruitment and retention.

Perquisite/Benefits*	Description
ELG Life Insurance	ELG members appointed prior to January 31, 2015, may receive company-funded life insurance coverage up to three times their base salary at age 62 (projected or actual). This benefit is not available to Mr. Leduc, who was appointed to the ELG after January 31, 2015.
ELG Long-Term Disability	The ELG long-term disability program provides an annual benefit upon disability that is equal to 80% of base salary plus target annual bonus.
Healthcare	ELG members are eligible to participate in the same health benefit program we offer to our other employees.
Executive Physical	ELG members are eligible for a comprehensive annual executive physical.
Executive Leased Vehicle	UTC provides ELG members with an annual allowance toward the costs of a leased vehicle. The value of the allowance varies by ELG appointment date. Any costs above the annual allowance are paid directly by the executive.
Financial Planning	ELG members are eligible to receive an annual financial planning benefit.
Personal Aircraft Usage	Our CEO is allowed personal use of the Corporate aircraft for up to 50 hours per year. The Committee believes this optimizes the efficient use of Mr. Hayes’ time. Under this policy, Mr. Hayes may also fly commercially, subject to review by UTC security personnel. No other UTC employees are permitted to use the Corporate aircraft for personal reasons.
Security Arrangements	After a third-party security assessment, the Committee approved a security benefit for our CEO. Beginning in 2017, UTC covered expenses for the installation and monitoring of Mr. Hayes’ home security system.

* See footnote (5) to the Summary Compensation Table on page 55 for more details on these perquisites/benefits.

Severance and Change-in-Control Arrangements

ELG members participate in severance and change-in-control arrangements similar to programs in effect at the majority of companies in our CPG. The Committee believes such arrangements are part of a competitive executive compensation program. Our severance program incorporates post-employment restrictive covenants designed to protect UTC’s interests, including non-compete, non-solicitation and non-disclosure obligations.

Severance and change-in-control benefits are contingent upon certain future events which may never occur. The Committee, therefore, does not consider these contingent benefits when setting other compensation elements or measuring total direct compensation.

For specific details on our severance and change-in-control arrangements and how these programs have evolved over time, see the Potential Payments on Termination or Change-in-Control section on pages 62-65.

United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement	51

COMPENSATION DISCUSSION AND ANALYSIS

Other Executive Compensation Policies and Practices

Succession Planning

On an annual basis, the Chairman & CEO and the Executive Vice President & Chief Human Resources Officer provide the Board with information concerning the succession planning for key senior leadership roles, including the CEO. Succession plans include a readiness assessment, biographical information and future career development plans. The Board’s views are incorporated into succession plans which are updated annually based on this feedback.

Employment Agreements

The Committee does not believe fixed-term executive employment contracts that guarantee minimum levels of compensation over multiple years enhance shareowner value. Accordingly, our U.S.-based executives do not have employment contracts. However, non-U.S.-based executives may have contracts consistent with local regulations and practices.

Post-Employment Restrictive Covenants

ELG members may not engage in activities after termination or retirement that are detrimental to UTC, such as disclosing proprietary information, soliciting UTC employees or engaging in competitive activities. Violations can result in a clawback of annual and long-term incentive awards.

Tax Deductibility of Incentive Compensation

To the extent consistent with other compensation objectives, the Committee has sought to minimize UTC’s compensation-related tax burden. For 2017, Internal Revenue Code section 162(m) limited UTC’s deduction to $1 million for annual compensation paid to the CEO and each of the three other most highly compensated NEOs (excluding the CFO), unless the compensation qualifies as “performance-based compensation” as defined in section 162(m).

Clawback Policy

UTC has a comprehensive policy on recoupment (“clawback”) of executive compensation, which applies to both our annual and long-term incentive compensation programs. In the event of a financial restatement or recalculation of a financial metric applicable to an award, the Company has the right to recover annual bonus payments and gains realized from vested long-term incentive awards from any executive (including NEOs) involved in activities that caused the restatement or recalculation. Clawbacks of bonuses, long-term incentive awards and compensation realized from prior awards also may be triggered by violations of our Code of Ethics, failure to meet employee health and safety standards, violations of post-employment restrictive covenants, or the exposure of UTC to excessive risk, as determined under the Enterprise Risk Management (“ERM”) program. In addition, the Company has the right to recover compensation when an executive’s negligence (including negligent supervision of a subordinate) causes significant harm to UTC. If required or otherwise appropriate, the Company may publicly disclose the circumstances surrounding the Committee’s decision to seek recoupment.

Anti-Hedging and Anti-Pledging Policy

UTC does not allow directors or executives to enter into short sales of UTC Common Stock or similar transactions where potential gains are linked to a decline in the price of our shares. Unvested equity awards may not be assigned, traded, transferred or otherwise disposed of for economic benefit. Additionally, our directors and executives are not permitted to pledge UTC shares as collateral for loans or any other purpose.

52	United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement

REPORT OF THE

Compensation Committee

The Compensation Committee establishes and oversees the design and function of UTC’s executive compensation program. We have reviewed and discussed the foregoing Compensation Discussion and Analysis with the Management of the Company, and have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in UTC’s Proxy Statement for the 2018 Annual Meeting.

COMPENSATION COMMITTEE

Jean-Pierre Garnier, Chair	Edward A. Kangas	Harold W. McGraw III
John V. Faraci	Ellen J. Kullman	Brian C. Rogers

United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement	53

COMPENSATION

Tables

SUMMARY COMPENSATION TABLE

Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)	Total Without Change in Pension Value ($)

GREGORY J. HAYES • Chairman & Chief Executive Officer
2017	$1,500,000	$3,300,000	$7,877,818	$2,589,650	$1,277,981	$482,044	$17,027,493	$15,759,799
2016	$1,450,000	$3,000,000	$4,960,217	$3,706,560	$2,392,716	$321,842	$15,831,335	$13,448,390
2015	$1,300,000	$850,000	$4,752,443	$3,280,210	$230,673	$354,502	$10,767,828	$10,547,063

AKHIL JOHRI • Executive Vice President & Chief Financial Officer
2017	$851,250	$1,100,000	$2,674,030	$883,225	$198,047	$356,512	$6,063,064	$5,865,017
2016	$766,667	$1,100,000	$1,609,731	$1,207,440	$151,840	$259,356	$5,095,034	$4,943,194
2015	$700,000	$1,040,000	$6,770,654	$3,470,482	$1,174	$386,405	$12,368,715	$12,367,541

DAVID L. GITLIN • President, UTC Aerospace Systems
2017	$812,500	$1,100,000	$6,855,052	$943,250	$385,996	$181,970	$10,278,768	$9,892,772

ROBERT J. MCDONOUGH • President, UTC Climate, Controls & Security
2017	$881,250	$900,000	$2,851,552	$943,250	$222,507	$137,048	$5,935,607	$5,713,100
2016	$806,250	$1,100,000	$2,470,750	$1,853,280	$149,742	$136,899	$6,516,921	$6,367,179

ROBERT F. LEDUC • President, Pratt & Whitney
2017	$787,500	$1,000,000	$2,851,552	$943,250	$353,740	$167,289	$6,103,331	$5,749,591
2016	$665,057	$600,000	$2,829,436	$1,107,040	$350,287	$112,104	$5,663,924	$5,313,637

(1)	Bonus. Cash bonuses provided under the UTC Annual Executive Incentive Compensation Plan. Payments are primarily based on measured performance against pre-established goals. However, the Committee retains discretion to adjust annual bonus amounts based on its assessment of overall performance. Consequently, we report annual bonuses in the Bonus column rather than in a Non-Equity Incentive Plan Compensation column.
(2)	Stock Awards. Grant date fair value of PSUs and RSUs issued under the LTIP, calculated in accordance with the Compensation—Stock Compensation Topic of the FASB ASC, but excluding the effect of estimated forfeitures. The assumptions made in calculating the fair value of these awards are set forth in Note 12, Employee Benefit Plans, to the Consolidated Financial Statements in Exhibit 13 to UTC’s 2017 Annual Report on Form 10-K (“2017 Form 10-K”). PSU awards are discussed in the Compensation Discussion and Analysis and in footnote (2) to the Grants of Plan-Based Awards table on page 56 of this Proxy Statement. The grant date fair values shown for PSU awards granted in 2017 to our NEOs assume target-level performance. If the highest level of performance is achieved, the grant date fair values would be: Mr. Hayes, $9,248,621; Mr. Johri, $3,150,025; Mr. Gitlin, $3,351,480; Mr. McDonough, $3,351,480; and Mr. Leduc, $3,351,480. Amounts shown for Mr. Gitlin include a special retention RSU award valued at $4,003,500.
(3)	Option Awards. Grant date fair value of SARs granted under the LTIP, calculated in accordance with the Compensation—Stock Compensation Topic of the FASB ASC, but excluding the effect of estimated forfeitures. The assumptions made in the valuation of these awards are set forth in Note 12, Employee Benefit Plans, to the Consolidated Financial Statements in Exhibit 13 to UTC’s 2017 Form 10-K. All awards shown are SARs.
(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings. The increase during 2017 in the actuarial present value of each executive’s accrued benefit under UTC’s defined benefit plans. Actuarial value computations are based on the assumptions established in accordance with the Compensation—Retirement Benefits Topic of the FASB ASC and discussed in Note 12, Employee Benefit Plans, to the Consolidated Financial Statements in Exhibit 13 to UTC’s 2017 Form 10-K. Above-market rates of return are not provided under UTC’s deferred compensation plans. However, an above-market interest rate is paid under the frozen Sundstrand Corporation Deferred Compensation Plan, which was assumed by UTC upon the acquisition of Sundstrand in 1999. Mr. Hayes accrued $10,287 in above-market earnings under this plan in 2017.

54	United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement

COMPENSATION TABLES

(5)	All Other Compensation. The 2017 amounts in this column consist of the following items:

Name	Personal Use of Corporate Aircraft(a)	Leased Vehicle(b)	Insurance Premiums(c)	401(k) Plan Company Contributions(d)	Company Contributions to Non- Qualified Retirement Plans(e)	Relocation Benefit	Financial Planning(f)	Security Benefit(g)	Health Benefit(h)	Misc.	Total
G. Hayes	$79,350	$33,066	$143,741	$9,720	$152,280	$0	$0	$43,197	$19,717	$973	$482,044
A. Johri	$0	$25,421	$129,963	$24,570	$152,994	$0	$4,900	$0	$17,926	$738	$356,512
D. Gitlin	$0	$30,149	$63,604	$9,720	$51,930	$0	$16,000	$0	$9,829	$738	$181,970
R. McDonough	$0	$28,671	$74,879	$0	$0	$15,750	$0	$0	$17,676	$72	$137,048
R. Leduc	$0	$24,342	$0	$24,570	$101,692	$0	$0	$0	$15,946	$739	$167,289

(a)	Incremental variable operating costs incurred for personal travel, which includes fuel (calculated on the basis of aircraft-specific average consumption rates and fleet average fuel costs), fleet average landing and handling fees, additional crew lodging and meal allowances, and catering and hourly maintenance contract charges, when applicable. Because fleet-wide aircraft utilization is primarily for business purposes (approximately 99% in 2017), capital and other fixed expenditures are not treated as variable operating costs relative to personal use.
(b)	Annual costs associated with a leased vehicle paid by UTC on behalf of the executive.
(c)	Premium paid on behalf of the executive under the ELG life insurance program. Under this program, UTC pays the premiums on a cash value life insurance contract owned by the executive. Life insurance benefits equal up to three times the executive’s actual or projected base salary at age 62. Once vested (age 55 or older with three years of service as an ELG member), UTC funds the policy to maintain coverage following retirement. This benefit was eliminated for ELG members appointed after January 31, 2015, including Mr. Leduc.
(d)	Dollar value of matching contributions made under the UTC Employee Savings Plan. UTC’s pension plans were closed to participants effective January 1, 2010. Both Messrs. Johri and Leduc were rehired after this date and, therefore, no longer accrue benefits under the Company’s pension plan. Instead, they receive an additional age-based contribution in the Company’s Employee Savings Plan.
(e)	Dollar value of Company contributions to the UTC Savings Restoration Plan (“SRP”) and the Company Automatic Contribution Excess Plan (“CACEP”). Under the SRP, participants are credited with a benefit equal to the UTC matching contribution that the executive did not receive under the UTC Employee Savings Plan due to Internal Revenue Code (“IRC”) limits. For executives hired on or after January 1, 2010, including Messrs. Johri and Leduc, the CACEP provides an additional age-based Company automatic contribution for compensation earned over IRC limits. Details on our nonqualified deferred compensation plans, which include the SRP and CACEP, are provided on page 61 of this Proxy Statement.
(f)	Costs associated with a financial planning benefit available to ELG members.
(g)	Costs associated with the installation and monitoring of a home security system in Mr. Hayes’ personal residence, following a comprehensive, third-party security evaluation.
(h)	Costs incurred by the Company associated with annual executive physicals and the Company’s health and welfare benefit programs.

United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement	55

COMPENSATION TABLES

GRANTS OF PLAN-BASED AWARDS

	Estimated Future Payouts under Equity Incentive Plan Awards(2)			All Other Stock Awards:	All Other Option Awards: Number of	Exercise or	Grant Date Fair
Grant Date(1)	Threshold (#)	Target (#)	Maximum (#)	Number of Shares of Stock or Units (#)(3)	Securities Underlying Options (#)(4)	Base Price of Option Awards ($/Sh)(5)	Value of Stock and Option Awards ($)(6)

G. HAYES
1/3/2017	4,040	50,500	101,000	—	—	—	$5,605,803
1/3/2017	—	—	—	—	151,000	$110.83	$2,589,650
1/3/2017	—	—	—	20,500	—	—	$2,272,015

A. JOHRI
1/3/2017	1,376	17,200	34,400	—	—	—	$1,909,303
1/3/2017	—	—	—	—	51,500	$110.83	$883,225
1/3/2017	—	—	—	6,900	—	—	$764,727

D. GITLIN
1/3/2017	1,464	18,300	36,600	—	—	—	$2,031,410
1/3/2017	—	—	—	—	55,000	$110.83	$943,250
1/3/2017	—	—	—	7,400	—	—	$820,142
10/11/2017(7)	—	—	—	34,000	—	—	$4,003,500

R. MCDONOUGH
1/3/2017	1,464	18,300	36,600	—	—	—	$2,031,410
1/3/2017	—	—	—	—	55,000	$110.83	$943,250
1/3/2017	—	—	—	7,400	—	—	$820,142

R. LEDUC
1/3/2017	1,464	18,300	36,600	—	—	—	$2,031,410
1/3/2017	—	—	—	—	55,000	$110.83	$943,250
1/3/2017	—	—	—	7,400	—	—	$820,142

(1)	The Committee approves annual long-term incentive awards at its December meeting, specifying the first business day of the next calendar year as the award grant date to coincide with calendar-year-based performance measurement periods. Mr. Gitlin’s special retention RSU award was approved by the Committee on October 11, 2017.
(2)	Number of PSUs granted under the LTIP, which vest based on performance (except in certain circumstances as detailed in footnotes (2)(4)(6) on pages 64-65) relative to three-year EPS growth and ROIC goals (each weighted at 35%) and a cumulative three-year relative TSR goal (weighted at 30%). Vesting ranges from a payout of 8% of target, if threshold performance is achieved for the least weighted metric (relative TSR) to a maximum payout of 200% if maximum performance is achieved for all three metrics. If UTC’s three-year TSR is negative, the payout for the TSR portion of the award is capped at 100% regardless of UTC’s relative TSR performance vs. the companies within the S&P 500. Each PSU corresponds to one share of Common Stock. Unvested PSUs do not accrue dividend equivalents. Vested PSUs are settled in unrestricted shares of Common Stock at the end of the performance period following the Committee’s review and approval of performance achievement levels.
(3)	Number of RSUs granted under the LTIP, which vest three years from the grant date (except in certain circumstances as detailed in footnotes (2)(4)(6) on pages 64-65) subject to the executives continued employment. Each RSU corresponds to one share of Common Stock. RSUs earn dividend equivalents during the vesting period that are reinvested as additional RSUs each time UTC pays a dividend to shareowners. The reinvested RSUs vest on the same date as the underlying RSUs.
(4)	Number of SARs granted under the LTIP, which vest and become exercisable three years from the grant date (except in certain circumstances as detailed in footnotes (2)(4)(6) on pages 64-65), subject to the executive’s continued employment.
(5)	The SAR exercise price equals the NYSE closing price of UTC Common Stock on the grant date.
(6)	Grant date fair value of awards granted in 2017, with vesting assumed at 100% of target for performance-based awards. Awards are calculated in accordance with the Compensation-Stock Compensation Topic of the FASB ASC, but excluding the effect of estimated forfeitures.
(7)	Special retention RSU award granted to Mr. Gitlin that will vest following three years of continued employment from the grant date (or earlier in the case of death, disability or change-in-control).

56	United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement

COMPENSATION TABLES

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)

G. HAYES
1/3/2017	—	151,000(6)	—	$110.83	1/2/2027	20,984(9)	$2,676,929	50,500	$6,442,285
1/4/2016	—	264,000(7)	—	$95.57	1/3/2026	—	—	106,000	$13,522,420
1/2/2015	—	165,500(8)	—	$115.04	1/1/2025	—	—	11,060	$1,410,924
1/2/2014	71,500	—	—	$112.49	1/1/2024	—	—	—	—
1/2/2013	107,000	—	—	$84.00	1/1/2023	—	—	—	—
1/3/2012	122,000	—	—	$74.66	1/2/2022	—	—	—	—
1/3/2011	103,000	—	—	$78.99	1/2/2021	—	—	—	—
1/4/2010	86,000	—	—	$71.63	1/3/2020	—	—	—	—

A. JOHRI
1/3/2017	—	51,500(6)	—	$110.83	1/2/2027	7,063(9)	$901,027	17,200	$2,194,204
1/4/2016	—	86,000(7)	—	$95.57	1/3/2026	—	—	34,400	$4,388,408
1/2/2015	—	134,600(10)	—	$115.04	1/1/2025	39,290(10)	$5,012,225	—	—
1/2/2015	—	40,500(8)	—	$115.04	1/1/2025	—	—	2,716	$346,480
1/2/2015	—	—	—	—	—	13,128(11)	$1,674,739	—	—
1/3/2012	30,500	—	—	$74.66	1/2/2022	—	—	—	—
1/3/2011	22,500	—	—	$78.99	1/2/2021	—	—	—	—
1/4/2010	14,500	—	—	$71.63	1/3/2020	—	—	—	—
1/2/2009	10,950	—	—	$54.95	1/1/2019	—	—	—	—

D. GITLIN
10/11/2017	—	—	—	—	—	34,193(12)	$4,362,001	—	—
1/3/2017	—	55,000(6)	—	$110.83	1/2/2027	7,575(9)	$966,343	18,300	$2,334,531
1/4/2016	—	79,000(7)	—	$95.57	1/3/2026	—	—	31,600	$4,031,212
1/2/2015	—	46,000(8)	—	$115.04	1/1/2025	—	—	3,080	$392,916
1/2/2014	24,500	—	—	$112.49	1/1/2024	—	—	—	—
11/12/2013	—	—	—	—	—	15,408(11)	$1,965,599	—	—
1/2/2013	18,900	—	—	$84.00	1/1/2023	—	—	—	—
8/1/2012	45,036	—	—	$74.79	7/31/2022	—	—	—	—

United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement	57

COMPENSATION TABLES

	Option Awards					Stock Awards
Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)

R. MCDONOUGH
1/3/2017	—	55,000(6)	—	$110.83	1/2/2027	7,575(9)	$966,343	18,300	$2,334,531
1/4/2016	—	132,000(7)	—	$95.57	1/3/2026	—	—	52,800	$6,735,696
1/2/2015	—	50,500(8)	—	$115.04	1/1/2025	—	—	3,388	$432,207
1/2/2014	35,000	—	—	$112.49	1/1/2024	—	—	—	—
1/2/2014	44,550(13)	—	—	$112.49	1/1/2024	—	—	—	—
1/2/2013	38,000	—	—	$84.00	1/1/2023	—	—	—	—
1/3/2012	28,000	—	—	$74.66	1/2/2022	—	—	—	—
6/15/2011	—	—	—	—	—	13,129(11)	$1,674,867	—	—
1/3/2011	20,900	—	—	$78.99	1/2/2021	—	—	—	—
1/4/2010	18,900	—	—	$71.63	1/3/2020	—	—	—	—
1/2/2009	20,000	—	—	$54.95	1/1/2019	—	—	—	—

R. LEDUC
1/3/2017	—	55,000(6)	—	$110.83	1/2/2027	7,575(9)	$966,343	18,300	$2,334,531
1/15/2016	—	88,000(7)	—	$85.63	1/14/2026	16,557(11)	$2,112,176	35,200	$4,490,464
4/1/2015	—	54,200(14)	—	$115.92	3/31/2025	4,623(14)	$589,756	—	—
1/2/2013	23,000	—	—	$84.00	1/1/2023	—	—	—	—
1/3/2012	25,500	—	—	$74.66	1/2/2022	—	—	—	—
1/3/2011	26,000	—	—	$78.99	1/2/2021	—	—	—	—

(1)	The exercise price of each SAR is equal to the NYSE closing price of UTC Common Stock on the grant date. All awards shown are SARs.
(2)	Number of RSUs include dividend equivalents earned during the vesting period which are reinvested as additional RSUs each time UTC pays a dividend to shareowners. The reinvested RSUs vest on the same date as the underlying RSUs.
(3)	Calculated by multiplying the number of unvested RSUs by $127.57, the NYSE closing price of UTC Common Stock on the last trading day of 2017.
(4)	PSUs that are subject to vesting contingent on Company performance relative to performance goals measured over a three-year period and the executive’s continued employment (except in certain circumstances as detailed in footnotes (2)(4)(6) on pages 64-65). The number of shares shown with respect to PSU awards granted in 2017 assume target-level performance and with respect to PSU awards granted in 2016 assume maximum-level performance, based on vesting estimates as of December 31, 2017. Final payouts for the 2017 and 2016 PSU awards will be based on actual performance at the end of the three-year performance periods. The number of shares shown for the 2015 PSU awards reflect vesting at 28% of target based on actual performance through December 31, 2017. The service condition for this award was satisfied on January 2, 2018.
(5)	Calculated by multiplying the number of unvested 2016 and 2017 PSUs (indicated in footnote (4) above) and the number of vested 2015 PSUs by $127.57, the NYSE closing price of UTC Common Stock on the last trading day of 2017.
(6)	SARs scheduled to vest on January 3, 2020, subject to the executive’s continued employment (except in certain circumstances as detailed in footnotes (2)(4)(6) on pages 64-65).
(7)	SARs scheduled to vest on January 4, 2019 (and for Mr. Leduc on January 15, 2019), subject to the executive’s continued employment, (except in certain circumstances as detailed in footnotes (2)(4)(6) on pages 64-65).
(8)	SARs that vested on January 2, 2018.
(9)	RSUs scheduled to vest on January 3, 2020, subject to the executive’s continued employment (except in certain circumstances as detailed in footnotes (2)(4)(6) on pages 64-65).
(10)	SAR and RSU awards granted to Mr. Johri to offset the value of compensation forfeited upon departure from his former employer. These awards vest three years from the grant date, subject to continued service with the Company or upon death, disability or change-in-control.
(11)	Number of ELG RSUs granted upon appointment to the ELG. Awards vest in the event of a mutually agreeable separation following three years of ELG service or upon death, disability or change-in-control. For Mr. McDonough, mutually agreeable separation must also occur on or after age 62.
(12)	Retention RSU award granted to Mr. Gitlin which will vest on October 11, 2020, subject to continued employment or earlier in the case of death, disability or change-in-control.
(13)	Consists of performance-based SARs, 50% of which vested effective December 31, 2015, at 94.4% of target, and the remaining 50% which vested at 33.8% of target based on performance through December 31, 2017, relative to pre-established performance goals.
(14)	SAR and RSU awards granted to Mr. Leduc upon rehire which vest on April 1, 2018, contingent on continued service with the Company through the vesting date or upon death, disability or change-in-control.

58	United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement

COMPENSATION TABLES

OPTIONS EXERCISED AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise (#)(1)	on Exercise ($)(2)	Acquired on Vesting (#)(3)	on Vesting ($)(4)
G. Hayes	54,500	$1,930,477	—	—
A. Johri	17,750	$969,699	—	—
D. Gitlin	28,300	$1,001,188	—	—
R. McDonough	—	—	12,064	$1,434,651
R. Leduc	—	—	—	—

(1)	SARs exercised in 2017 which may be settled in cash or shares.
(2)	Calculated by multiplying the number of shares acquired upon exercise by the difference between the market price of UTC Common Stock on the exercise date and the grant price of the award.
(3)	RSUs that converted to shares of Common Stock on a one-for-one basis upon vesting in 2017.
(4)	Calculated by multiplying the number of vested RSUs by the market price of UTC Common Stock on the vesting date.

PENSION BENEFITS

Overview of Plans. Salaried employees hired before January 1, 2010, participate in the UTC Employee Retirement Plan (“ERP”) and the UTC Pension Preservation Plan (“PPP”), as described in detail below. The ERP is a tax-qualified plan subject to Internal Revenue Code provisions that, as of December 31, 2017, limit recognized annual compensation to $270,000 and annual retirement benefits to $215,000.

The PPP is an unfunded, nonqualified retirement plan that utilizes the same benefit formula, retirement eligibility and vesting provisions as the ERP, but provides benefits that cannot be accrued under the ERP due to the Internal Revenue Code limits described above.

Pension Benefit Formula. Through the end of 2014, both the ERP and PPP used a traditional final average earnings (“FAE”) retirement benefit formula for salaried employees hired prior to July 1, 2002. Under this formula, the plans provide an annual benefit equal to 2% of the executive’s earnings (defined below) for each year of service up to a maximum of 20 years, plus 1% of earnings for each year of service thereafter, minus 1.5% of the executive’s Social Security benefit for each year of service (up to a maximum of 50% of the annual Social Security benefit). Earnings recognized under this formula consist of the highest average annual base salary and annual bonus received over any consecutive five calendar-year period ending on or before December 31, 2014. The FAE formula does not recognize long-term incentive compensation earnings.

Effective December 31, 2014, for employees hired prior to July 1, 2002, the FAE formula was replaced by a cash balance formula. Employees hired after June 30, 2002, but prior to January 1, 2010, including Mr. McDonough, participate under this cash balance formula for all of their years of service. The cash balance formula credits a participant’s account with amounts that grow each month through two types of credits — pay credits and interest credits. Pay credits range from 3% to 8% of base salary and annual bonus, depending on the participant’s age. Interest credits are based on 30-year U.S. Treasury Bond yields and are subject to annual adjustments, but cannot fall below 3.8%.

Distribution Options. The following distribution options are available for election by Plan participants:

Plan	FAE Benefit Formula	Cash Balance Benefit Formula
Employee Retirement Plan	• Lump-sum payment	• Lump-sum payment
	• Annuity payments	• Annuity payments
Pension Preservation Plan	• Lump-sum* payment	• Lump-sum payment
	• Annuity payments	• Annuity payments
	• Two- to 10-year annual installments	• Two- to 10-year annual installments

*	Uses a discount rate equal to the Barclay’s Capital Municipal Bond Index averaged over five years (currently 2.404%). This non-taxable investment index is intended to yield an after-tax income stream on the net after-tax proceeds reinvested in tax-free bonds that are comparable to a more tax efficient annuity distribution.

United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement	59

COMPENSATION TABLES

Vesting and Retirement. Under both the ERP and the PPP, vesting requires three years of service. The normal retirement age under both the FAE and the cash balance benefit formulas is 65, but the FAE formula also provides full retirement benefits at age 62 for a participant who retires with at least 10 years of service. Early retirement benefits are also available under the FAE formula beginning at age 55 with at least 10 years of service, reduced by 0.2% for each month by which retirement precedes age 62. The value of the cash balance account is not impacted by an employee’s age at retirement. As of December 31, 2017, Messrs. Hayes and Johri were eligible for early retirement under the FAE formula.

Other Formulas Used. Benefits shown below for Mr. Hayes also include amounts accrued under a different formula used in a Sundstrand predecessor pension plan that was merged into UTC’s pension plans, upon the acquisition of Sundstrand Corporation.

		Number of Years of	Present Value of	Payments During Last
Name	Plan Name	Credited Service (#)	Accumulated Benefit ($)(1)	Fiscal Year ($)
G. Hayes	UTC Employee Retirement Plan	28	$1,425,336	—
	UTC Pension Preservation Plan	28	$9,638,274	—
	Total		$11,063,610	—
A. Johri(2)	UTC Employee Retirement Plan	15	$814,149	—
	UTC Pension Preservation Plan	15	$1,696,037	—
	Total		$2,510,186	—
D. Gitlin	UTC Employee Retirement Plan	20	$701,742	—
	UTC Pension Preservation Plan	20	$1,278,361	—
	Total		$1,980,103	—
R. McDonough	UTC Employee Retirement Plan	10	$268,072	—
	UTC Pension Preservation Plan	10	$812,363	—
	Total		$1,080,435	—
R. Leduc(2)	UTC Employee Retirement Plan	36	$1,800,718	$103,158
	UTC Pension Preservation Plan	36	$3,521,372	$459,544
	Total		$5,322,090	$562,702

(1)	Present value of the accumulated benefit is calculated using a 3.59% discount rate, a 4.00% long-term interest rate for lump-sum determinations under the UTC Pension Preservation Plan (“PPP”) and other assumptions for U.S. plans, as described in the pension expense assumptions of Note 12, Employee Benefit Plans, to the Consolidated Financial Statements in Exhibit 13 to UTC’s 2017 Form 10-K. Amounts are calculated based on an assumed benefit commencement date at the earliest date the participant can retire without a reduction of benefits due to age or the actual retirement date, if known. Unless the NEOs elected another form of benefit payment, the amounts shown assume the following form of payment (if not already in payment status): (i) 70% in a monthly annuity and 30% in a lump-sum payment for benefits earned under the final average earnings (“FAE”) formula of the UTC Employee Retirement Plan (“ERP”); (ii) a lump-sum payment for benefits earned under the cash balance formula of the ERP; and (iii) a lump-sum payment for benefits accrued under the PPP.

(2)	Messrs. Johri and Leduc were first employed by UTC in November 1986 and June 1978, respectively, and later separated UTC service, before returning to UTC to take on senior roles. Both had accrued pension benefits under the FAE formula of the ERP and the PPP before they separated. Mr. Leduc was eligible for early retirement upon separation, and therefore, began receiving benefit payments under both plans, which continue to be made. Mr. Johri was not eligible for early retirement upon his separation and must wait until subsequent separation of employment to commence his previously accrued benefit. Since rejoining UTC, Messrs. Johri and Leduc are no longer eligible to accrue additional benefits in UTC’s pension plans, and instead receive age-based Company automatic contributions to their UTC Employee Savings Plan and Company Automatic Contribution Excess Plan accounts (detailed in footnotes 5(d) and 5(e) on page 55).

60	United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement

COMPENSATION TABLES

NONQUALIFIED DEFERRED COMPENSATION

UTC offers the following nonqualified deferred compensation programs:

Plan Name	Description
UTC Savings Restoration Plan (“SRP”)	The SRP is a nonqualified, unfunded deferred compensation arrangement that offers participants the opportunity to defer up to 6% of pay (base salary plus annual bonus) above the annual Internal Revenue Code compensation limit ($270,000 in 2017) applicable to the tax-qualified UTC Employee Savings Plan. Using the UTC Employee Savings Plan’s matching contribution formula, the SRP credits matching contributions equal to 60% of the amount deferred by the executive in the form of UTC deferred stock units. Participants are vested in their own deferrals and vest in the UTC match upon the earlier of three years of service or two years in the Plan. SRP balances may be distributed at the election of the participant in a lump-sum payment or in annual installments over periods ranging from two to 15 years. Employee deferrals are distributed in cash and Company matching amounts are distributed in shares of UTC Common Stock.
Company Automatic Contribution Excess Plan (“CACEP”)	Salaried employees, including NEOs, hired on or after January 1, 2010, do not participate in UTC’s pension plans. These employees do, however, receive age-based Company automatic contributions (equal to a percentage of salary and annual bonus) to their tax-qualified UTC Employee Savings Plan account. The purpose of the unfunded, nonqualified CACEP is to continue to credit these age-based Company automatic contributions on compensation that exceeds the Internal Revenue Code limit for the tax-qualified UTC Employee Savings Plan. Participants receiving benefits under the CACEP do not accrue a benefit under the PPP. Participants are vested in UTC contributions upon the earlier of three years of service or two years in the Plan.
UTC Deferred Compensation Plan (“DCP”)	The DCP is a nonqualified, unfunded deferred compensation arrangement that offers participants the opportunity to defer up to 50% of base salary and up to 70% of annual bonus until retirement or a fixed period elected by the participant of at least five years. All distributions are made in cash, either in a lump-sum payment or in annual installments (over a period elected by the participant, which can be between two and 15 years). If a participant’s employment terminates before he or she is eligible to retire, all balances are paid as a lump-sum in the April following termination.
PSU Deferral Plan	The PSU Deferral Plan allows executives to defer between 10% and 100% of their vested PSU awards that would otherwise be settled in unrestricted shares of UTC Common Stock. The deferred portion of the PSU award is converted into deferred stock units that accrue dividend equivalents. Distributions from the plan are made in full or in two to 15 annual installments, either upon retirement or at a future date selected by the executive (which may be no earlier than five years from the year the PSUs are deferred). Distributions are made in whole shares of Common Stock with any fractional units paid in cash. There were no NEOs who participated in this plan in 2017.

		Executive	Registrant	Aggregate	Aggregate	Aggregate
		Contributions	Contributions	Earnings in	Withdrawals/	Balance at
Name	Plan(1)	in Last FY ($)(2)	in Last FY ($)(3)	Last FY ($)(4)	Distributions ($)	Last FYE ($)(5)
G. Hayes	UTC Deferred Compensation Plan	$0	$0	$173,965	$0	$1,466,891
	UTC Savings Restoration Plan	$253,800	$152,280	$384,064	$0	$2,371,364
A. Johri	UTC Deferred Compensation Plan	$0	$0	$92,364	$0	$808,983
	UTC Savings Restoration Plan	$100,875	$60,525	$48,481	-$25,066(6)	$375,723
	UTC Company Automatic Contribution Excess Plan	$0	$92,469	$4,481	$0	$172,135
D. Gitlin	UTC Savings Restoration Plan	$86,550	$51,930	$100,868	$0	$650,017
R. Leduc	UTC Savings Restoration Plan	$67,050	$40,230	$35,606	$0	$301,269
	UTC Company Automatic Contribution Excess Plan	$0	$61,462	$2,650	$0	$108,693

(1)	Executives are eligible to participate in various deferred compensation plans as detailed above. Mr. McDonough does not participate in any deferred compensation arrangements.
(2)	Amounts shown are included in the Salary and Bonus columns of the Summary Compensation Table.
(3)	Amounts shown are included in the All Other Compensation column of the Summary Compensation Table.
(4)	Returns on amounts credited to hypothetical investment accounts, as described under “Investment Options” on page 62. These returns do not constitute above-market earnings, except for $10,287 credited to Mr. Hayes under the frozen Sundstrand Corporation Deferred Compensation Plan. This amount is included in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table.
(5)	The sum of contributions (both by the executive and UTC) and credited earnings on those deferrals, less withdrawals. Of these totals, the following amounts have been included in the Summary Compensation Table in prior years: $1,467,330 (Mr. Hayes), $765,150 (Mr. Johri) and $92,513 (Mr. Leduc).
(6)	Mr. Johri’s 2013 separation from service triggered distributions of his accrued Savings Restoration Plan benefit in 10 annual installments. Annual distributions of the previously accrued benefit will continue through 2023. Benefits Mr. Johri has earned under the Plan since he was rehired in 2015 are not included in these distributions.

United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement	61

COMPENSATION TABLES

INVESTMENT OPTIONS

Amounts deferred by participants under the SRP, CACEP and/or DCP may be allocated to one or more of the following hypothetical investment accounts:

Hypothetical Investment Accounts*	2017 Return
Income Fund	3.3%
Equity Fund (S&P 500)	21.9%
Government/Credit Bond Fund	4.1%
Small Company Stock Fund	18.2%
International Equity Fund	25.4%
Emerging Markets Equity Fund	37.3%
UTC Common Stock with Dividend Reinvestment	18.5%

*	Additional age-specific retirement date funds are also available. In 2017, NEOs participated in the Target Retirement Fund 2005 (8.1% return), Target Retirement Fund 2010 (9.6% return), Target Retirement Fund 2015 (11.5% return) and Target Retirement Fund 2020 (13.5% return).

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE-IN-CONTROL

SEVERANCE BENEFITS

Over the last 10 years, the Committee has made a number of modifications to the ELG severance program to align with market best practices and to serve the evolving needs of the Company. Changes are generally prospective due to existing contractual commitments. Benefit eligibility, therefore, depends on the date the executive was appointed to the ELG. The table below outlines these modifications:

ELG Appointment Date
	Prior to January 2006	Between January 2006 and April 2013	On or after May 2013
ELG Cash Separation Benefit	2.5x base salary	2.5x base salary	No cash benefit
Conditions to Receive Cash Separation Benefit	• Mutually agreeable separation; and • 3+ years as an ELG member	• Mutually agreeable separation prior to age 62; and • 3+ years as an ELG member; or • Change-in-control	N/A
ELG RSU Award*	No award granted	Grant value equal to 2x base salary at time of grant	Grant value up to $2 million, depending on role
Conditions to Vest in the ELG RSU Award	N/A	• Mutually agreeable separation on or after age 62; and • 3+ years as an ELG member; or • Change-in-control	• Mutually agreeable separation; and • 3+ years as an ELG member; or • Change-in-control
NEO Participation	Gregory Hayes	Robert McDonough	Akhil Johri
David Gitlin
Robert Leduc

*	ELG RSUs receive dividend equivalents during the vesting period that are reinvested as additional RSUs and are subject to the same vesting conditions as the underlying award.

A mutually agreeable separation occurs when:

• An ELG member’s position with UTC has been eliminated or diminished by a divestiture, restructuring, shift in priorities or similar event;	• An ELG member retires between age 62 and 65 with the Company’s consent; or • An executive retires at age 65 or older.

Voluntary terminations prior to age 62 or terminations related to misconduct do not qualify as mutually agreeable separations.

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COMPENSATION TABLES

Receipt of the ELG cash separation benefit and the ELG RSU award is contingent upon execution of an agreement containing the following restrictive covenants made by the executive for the protection of UTC: (i) non-compete; (ii) employee non-solicitation; (iii) non-disparagement; (iv) protection of confidential, sensitive and proprietary information; and (v) post-termination cooperation. The ELG separation benefit is not treated as compensation for purposes of determining benefits under UTC’s pension plans or any other benefit programs. Distributions are subject to certain restrictions imposed by Internal Revenue Code Section 409A.

CHANGE-IN-CONTROL BENEFITS

Change-in-control severance protection under our legacy Senior Executive Severance Plan (“SESP”) was designed to ensure continuity of management in potential change-in-control situations. In response to changing market practices, we closed this program to new participants effective June 2009. Accordingly, Mr. Hayes is the only NEO who remains eligible for the SESP benefit. Executives appointed to the ELG on or after June 2009 do not participate in the SESP and are instead covered by the standard ELG severance benefit (as previously discussed) in the event of a change-in-control.

The SESP provides a cash severance benefit of 2.99x the sum of base salary and target annual bonus for the year in which termination occurs, subject to various restrictive covenants. The SESP cash severance is reduced by 1/36th for each month that termination occurs after age 62 and, accordingly, is completely phased out at age 65.

A change-in-control generally occurs upon:

• The acquisition of 20% of UTC’s outstanding shares by a person or a group; • Incumbent directors no longer constituting a majority of the Board; or	• A merger or similar event where UTC shareowners own less than 50% of the voting shares of the new organization.

Benefits under both the legacy SESP and the UTC Long-Term Incentive Plan (“LTIP”) are subject to a “double trigger,” meaning benefits are only provided if a change-in-control is followed by an involuntary termination of employment or termination of employment for “good reason” within two years following a change-in-control event. “Good reason” generally includes material adverse changes in an executive’s compensation, responsibilities, authority, reporting relationship or work location. Under the LTIP, upon a change-in-control event, the vesting of outstanding equity awards will be accelerated, using target levels for performance-based awards.

United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement	63

COMPENSATION TABLES

The table below estimates the value of payments and benefits that each NEO would have been entitled to receive had employment terminated on December 31, 2017, under various hypothetical circumstances. Under UTC’s programs, benefit eligibility and the value of benefits an executive is entitled to receive vary depending on the reason for termination and whether the executive is eligible for retirement at that time.

Payment Type	G. Hayes	A. Johri	D. Gitlin	R. McDonough	R. Leduc
Involuntary Termination (for cause)
Cash Payment	$0	$0	$0	$0	$0
Pension Benefit (1)	$12,779,320	$2,450,965	$1,357,504	$801,938	$0
SAR Award Value (2)	$0	$0	$0	$0	$0
Stock Award Value (2)	$0	$0	$0	$0	$0
Sub-Total	$12,779,320	$2,450,965	$1,357,504	$801,938	$0
Less: Vested Pension	($12,779,320)	($2,450,965)	($1,357,504)	($801,938)	$0
Amount Triggered due to Termination	$0	$0	$0	$0	$0

Voluntary Termination
Cash Payment	$0	$0	$0	$0	$0
Pension Benefit (1)	$12,779,320	$2,450,965	$1,357,504	$801,938	$0
SAR Award Value (3)(4)	$32,531,525	$7,572,589	$3,569,933	$12,718,499	$7,305,115
Stock Award Value (3)(4)	$14,933,344	$4,734,888	$0	$7,167,903	$4,490,464
Sub-Total	$60,244,189	$14,758,442	$4,927,437	$20,688,340	$11,795,579
Less: Vested Pension and Equity	($60,244,189)	($14,758,442)	($4,927,437)	($20,688,340)	($11,795,579)
Amount Triggered due to Termination	$0	$0	$0	$0	$0

Involuntary Termination (not for cause)
Cash Payment (5)	$3,750,000	$0	$0	$2,250,000	$0
Pension Benefit (1)	$12,779,320	$2,450,965	$1,357,504	$801,938	$0
SAR Award Value (3)(6)	$32,531,525	$7,572,589	$5,831,657	$12,718,499	$7,305,115
Stock Award Value (3)(6)(7)	$14,933,344	$6,409,627	$5,046,032	$7,167,903	$4,490,464
Sub-Total	$63,994,189	$16,433,181	$12,235,193	$22,938,340	$11,795,579
Less: Vested Pension and Equity	($60,244,189)	($14,758,442)	($4,927,437)	($20,688,340)	($11,795,579)
Amount Triggered due to Termination	$3,750,000	$1,674,739	$7,307,756	$2,250,000	$0

Termination Following a Change-in-Control
Cash Payment (8)	$12,333,750	$0	$0	$2,250,000	$0
Pension Benefit (1)	$12,779,320	$2,450,965	$1,357,504	$801,938	$0
SAR Award Value (9)	$35,059,265	$10,121,237	$7,595,013	$13,639,199	$8,857,245
Stock Award Value (9)	$17,291,348	$12,322,879	$12,036,995	$8,775,795	$8,248,038
Sub-Total	$77,463,683	$24,895,081	$20,989,512	$25,466,932	$17,105,283
Less: Vested Pension and Equity	($53,482,979)	($12,564,238)	($4,927,437)	($17,320,492)	($9,550,347)
Amount Triggered due to Termination	$23,980,704	$12,330,843	$16,062,075	$8,146,440	$7,554,936

(1)	Estimated lump-sum value of the nonqualified portion of the retirement benefits accrued under UTC’s pension plans, assuming retirement or termination on December 31, 2017, payable as of such date or attainment of age 55 (if later). The present value of benefits payable under the qualified plan are shown in the Pension Benefits table on page 60. Mr. Leduc separated employment from UTC on January 15, 2014, triggering previously accrued pension benefit payments which he continues to receive (see footnote (2) of the Pension Benefits table on page 60 for more details). Upon rejoining UTC in his current role on January 15, 2016, Mr. Leduc is no longer eligible to accrue benefits under UTC’s legacy pension plans.
(2)	Outstanding equity awards will be forfeited upon involuntary termination (for cause).
(3)	Equity awards are valued based on the closing price of UTC Common Stock on the NYSE ($127.57) on the last trading day of 2017. For PSUs, target- and maximum-level vesting is shown for the 2017 and 2016 PSU grants, respectively, based on estimated performance as of December 31, 2017. The actual vesting (28% of target) is shown for the 2015 PSU grant.

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COMPENSATION TABLES

(4)	SARs and RSUs (except for special out-of-cycle grants and ELG RSU awards) outstanding for more than one year will vest in the event of voluntary termination only after attaining qualifying retirement under the LTIP (defined as either: (i) age 55 plus 10 years of service; or (ii) “Rule of 65” — age 50 to 55 plus years of service add up to 65 or more). For executives who have attained qualifying retirement status, PSUs outstanding for at least one year will remain eligible to vest at the completion of the performance period to the extent performance targets are achieved. All NEOs, except for Mr. Gitlin, have satisfied one or both of these qualifying retirement conditions. For non-retirement eligible executives who voluntarily terminate, all unvested awards are cancelled and vested SARs may be exercised up to 90 days following separation. Special out-of-cycle SAR and RSU awards forfeit upon voluntary termination, regardless of the retirement eligibility status of the executive.
(5)	ELG cash separation benefit equal to 2.5x base salary payable as a lump-sum in the event of a mutually agreeable separation (defined on page 62) following at least three years of ELG service (and for Mr. McDonough, only if separation occurs prior to age 62). ELG members appointed on or after May 2013, including Messrs. Johri, Gitlin and Leduc are not eligible for this cash separation benefit and instead received an ELG RSU grant, as described in footnote (7).
(6)	For awards outstanding for more than one year, SARs and RSUs (except for special out-of-cycle grants) will vest, and PSUs will remain eligible to vest (to the extent performance targets are achieved) in the event of involuntary termination (not for cause) after an executive qualifies for retirement. For executives who have not yet qualified for retirement but have held awards for at least one year, a pro-rata portion of SARs and RSUs will vest and a pro-rata portion of PSUs will remain eligible to vest at the completion of the performance period to the extent performance goals are achieved. Special out-of-cycle SAR and RSU awards forfeit upon involuntary termination, regardless of the retirement eligibility status of the executive.
(7)	ELG RSUs will vest in the case of mutually agreeable separation (as defined on page 62) following three years of ELG service (and for Mr. McDonough, only after obtaining age 62).
(8)	Change-in-control benefits are provided in accordance with the Senior Executive Severance Plan (“SESP”), which was closed to new participants effective June 2009. Mr. Hayes is the only NEO eligible for the SESP benefit. The SESP provides a lump-sum cash benefit equal to 2.99x the sum of base salary and target annual bonus. ELG members appointed on or after June 2009 but prior to May 2013 (Mr. McDonough) are eligible for the standard ELG cash severance payment upon change-in-control (2.5x base salary), while ELG members appointed on or after May 2013 (Messrs. Johri, Gitlin and Leduc) are not eligible for a cash payment under either program.
(9)	In the event of termination for “good reason” following a change-in-control (as defined on page 63), the LTIP provides for the accelerated vesting of all outstanding equity awards (including awards outstanding for less than one year, special out-of-cycle equity awards and ELG RSU awards). Awards are valued using the closing stock price on the last trading day of 2017 and PSUs reflect vesting at target, except where actual performance is known as of December 31, 2017.

United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement	65

CEO

Pay Ratio

Background

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule requiring companies to disclose the ratio of the median employee’s total annual compensation relative to total annual compensation of the CEO. The following section provides details on the methodology used to identify the median employee, as well as the 2017 results of this analysis, which were both determined in accordance with the SEC disclosure rules.

How We Identified the Median Employee

UTC used the following parameters to identify the employee whose pay was at the median of all UTC employees globally.

Consistently Applied Compensation Measure

The compensation measure we used to identify the median employee was gross cash compensation paid to employees from October 1, 2016 to September 30, 2017. Gross cash compensation varies by country and is based on local pay practices, but generally includes:

• Base salary (including any local allowances)

• Incentive pay (including cash bonuses, sales incentives and other variable pay programs)

• Any other cash awards or payments(1)

Employees Included

For the purposes of identifying the median employee, we included all active UTC employees (excluding the CEO) on October 1, 2017, located in 48 countries in which UTC has operations. UTC’s employee population in these 48 countries represents 95% (or 197,116) of our 207,464 active employees on that date. As of October 1, 2017, our global population consisted of 67,586 U.S. employees and 139,878 non-U.S. employees.

Employees Excluded

We excluded 10,348 employees from 36 countries under the SEC’s de minimis exemption(2) and an estimated 659 employees from 22 businesses acquired by UTC in 2017.(3)

Methodology and Material Assumptions

Annualized pay. Pay was annualized for employees who worked a partial year between October 1, 2016, and September 30, 2017. Partial-year employees include mid-year hires, employees on paid or unpaid leave, and employees on active military duty.

Foreign exchange rates. Foreign currencies were converted into U.S. dollars as of October 1, 2017, based on the average daily spot rates during September 2017.

Unavailable data. In a few jurisdictions, sufficient employee-level compensation data was unavailable for the full period. This impacted 2,392 of our employees. In such cases, UTC used known data for these employees and annualized the full year or employment period. Sensitivity testing was then completed to ensure this population did not materially impact the outcome of the median employee.

(1)	In some countries, due to differences in payroll systems and local laws and regulations, gains realized on the vesting and/or exercise of equity awards, as well as company contributions to government-sponsored social plans may be included.

(2)	The countries and approximate number of UTC employees excluded from the calculation are as follows: Bahamas (1), Bosnia Herzegovina (10), Botswana (5), Brunei (33), Bulgaria (24), Costa Rica (15), Cyprus (26), Egypt (278), El Salvador (15), Estonia (50), Ethiopia (1), Fiji (4), Guatemala (46), Honduras (10), India (7,230), Indonesia (756), Iraq (1), Kenya (1), Kazakhstan (18), Latvia (17), Lebanon (1), Luxembourg (126), Malawi (2), Mozambique (7), Namibia (7), Pakistan (1), Panama (51), Papua New Guinea (4), Philippines (3), Qatar (106), Romania (105), Serbia Montenegro (7), Slovak Republic (107), Slovenia (31), Thailand (761) and Ukraine (488).

(3)	In accordance with the SEC’s rules, the following entities acquired in 2017 and the approximate number of employees from each entity that were excluded from the calculation are: EcoEnergy (253), EMS Security Group (2), Sensitech Japan (7), Grubbauer (5), Melco (165), Mura (14), CY.EL.ES Portofolio (5), Formet-Lift (6), A2M (23), Zaxarias Agrinio (2), Ring Hing Engineering Services Co Ltd (41), Liszka (10), ZTSM (5), Movilift (3), Juzz for Lifts (12), Liftprogres (2), Zema (10), Liftplus (6), Liftsur (8), Luque (1), Sael (8), Hainna YueAo (71).

66	United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement

CEO PAY RATIO

Calculating the Ratio

Summary Compensation Table Values

Once we identified the median employee using gross cash compensation as our compensation measure, we then calculated the 2017 total compensation for our CEO and the median employee for the full year using the same methodology required by the SEC for reporting in the Summary Compensation Table (see page 54 of this Proxy Statement). For the CEO and the median employee, the Summary Compensation Table values include employee fringe benefits, such as company contributions to healthcare and retirement plans.

Results

The 2017 total annual compensation value for Mr. Hayes was $17,027,493 and for UTC’s global median employee was $72,433, resulting in a ratio of 235:1.

With approximately 67% of our employees located outside the United States, UTC has operations in nearly every country in the world. We believe paying competitive wages targeted at the median of local labor markets within our diverse industry segments is essential to ensuring a productive, engaged workforce and a sustainable business. Consequently, a global ratio may not be particularly informative without any context for foreign labor markets and the diversity in the roles of UTC’s employees around the world.

Comparing UTC’s Ratio to Other Companies

A number of factors unrelated to compensation significantly impact this calculation and are particularly important when comparing UTC’s ratio to ratios at other companies. These factors include: industry-specific pay differentials, company and organizational structure (e.g., outsourcing vs. insourcing) and the geographic location of employee populations.

United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement	67

PROPOSAL 3

Approve the UTC 2018

LONG-TERM INCENTIVE PLAN

We are asking shareowners to approve the United Technologies Corporation 2018 Long-Term Incentive Plan (the “Plan”). The Plan was approved by UTC’s Board of Directors (the “Board”) on February 5, 2018, subject to shareowner approval as required by the NYSE. Key features of the Plan are summarized below. The full text of the Plan, can be found in Appendix C to this Proxy Statement on pages 93-103.

If Proposal 3 is approved by shareowners, the Plan will:

• Authorize 35 million shares for future issuance under the Plan, plus the total number of previously approved shares that remain available for new awards as of the Effective Date of the Plan (approximately 24.8 million shares) under the Amended and Restated United Technologies Long-Term Incentive Plan (the “Prior Plan”).

• Terminate on April 30, 2028, the 10th anniversary of the Annual Meeting at which shareowners approve the Plan, unless otherwise extended by shareowner approval. Awards outstanding under the Plan on the termination date will not be impacted by the termination.

Q&A Regarding the Plan

How Does the Plan Benefit Shareowners?

The Board believes that the Plan will serve its intended purpose of:

•	Aligning shareowner and management interests. Enabling UTC to implement an executive compensation program that correlates compensation opportunities with shareowner value.

•	Driving long-term, sustainable growth. Focusing management on long-term, sustainable performance. The Board believes that equity incentive award opportunities have contributed to UTC’s 112% cumulative total shareowner return over the 10-year period ending on December 29, 2017.

•	Enabling UTC to attract, retain and motivate top talent. The Plan supports UTC’s ability to attract, retain and motivate a qualified and talented executive leadership team which has enabled us to maintain our competitive advantage.

How Does the Plan Protect the Interest of Shareowners?

The following features have been incorporated into the Plan to protect shareowners’ interest and mitigate potential risk:

•	No assignment or transfer of awards for value	•	Awards do not automatically vest upon a change-in-control

•	No stock appreciation right or stock option repricing without shareowner approval	•	Strong clawback policy

•	No underwater buyouts of stock appreciation rights or stock options	•	Post-termination restrictive covenants

•	No evergreen provisions	•	Individual grant limits

		•	No option reload feature

		•	No discounted stock appreciation rights or stock options

In addition, UTC’s policy prohibits UTC executives and directors from hedging or pledging UTC shares (see page 52 for details).

68	United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement

APPROVE THE UTC 2018 LONG-TERM INCENTIVE PLAN	PROPOSAL 3

What Will Happen to the Shares Remaining in the Prior Plan?

Currently, equity awards are being granted under the Prior Plan. If Proposal 3 is approved by shareowners, no new awards will be granted under the Prior Plan, except for shares issued for awards outstanding under the Prior Plan, including dividends reinvested relative to such awards. Following shareowner approval of this Proposal 3, shares remaining available for new awards under the Prior Plan (including shares that are forfeited, terminate, expire, lapse without being exercised or are settled for cash) will become issuable under the Plan.

If shareowners do not approve this Proposal 3, the authorized shares remaining under the Prior Plan will continue to be available for future grants.

What is the Rate at which Shares Have Been Used under the Prior Plan?

Burn Rate. Measures how quickly UTC is using the shares available for incentive plan purposes. Higher burn rates indicate shares are being used more quickly.

BURN RATE* IS CALCULATED BY:	UTC HISTORICAL BURN RATE (%)

*	Data for the burn rate calculation is based on: (1) SARs, stock options and other units (other than PSUs) granted and PSUs earned during the year, as reported in Exhibit 13 of UTC’s Form 10-K for the applicable year; (2) weighted average basic shares outstanding, as reported in Exhibit 13 of UTC’s Form 10-K for the applicable year. The burn rate is calculated by using 4.03 shares for every full-value award granted (other than PSUs) and each PSU earned during the applicable year and 1 share for each SAR or stock option granted during the applicable year, as required by the Prior Plan.

How Much has the Prior Plan Diluted Shares Outstanding?

Overhang. Measures the extent to which long-term incentives awarded to employees and non-employee directors dilute the Company’s outstanding shares. The higher the overhang, the greater the dilutive impact.

OVERHANG* IS CALCULATED BY:	UTC HISTORICAL OVERHANG (%)

*	Data for the overhang calculation is based on: (1) shares available for future issuance under the Prior Plan as reported in Item 12 of UTC’s Form 10-K or Proxy Statement for the applicable year; (2) shares outstanding under the Prior Plan at fiscal year-end as reported in Exhibit 13 of UTC’s Form 10-K for the applicable year; and (3) basic common stock issued and outstanding as of the record date of the Proxy Statement for the applicable fiscal year.

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PROPOSAL 3	APPROVE THE UTC 2018 LONG-TERM INCENTIVE PLAN

What Are the Individual Award Limits under the Plan?

Individual participants (except non-employee directors) may not be granted awards in excess of 1,000,000 shares (for stock appreciation rights and stock options), 500,000 shares (for restricted stock, restricted stock units or performance shares or any other type of “full-value award”), and $10,000,000 (for cash-denominated awards) in any single calendar year. Non-employee directors of UTC may not be granted awards under the Plan which, in combination with any cash retainer fees, exceed $1,500,000 during any single calendar year.

How Many Awards Are Outstanding and How Many Shares Remain Issuable under the Prior Plan?

The following table provides the outstanding options, warrants and rights, as well as the shares that remain available for issuance under the Prior Plan:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights ($/share) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

As of December 31, 2017:
Equity compensation plans approved by security holders	14,937,000(1)	$91.87	31,922,433(2)

As of February 14, 2018:
Equity compensation plans approved by security holders	14,790,000(3)	$96.56	24,811,284(2)
(1)	Consists of the following issuable shares of Common Stock awarded under the Prior Plan: (i) shares of Common Stock issuable upon the exercise of outstanding stock options; (ii) shares of Common Stock issuable upon the exercise of outstanding SARs; (iii) shares of Common Stock issuable pursuant to vesting of outstanding RSUs and PSUs, assuming target-level performance for PSUs (up to an additional 1,220,630 could be issued if performance goals are achieved above target), except for the 2015 PSU award which reflects actual performance achieved; and (iv) shares of Common Stock issuable upon the vesting of outstanding deferred stock units (“DSUs”) and RSUs awarded under the United Technologies Corporation Board of Directors Deferred Stock Unit Plan, as amended and restated effective April 24, 2017. Under the Prior Plan, each SAR referred to in clause (ii) is exercisable for a number of shares of Common Stock having a value equal to the increase in the market price of a share of such stock from the date the SAR was granted. For purposes of determining the total number of shares to be issued with respect of outstanding SARs, the closing price of UTC Common Stock on the last trading day of 2017 of $127.57 was used. The weighted average exercise price of outstanding options, warrants and rights shown in column (b) takes into account only the shares identified in clause (i) and (ii).
(2)	Represents the maximum number of shares of Common Stock available to be awarded under the Prior Plan as of December 31, 2017 and February 14, 2018, respectively. RSUs and PSUs (full-value awards) will result in a reduction in the number of shares of Common Stock available for delivery under the Prior Plan in an amount equal to 4.03 times the number of shares, subject to the awards. SARs and stock options are not full-value awards and will result in a reduction in the number of shares of Common Stock available for delivery under the Prior Plan on a one-for-one basis.
(3)	Reflects 2018 grants of stock options, SARs, PSUs and RSUs under the Prior Plan, as well as exercises, vestings, and cancellations since December 31, 2017. For purposes of determining the number of SARs to be issued, the UTC Common Stock price on February 14, 2018, of $126.70 was used. PSUs reflect target-level performance. Up to an additional 1,815,769 PSUs could be issued if performance goals are achieved above target.

Will the Plan Be Impacted by the Conversion of Rockwell Collins Equity Awards to UTC Equity Awards upon the Closing of UTC’s Acquisition of Rockwell Collins?

Under the terms of the merger agreement between UTC and Rockwell Collins, equity awards granted after the transaction announcement date, but before the closing of the acquisition, will be converted into UTC equity awards. However, because these awards were granted under Rockwell Collins’ long-term incentive plans, which are being assumed by UTC, the Rockwell Collins converted equity awards will not reduce the awards available for future issuance under the Plan.

How Long Will the Shares Authorized under the Plan Last?

The authorized reserve consisting of (i) 35 million shares of Common Stock, plus (ii) the number of shares available for new awards under the Prior Plan as of the Effective Date of the Plan (approximately 24.8 million shares) is expected to be sufficient for Plan awards for approximately three to five years. After utilization of these shares, continued grants of awards under the Plan would require additional shareowner approval.

UTC believes that the authorization of 35 million shares, in addition to the shares remaining available under the Prior Plan, is appropriate in part because the merger with Rockwell Collins will significantly increase the number of employees eligible for UTC equity awards and any remaining shares in Rockwell Collins’ long-term incentive plans will not be used for future UTC equity awards.

70	United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement

APPROVE THE UTC 2018 LONG-TERM INCENTIVE PLAN	PROPOSAL 3

Who Administers the Plan?

The Plan will be administered by the Board or, if the Board elects, by the Compensation Committee or any other committee of the Board as designated by the Board from time to time (including, with respect to awards to non-employee directors, the Committee on Governance and Public Policy). All references in this proposal to the “Committee” refer to the Board as a whole or the applicable committee designated by the Board. Subject to applicable law, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members or other persons it selects, provided that no delegation of authority will be permitted that would cause a transaction pursuant to the Plan to be subject to (and not exempt from) Section 16(b) of the Securities Exchange Act of 1934, as amended.

Subject to the terms and conditions of the Plan, the Committee will have absolute authority to administer the Plan, including the authority to select the eligible individuals to receive awards, to determine the type of each award, the number of shares to be granted, and the terms and conditions of the awards. The Committee also has authority to adopt procedures or sub-plans as necessary or advisable to comply with foreign legal or regulatory provisions for awards granted to participants outside of the United States.

New Plan Benefits. As of the date of this Proxy Statement, no awards have been granted under the Plan. All awards to be made under the Plan are subject to the future exercise of discretion by the Committee or its delegates, and accordingly are not presently determinable.

How Are Shares Counted under the Plan?

Action	How Shares are Counted
Grant of restricted stock, restricted stock units, performance share units and any other award that is not a stock appreciation right or stock option (i.e., full-value awards).	Number of shares available for future awards is reduced by 4.03 for each share granted.
Grant of stock appreciation rights and stock options.	Number of shares available for future awards is reduced by 1 share for each share granted.
Award forfeits, terminates, expires or lapses instead of vesting or being exercised.	Shares are made available for future awards under the Plan.
Shares tendered or withheld to pay the exercise price of stock appreciation rights or stock option or to satisfy tax withholding obligations.	Shares are not made available for future awards under the Plan.
Shares tendered or withheld on full-value awards to satisfy tax withholding obligations.	Shares are not made available for future awards under the Plan.
Settlement in cash of awards valued by reference to shares.	Awards settled in cash do not count as shares issued under the Plan.

Who Is Eligible to Participate in the Plan?

Directors, officers and employees of UTC and its subsidiaries and affiliates, and prospective directors, officers and employees who have accepted offers of employment from UTC and its subsidiaries and affiliates are eligible to receive awards under the Plan. As of December 31, 2017, there were 13 directors and 204,651 employees of UTC and its subsidiaries and affiliates.

Which Types of Awards Can the Committee Grant under the Plan?

Stock Appreciation Rights and Stock Options. Stock appreciation rights and stock options entitle the participant to receive an amount in cash or shares with a value equal to the product of: (i) the difference between the fair market value of one share on the exercise date less the fair market value of one share on the grant date (“the spread”), multiplied by (ii) the number of stock appreciation rights or stock options that have been exercised. Stock options granted under the Plan may either be incentive stock options (“ISOs”), which are intended to qualify for favorable treatment to the recipient under U.S. federal tax law, or nonqualified stock options, which do not qualify for this favorable tax treatment. The exercise price will be determined by the Committee and provided in the applicable award agreement, and will not be less than the fair market value (as defined in the

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PROPOSAL 3	APPROVE THE UTC 2018 LONG-TERM INCENTIVE PLAN

Plan) on the grant date. In no event may any stock appreciation right or stock option granted under this Plan be amended (other than as described on page 73 under “Plan and Award Adjustments”) to: (i) decrease the exercise price; (ii) cancel in exchange for cash or other awards or in conjunction with the grant of any new stock appreciation right or stock option with a lower exercise price; or (iii) be subject to any action that would be treated, under the applicable stock exchange listing standards or for accounting purposes, as a “repricing,” unless such amendment, cancellation or action is approved by shareowners. The term of each stock appreciation right and stock option is fixed by the Committee, but cannot be more than 10 years after the grant date. The effect of a participant’s termination of service on any award held by the participant will be described in the applicable award agreement.

A stock option that is intended to qualify as an ISO may not be granted to an eligible individual who at grant owns more than 10% of the total combined voting power of all classes of stock of UTC, unless at the time the exercise price of such ISO is at least 110% of the fair market value of a share and is not exercisable after the fifth anniversary of the grant date. In addition, the aggregate fair market value of the shares at grant for which ISOs become exercisable by a participant during any calendar year may not exceed $100,000.

Restricted Stock and Restricted Stock Units. Shares of restricted stock are actual shares of Common Stock issued to a participant. The Committee determines: (i) the participants eligible to receive restricted stock; (ii) the timing of grants; (iii) the number of shares to be awarded; (iv) the vesting conditions of awards; (v) the conditions in which an award may be subject to forfeiture; and (vi) any other terms and conditions of the award, in addition to those contained in the Plan. A participant holding restricted shares will have all the rights of a shareowner of UTC holding shares of Common Stock, including, if applicable, the right to vote the shares and the right to receive any dividends (except as otherwise noted under the question “Can Equity Awards Earn Dividends or Dividend Equivalents under the Plan?” below).

Restricted stock units, which include deferred stock units and performance share units, are awards denominated in shares that will be settled, subject to the applicable award’s terms and conditions, in a specified number of shares of Common Stock or cash equal to the fair market value of the number of shares of Common Stock. The Committee may require that restricted stock units vest based on either the continued service of the participant, the attainment of performance goals or a combination of both. Restricted stock units will be settled upon vesting or at a later time if permitted pursuant to a deferred compensation arrangement. Certain restricted stock unit awards may be eligible for dividends or dividend equivalents.

Performance Awards. The grant or vesting of awards under the Plan may be conditioned on the achievement of performance goals established by the Committee, which may be based on attainment of specified levels of one or more of the following measures, or of any other measures determined by the Committee in its discretion including: stock price, total shareholder return, earnings (whether based on earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization), earnings per share, return on equity, return on sales, return on assets or operating or net assets, market share, objective customer service measures or indices, pre- or after-tax income, net income, cash flow (before or after dividends or other adjustments), free cash flow, cash flow per share (before or after dividends or other adjustments), gross margin, working capital and gross inventory turnover, risk-based capital, revenues, revenue growth, return on capital (whether based on return on total capital or return on invested capital), cost control, gross profit, operating profit, unit volume, sales, in each case with respect to the Corporation or any one or more Subsidiaries, divisions, business units or business segments thereof, either in absolute terms or relative to the performance of one or more other companies (including an index covering multiple companies).

Other Stock-Based Awards. Other stock-based awards are awards under the Plan not otherwise specifically described in the Plan that are valued by reference to, or otherwise relate to, shares of Common Stock, and which are subject to terms and conditions consistent with the terms of the Plan that are determined by the Committee.

Cash Awards. Cash awards are awards under the Plan that are denominated and payable in cash and which are subject to such terms and conditions consistent with the terms of the Plan as are determined by the Committee.

Can Equity Awards Earn Dividends or Dividend Equivalents under the Plan?

Any dividends or dividend equivalents credited with respect to any award under the Plan will be subject to the same time and/or performance-based vesting conditions applicable to such award and will, if vested, be delivered or paid at the same time as the underlying award. The award agreement will specify if the award is subject to dividend or dividend equivalent payments. Stock appreciation rights and stock options cannot receive dividend or dividend equivalent payments under the Plan.

72	United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement

APPROVE THE UTC 2018 LONG-TERM INCENTIVE PLAN	PROPOSAL 3

Does the Plan Have a Minimum Vesting Period Requirement?

The Committee may not grant awards with a designated vesting period of less than one year, except for awards granted to a maximum of 5% of the authorized share reserve under the Plan.

Additional Information about the Plan

Plan and Award Adjustments

The Committee has discretion to make adjustments to the Plan and outstanding awards in limited circumstances, as described below.

Corporate Transactions and Other Corporate Events. In the event of a: (i) a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, disposition for consideration of an equity interest in a subsidiary or affiliate, or similar event affecting UTC or any of its subsidiaries; or (ii) a stock dividend, stock split, reverse stock split, reorganization, share combination, or recapitalization or similar event affecting the capital structure of UTC, or a disaffiliation, separation or spinoff, or other extraordinary dividend, the Committee or the Board may in its discretion, in the case of events described in clause (i) and (ii), make such substitutions or adjustments as it deems appropriate and equitable to: (A) the aggregate number and kind of shares or other securities reserved for issuance and delivery under the Plan; (B) the various maximum limitations on the grants to individuals of certain types of awards; (C) the number and kind of shares or other securities subject to outstanding awards; (D) financial goals or results relating to a performance goal; and (E) the exercise price of outstanding awards. In the case of certain corporate transactions, such an adjustment may consist of cancellation of outstanding awards in exchange for payments of cash, property or a combination of both having an aggregate value equal to the value of such awards, which in the case of an option may be the excess, if any of the deal consideration per share over the per share exercise price.

Change-in-Control. Upon a change-in-control of UTC, participants will be granted replacement awards by the acquiring or surviving company that are of the same type held prior to the change-in-control. Performance awards will be converted into replacement time-based awards for the remainder of the applicable performance period (or such shorter period determined by the Committee), with the number of underlying shares determined based on the greater of actual performance through the latest practicable date prior to the change-in-control and target performance. Replacement awards will generally continue to vest on the same schedule as the original awards, except that, if a participant’s employment is terminated by UTC other than for cause, or if the participant terminates for “good reason,” in each case, within the 24 months following the change-in-control, then the participant’s replacement awards will become vested in full. In the event an acquiring or surviving company refuses to issue replacement awards, or if the acquiring or surviving company is not a publicly held company, then all awards will become vested in full, with performance awards vesting at the greater of actual performance through the latest practicable date prior to the change-in-control and target performance. The terms “cause,” “good reason” and “change-in-control” are defined in the Plan.

Plan and Award Amendments. The Committee may amend, alter or discontinue the Plan at any time, subject to two limitations. First, no amendment, alteration or discontinuance may materially impair the rights of a participant with respect to a previously granted award without the participant’s consent (unless the amendment is required to comply with applicable law, stock exchange rules, tax rules or accounting rules). Second, an amendment must receive approval of shareowners, if required by applicable law, or the applicable stock exchange listing standards. The Committee may unilaterally amend the terms of any outstanding award, but no such amendment shall, without the participant’s consent and except as otherwise described above, materially impair the rights of any participant with respect to an award, except such an amendment made to cause this Plan or award to comply with applicable law, applicable stock exchange listing standards or accounting rules.

Clawback Provisions

The Committee has the authority, in the event of certain types of misconduct or upon the occurrence of specified events to cancel awards, including vested awards, and to recoup gains realized by participants from previous awards.

United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement	73

PROPOSAL 3	APPROVE THE UTC 2018 LONG-TERM INCENTIVE PLAN

Federal Income Tax Consequences

The following discussion is intended only as a brief summary of the material U.S. Federal income tax rules that are generally relevant to Plan awards as of the date of this Proxy Statement. The laws governing the tax aspects of awards are highly technical and such laws might change. The following discussion does not address state, local or non-U.S. income tax rules applicable to awards under the Plan.

SARs and Stock Options. Upon the exercise of a SAR or stock option, an award recipient will recognize ordinary income equal to the spread which will constitute compensation taxable to the recipient as ordinary income. UTC will generally be entitled to a corresponding federal income tax deduction equal to the amount of ordinary income recognized by the recipient. Upon the sale of UTC Common Stock acquired upon exercise, the recipient will generally recognize a long- or short-term capital gain or loss, depending on whether the recipient held the share for more than one year from the date of exercise. With respect to ISOs, a recipient generally will not recognize taxable income when the ISO is exercised, unless the recipient is subject to the alternative minimum tax. If the recipient sells the shares more than two years after the ISO was granted and more than one year after the ISO was exercised, the recipient will recognize a long-term capital gain or loss, measured by the difference between the sale price and the exercise price of the shares. UTC will not receive a tax deduction with respect to the exercise of an ISO if the ISO holding period is satisfied. Award recipients do not recognize any taxable income, and UTC is not entitled to a deduction upon the grant of a stock appreciation right, a nonqualified stock option or an ISO.

Other Awards. The recipient of a restricted stock, restricted stock units, other stock-based awards or cash awards will generally not recognize taxable income at the time of grant as long as the award is subject to a substantial risk of forfeiture as a result of performance-based and/or service-based vesting requirements. The recipient will generally recognize ordinary income when the substantial risk of forfeiture expires or is removed unless, in the case of an award other than restricted stock, the cash to be paid or shares to be delivered are deferred until sometime after the vesting date, in which case, the recipient will generally recognize ordinary income upon receipt of such cash or shares. UTC will generally be entitled to a corresponding deduction equal to the amount of income the recipient recognizes. If the recipient holds shares received upon settlement of an award for more than one year, the capital gain or loss when the recipient sells the shares will be long-term.

IRC Section162(m). In general, Section 162(m) of the U.S. tax code limits UTC’s compensation deduction to $1,000,000 paid in any tax year to any “covered employee” as defined under Section 162(m). Section 162(m) may result in all or a portion of the awards granted under the Plan to “covered employees” failing to be deductible to UTC for federal income tax purposes.

The Board of Directors recommends a vote FOR this proposal.	FOR

74	United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement

REPORT OF THE

Audit Committee

The Audit Committee (the “Committee”) assists the Board of Directors in its oversight of UTC’s financial accounting and reporting processes and the adequacy of its system of internal controls and processes to assure compliance with Company policies and procedures, its Code of Ethics, and applicable laws and regulations. The Committee annually nominates an independent auditor for appointment by the shareowners, and evaluates the independence, qualifications and performance of UTC’s internal and independent auditors. Specific responsibilities of the Committee are set forth in the Audit Committee Charter adopted by the Board, which is available on the Company’s website.

Management has the primary responsibility for the financial statements and the financial reporting processes, including the system of internal accounting controls. PricewaterhouseCoopers LLP (“PwC”), the Company’s Independent Auditor, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting.

In fulfilling its oversight responsibilities, the Committee has reviewed and discussed with Management and the Independent Auditor UTC’s audited financial statements as of and for the year ended December 31, 2017, as well as the representations of Management and the Independent Auditor’s opinion thereon regarding UTC’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act. The Committee discussed with UTC’s internal and independent auditors the overall scope and plans for their respective audits. The Committee met with the internal and independent auditors, with and without Management present, to discuss the results of their examinations, the evaluation of UTC’s internal controls, Management’s representations regarding internal control over financial reporting and the overall quality of UTC’s financial reporting.

The Committee has discussed with UTC’s Independent Auditor the matters required by the Public Company Accounting and Oversight Board’s (“PCAOB”) Auditing Standard No. 16 Communications with Audit Committees. It has also discussed with UTC’s Independent Auditor its independence from UTC and its Management, including the written disclosures and letter from UTC’s Independent Auditor required by the PCAOB’s Rule 3526, Communication with Audit Committees Concerning Independence, as approved by the SEC. The Committee has concluded that PwC’s provision of non-audit services as described on pages 76-77 is compatible with PwC’s independence.

UTC’s Independent Auditor represented to the Committee that UTC’s audited financial statements were fairly presented in accordance with generally accepted accounting principles in the United States of America. Based on the reviews and discussions referred to above, the Committee has recommended to the Board of Directors that the audited financial statements be included in UTC’s Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the SEC. The Committee nominates the firm of PwC for appointment by the shareowners as UTC’s Independent Auditor for 2018.

AUDIT COMMITTEE

Edward A. Kangas, Chair	Diane M. Bryant	Margaret L. O’Sullivan
Lloyd J. Austin III	Marshall O. Larsen	Fredric G. Reynolds

United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement	75

PROPOSAL 4

Appoint an Independent

AUDITOR FOR 2018

As required by our Bylaws, we are asking shareowners to vote on a proposal to appoint a firm of independent registered public accountants to serve as the Company’s Independent Auditor until the next annual meeting. PricewaterhouseCoopers LLP (“PwC”), an independent registered public accounting firm, served as UTC’s Independent Auditor in 2017 and 2016, and the Audit Committee has nominated, and the Board of Directors has approved, the firm for appointment by the shareowners to serve again as UTC’s Independent Auditor for 2018 until the next Annual Meeting in 2019.

Frequently Asked Questions About the Auditor

How Is the Auditor Reviewed by the Company?

The Audit Committee is directly responsible for the nomination, compensation, retention and oversight of the Company’s Independent Auditor. To fulfill this responsibility, the Committee engages in a comprehensive annual evaluation of the Independent Auditor’s qualifications, performance and independence, and periodically considers the advisability and potential impact of selecting a different independent registered public accounting firm to serve in that capacity.

Is the Audit Partner Rotated?

In accordance with SEC rules and PwC policies, audit partners are subject to rotation requirements that limit the number of consecutive years an individual partner may provide service to our Company. For lead and concurring audit partners, the maximum number of consecutive years of service in that capacity is five years. The process for selection of the Company’s lead audit partner pursuant to this rotation policy includes a meeting of the Chairman of the Audit Committee with the candidate for the role, as well as consideration of the candidate’s qualifications by the full Committee and with management.

Will the Auditor Attend the Annual Meeting?

Representatives of PwC will be present at the 2018 Annual Meeting, will have an opportunity to make any statements they desire, and will also be available to respond to appropriate questions from shareowners.

What Were the Auditor’s Fees in 2017 and 2016?

(in thousands)	Audit	Audit-Related	Tax	All Other Fees	Total
2016	$39,744	$5,676	$18,183	$557	$64,160
2017	$38,370	$6,637	$17,000	$1,320	$63,327

Audit Fees. Fees in both years consisted of fees for the audit of UTC’s consolidated annual financial statements and the effectiveness of its internal control over financial reporting, the review of interim financial statements in UTC’s quarterly reports on Form 10-Q and the performance of audits in accordance with statutory requirements. Audit fees for statutory audits were $16,400,000 in 2017 and $16,900,000 in 2016.

Audit-Related Fees. Fees in both years consisted of audit-related fees for financial and tax due diligence assistance related to acquisition and disposition activity, employee benefit plan audits, advice regarding the application of generally accepted accounting principles for proposed transactions, special reports pursuant to agreed-upon procedures, contractually required audits and compliance assessments. Audit-related fees in 2017 also included services related to our proposed acquisition of Rockwell Collins, including financial and tax due diligence, and regulatory filings.

76	United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement

APPOINT AN INDEPENDENT AUDITOR FOR 2018	PROPOSAL 4

Tax Fees. In 2017, tax fees consisted of approximately $11,000,000 for U.S. and non-U.S. tax compliance, related planning and assistance with tax refund claims and expatriate tax services, and approximately $6,000,000 for tax consulting and advisory services. In 2016, tax fees consisted of approximately $12,773,000 for U.S. and non-U.S. tax compliance, related planning and assistance with tax refund claims and expatriate tax services, and approximately $5,410,000 for tax consulting and advisory services.

All Other Fees. In 2017, all other fees primarily consisted of accounting research software, government compliance, cybersecurity risk assessment and proxy consulting services. All other fees in 2016 primarily consisted of accounting research software, benchmarking, government compliance and other services.

How Does the Committee Monitor and Control Non-Audit Services?

The Audit Committee has adopted procedures requiring its review and approval in advance of all particular engagements for services provided by UTC’s Independent Auditor. Consistent with applicable laws, the procedures permit limited amounts of services, other than audit, review or attest services, to be approved by one or more members of the Committee pursuant to authority delegated by the Committee, provided the Committee subsequently is informed of each particular service approved by delegation. All of the engagements and fees for 2017 and 2016 were approved by the Committee. The Committee reviews with PwC whether the non-audit services to be provided are compatible with maintaining the firm’s independence. The Board also has adopted the policy that in any year fees paid to the Independent Auditor for non-audit services shall not exceed the fees paid for audit and audit-related services. Non-audit services consist of those described above, as included in the tax fees and all other fees categories.

Why Should I Vote FOR This Proposal?

Through its review process, the Audit Committee determined that PwC has acquired extensive knowledge of the Company’s operations, performance and development through its previous service as the Company’s Independent Auditor. The Audit Committee and the Board of Directors believe that the continued retention of PwC as our Independent Auditor is in the best interest of the Company and our shareowners.

The Board of Directors recommends a vote FOR the appointment of PwC.	FOR

United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement	77

PROPOSAL 5

Approve An Amendment

TO THE RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE SUPERMAJORITY VOTING FOR CERTAIN BUSINESS COMBINATIONS

The Board unanimously recommends that shareowners approve an amendment to the Company’s Restated Certificate of Incorporation (the “Certificate”) to eliminate Article Ninth, which requires a supermajority voting standard for the approval of certain business combination transactions.

Why Should I Vote FOR This Proposal?

Background on the Current Supermajority Requirement. Article Ninth of the Certificate currently requires a vote of 80% of the Company’s outstanding shares to approve certain business combinations with a party that owns 10% or more of the Company’s outstanding common stock — referred to as an “interested party” in the Certificate — or to repeal Article Ninth of the Certificate. Article Ninth is the only provision in the Company’s Certificate or Bylaws requiring a supermajority vote.

Article Ninth was approved by the Company’s shareowners in 1983 and was designed to ensure that the interests of all shareowners were adequately represented and to provide protection against self-interested action by large shareowners by requiring broad shareowner consensus to make certain fundamental changes. While such protections can be beneficial to shareowners, the Board is aware that shareowners generally oppose supermajority provisions such as this one, and now believes that these provisions can limit in certain circumstances the ability of shareowners to effectively participate in corporate governance.

Why We Now Propose to Eliminate This Requirement. After careful consideration of shareowners’ input and the advantages and disadvantages of maintaining the supermajority vote requirements in Article Ninth, including as described above, the Board, upon the recommendation of the Committee on Governance and Public Policy, unanimously adopted a resolution on February 5, 2018, authorizing and declaring it advisable and in the best interests of the Company, to amend the Certificate to eliminate the supermajority voting provisions contained in Article Ninth by deleting Article Ninth in its entirety and recommended the submission of this amendment for shareowner approval.

What Happens If This Proposal Is Approved?

The proposed amendment would delete the current Article Ninth from our Certificate of Incorporation. A copy of the proposed amendment, marked with strike-outs to show the deletions, is included in Appendix D on pages 104-106.

If this proposal is approved, the amended Certificate would become effective upon the filing of a Certificate of Amendment with the State of Delaware, which the Company would file promptly following the shareowner vote. Thereafter, there will be no supermajority provisions in the Company’s Certificate or Bylaws, and approval of any business combinations would be subject to the approval of the requisite number of shareholders required under the Delaware General Corporation Law (the “DGCL”). Any future amendments to the Certificate would require the approval of owners of a majority of the outstanding shares of common stock pursuant to Section 242 of the DGCL.

The Board of Directors recommends a vote FOR this proposal to amend the Company’s Restated Certificate of Incorporation to eliminate supermajority voting.	FOR

78	United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement

PROPOSAL 6

Shareowner Proposal

Ms. Myra K. Young, 9295 Yorkship Court, Elk Grove, California 95758, the beneficial owner of 25 shares of UTC’s Common Stock, has submitted the proposal and supporting statement set forth below verbatim for inclusion in the Proxy Statement for the 2018 Annual Meeting of the Shareowners and notified the Company that she has delegated Mr. John Chevedden to act as her agent regarding the proposal, including its presentation at the Annual Meeting:

“Proposal 6 — Special Shareowner Meetings

Resolved, Shareowners ask our board to take the steps necessary (unilaterally if possible) to amend our bylaws and each appropriate governing document to give holders in the aggregate of 10% of our outstanding common stock the power to call a special shareowner meeting. This proposal does not impact our board’s current power to call a special meeting.

Scores of Fortune 500 companies allow 10% of shares to call a special meeting. Special meetings allow shareowners to vote on important matters, such as electing new directors that can arise between annual meetings. This proposal may be particularly timely because we may have a need for board refreshment after 2018 with 3 directors with more than 14-years long-tenure:

Jean-Pierre Garnier	20-years
Christine Whitman	14-years
Harold McGraw	14-years

We did not have an independent board chairman and had a weak Lead Director. Edward Kangas was Lead Director at age 73 and was distracted by work on 4 Boards. Our Lead Director also cannot call a special shareholder meeting, but our CEO can.

Marshall Larsen received 22% in negatively votes. This compares unfavorably to another director who received only 1% in negative votes.

Any claim that a shareholder right to call a special meeting can be costly - may be largely moot. If shareholders have a good reason to call a special meeting — our board should be able to take positive responding action to make a special meeting unnecessary.

Please vote for improved corporate governance: Special Shareowner Meetings — Proposal 6”

Why Does the Board Recommend a Vote AGAINST This Proposal?

The Company’s shareowners already have a right to call a special meeting under the UTC Bylaws. The Board believes that shareowners should have the ability to raise issues of substantial importance where a reasonably high proportion of our shareowners agree that a special meeting is required. In the Board’s judgment, the current threshold for calling a special meeting is appropriate when considered in conjunction with all of the other shareowner rights reflected in the Company’s corporate governance policies and processes. Accordingly, the Board recommends a vote AGAINST this proposal.

In October 2017, the Board proactively adopted an amendment to the Company’s Bylaws to provide that shareowners collectively owning at least 25% of the Company’s Common Stock may call a special meeting upon written request to the Company’s Secretary. When the Board adopted this provision, it carefully considered the ownership threshold for calling a special meeting and determined that the 25% threshold strikes an appropriate balance between assuring that shareowners have the ability to call a special meeting and protecting against a small minority of shareowners, including those with special interests, triggering the significant expense and distraction of multiple meetings in a single year to pursue matters that are not widely viewed as requiring the immediate attention of our shareowners or for reasons that may not be in the best interests of the Company and the vast majority of our shareowners. The Company also determined at the time it adopted the special meeting provision that the threshold is in the best of interests of the Company based on its size and shareowner

United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement	79

PROPOSAL 6	SHAREOWNER PROPOSAL

base, including consideration that several institutional shareowners each hold more than 5% of our outstanding Common Stock. See page 28 for more information regarding the share ownership of these institutions.

The Board has carefully reviewed and considered this proposal and believes that reducing the threshold required to call a special meeting to 10% is not in the best interests of the majority of our shareowners.

We Are Committed to Strong and Effective Corporate Governance Practices and Shareowner Engagement.

A lower threshold also is unnecessary in light of the Company’s history of strong governance policies and practices, including a strong independent Lead Director, robust board refreshment practices (including 5 new independent directors since 2016), and direct shareowner engagement. Moreover, in addition to shareowners’ right to call a special meeting, the Bylaws provide that the Board, the Chairman, or the CEO also may call a special meeting of the shareowners. The Company’s leaders frequently meet with shareowners to discuss our strategy, operational performance and governance practices. This year, in response to discussions with shareowners, the Board is recommending that shareowners approve an amendment to the Certificate of Incorporation to remove supermajority vote provisions related to certain business combination transactions. This demonstrated commitment to an ongoing and responsive dialogue with our shareowners and our strong and effective corporate governance practices — including annual director elections with a majority voting standard, a “proxy access” right for nominating directors (which the Board proactively adopted in 2015), shareowners’ existing, meaningful right to call special meetings, and shareowners’ right to act by written consent — ensure the Board’s accountability without the potential for significant expense and burden associated with a lower special meeting threshold.

The Board of Directors recommends a vote AGAINST this proposal.	AGAINST

80	United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement

FREQUENTLY ASKED QUESTIONS

About the Annual Meeting

Who Can Vote?
You are entitled to vote at the Annual Meeting if you owned shares of Common Stock at the close of business on March 2, 2018, which is referred to as the “record date.” A list of registered shareowners entitled to vote at the meeting will be available at UTC’s offices (see page 85 for the address) during the ten days prior to the meeting, and also at the meeting.

How Do I Attend the Meeting?

You or your authorized proxy can attend the Annual Meeting if you were a registered or beneficial shareowner of Common Stock at the close of business on March 2, 2018.

Does the Company Have a Policy About Directors’ Attendance at the Annual Meeting?

The Company does not have a written policy requiring that directors attend the Annual Meeting, but directors are encouraged to do so — unless there is an unavoidable scheduling conflict. All directors at the time attended the 2017 Annual Meeting.

How Do I Request a Ticket in Advance of the Meeting?

To request an admission ticket to the Annual Meeting, please contact our Corporate Secretary’s Office (see page 85 for contact information). Seating at the Annual Meeting is limited and requests for tickets will be processed in the order in which they are received.

•	If you own shares through an account with a broker, bank, trustee or other intermediary, you will need to send proof of your UTC share ownership as of the record date (for example, a brokerage account statement or a “legal proxy” from your intermediary) along with your ticket request. If you are not sure what proof to send, check with your intermediary.

•	If your shares are registered in your name with UTC’s stock registrar and transfer agent, Computershare Trust Company, N.A. (“Computershare”), or if you own shares through a UTC employee savings plan, no proof of ownership is required because UTC can verify your ownership of Common Stock.

For security reasons, please be prepared to show photo identification when presenting your ticket for admission to the meeting.

If you forget to bring your ticket, you will be admitted to the meeting only if you provide photo identification. If you do not request a ticket in advance, you will be admitted only if you provide photo identification and satisfactory evidence that you were a registered or beneficial shareowner of Common Stock as of the record date.

If you need special assistance at the meeting because of a disability, please contact our Corporate Secretary’s Office (see page 85 for contact information).

How Many Votes Must Be Present in Order to Hold the Annual Meeting?

Under the Company’s Bylaws, we can conduct business at the Annual Meeting only if the holders of a majority of the outstanding shares on the record date are present either in person or by proxy. The presence of at least that number of shares constitutes a “quorum.” As of the record date, 800,086,193 shares of Common Stock were issued and outstanding.

We ask that shareowners request

tickets in advance to attend.

United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement	81

FREQUENTLY ASKED QUESTIONS ABOUT THE ANNUAL MEETING

How Do I Vote?

Shares Held Directly in Your Name.

VOTE ON THE INTERNET You can vote online at: www.proxyvote.com.	VOTE BY TELEPHONE In the United States or Canada, you can vote by telephone. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.	VOTE BY MAIL
You can mail the proxy card or voting instruction form enclosed with your printed proxy materials. Mark, sign and date your proxy card or voting instruction form and return it in the pre-paid envelope we have provided, or in an envelope addressed to:

Vote Processing, c/o Broadridge
Financial Solutions
51 Mercedes Way
Edgewood, NY 11717

Please allow sufficient time for delivery of your proxy card if you decide to vote by mail.	VOTE AT THE ANNUAL MEETING
Most shareowners may vote by submitting a ballot in person at the Annual Meeting.

If you have already voted online, by telephone or by mail, your vote at the Annual Meeting will supersede your prior vote.

Internet and telephone voting facilities will be available 24 hours a day until 11:59 p.m. Eastern Time on April 29, 2018 (except for participants in a UTC employee savings plan, who must submit voting instructions earlier, as described below).

To authenticate your Internet or telephone vote, you will need to enter your confidential voter control number as shown on the voting materials you received. If you vote online or by telephone, you do not need to return a proxy card or voting instruction card.

Shares Owned through an Account with a Bank, Broker, Trustee or Other Intermediary (“Street Name”). Your intermediary will send you printed copies of the proxy materials or provide instructions on how to access proxy materials electronically. You are entitled to direct the intermediary how to vote your shares by following the voting instructions the intermediary provides to you.

Shares Held in a UTC Employee Savings Plan. You can direct the voting of your proportionate interest in shares of Common Stock held by the ESOP Fund and the Common Stock Fund under a UTC employee savings plan by returning a voting instruction card or by providing voting instructions via the Internet or by telephone. If you do not provide voting instructions (or if your instructions are incomplete or unclear) as to one or more of the matters to be voted on, the savings plan trustee will vote your proportionate interest in shares held by the ESOP Fund for the voting choice that receives the greatest number of votes based on voting instructions received from ESOP Fund participants. Similarly, the trustee will vote your uninstructed proportionate interest in shares held by the Common Stock Fund for the voting choice that receives the greatest number of votes based on voting instructions received from the Common Stock Fund participants. For shares of Common Stock held in the ESOP Fund that are not allocated to participant accounts, the trustee will make the voting choice that receives the greatest number of votes from those ESOP Fund participants who have submitted voting instructions.

Earlier Voting Deadline for UTC Employee Savings Plan Participants. Broadridge Financial Solutions must receive your voting instructions by 11:00 a.m. Eastern Time on April 26, 2018, so that it will have time to tabulate all voting instructions of participants and communicate those instructions to the trustee, who will vote the shares held by the savings plan. Because the trustee is designated to vote on your behalf, you will not be able to vote your shares held in the savings plan in person at the Annual Meeting.

82	United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement

FREQUENTLY ASKED QUESTIONS ABOUT THE ANNUAL MEETING

Changing Your Vote. If you hold shares directly in your name:

•	If you voted by telephone or the Internet, access the method you used and follow the instructions given for revoking a proxy	•	Write to the Corporate Secretary (see page 85 for contact information) providing your name and account information

•	If you mailed a signed proxy card, mail a new proxy card with a later date (which will override your earlier proxy card)	•	Vote in person at the Annual Meeting

If you hold your shares in “street name” ask your bank, broker, trustee or other intermediary for instructions on how to revoke or change your voting instructions.

How Will My Shares Be Voted?

Each share of UTC Common Stock is entitled to one vote. Your shares will be voted in accordance with your instructions. In addition, if you have returned a signed proxy card or submitted voting instructions by telephone or the Internet, the proxy holders will have, and intend to exercise, discretion to vote your shares (other than shares held in a UTC employee savings plan) in accordance with their best judgment on any matters not identified in this Proxy Statement that are brought to a vote at the Annual Meeting. We do not know of any such additional matters at this time.

If your shares are registered in your name and you sign and return a proxy card or vote by telephone or the Internet but do not give voting instructions on a particular matter, the proxy holders will be authorized to vote your shares on that matter in accordance with the Board’s recommendation. If you hold your shares through an account with a broker and do not give voting instructions on a matter, your broker is permitted under the New York Stock Exchange rules to vote your shares in its discretion only on Proposal 4 (appointment of the Independent Auditor) and is required to withhold a vote on each of the other Proposals, resulting in a so-called “broker non-vote.” The impact of abstentions and broker non-votes on the overall voting results is shown in the table below.

How Do Voting Abstentions and Broker Non-Votes Affect the Voting Results?

Matter	Vote Required for Approval	Impact of Abstentions	Impact of Broker Non-Votes
Election of Directors	Votes FOR a nominee must exceed 50% of the votes cast with respect to that nominee.	Not counted as votes cast; no impact on outcome.	Not counted as votes cast; no impact on outcome.
Advisory Vote on Executive Compensation	Votes FOR the proposal must exceed votes AGAINST it.	Not counted as votes cast; no impact on outcome.	Not counted as votes cast; no impact on outcome.
Approve the 2018 UTC Long-Term Incentive Plan	Approval by a majority of the votes making up the quorum.	Counted toward quorum; impact is the same as a vote AGAINST.	Counted toward quorum; impact is the same as a vote AGAINST.
Appoint PricewaterhouseCoopers LLP to serve as Independent Auditor for 2018	Approval by a majority of the votes making up the quorum.	Counted toward quorum; impact is the same as a vote AGAINST.	Not applicable.
Approve an Amendment to the Restated Certificate of Incorporation	Votes FOR must meet or exceed 80% of the outstanding shares.	Impact is the same as a vote AGAINST.	Impact is the same as a vote AGAINST.
Shareholder Proposal: Reduce Threshold to Call Special Meetings from 25% to 10%	Votes FOR the proposal must exceed votes AGAINST it.	Not counted as votes cast; no impact on outcome.	Not counted as votes cast; no impact on outcome.

What Happens if a Director in an Uncontested Election Receives More Votes “Against” than “For” His or Her Election?

In an uncontested election of directors, any nominee for director who is an incumbent director and who receives a greater number of votes cast “against” than votes “for” his or her election must, under UTC’s Governance Guidelines, promptly tender his or her resignation to the Chair of the Committee on Governance and Public Policy (the “Governance Committee”) following certification of the shareowner vote. The Governance Committee must promptly make a recommendation to the Board about whether to accept or reject the tendered resignation. The director who tendered a resignation may not participate in the Committee’s recommendation or the Board’s consideration.

United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement	83

FREQUENTLY ASKED QUESTIONS ABOUT THE ANNUAL MEETING

Under our Governance Guidelines, the Board must act on the Governance Committee’s recommendation no later than 90 days after the date of the shareowners’ meeting. Regardless of whether the Board accepts or rejects the resignation, UTC must promptly file a Report on Form 8-K with the Securities and Exchange Commission that explains the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation.

If a director’s resignation is accepted, the Governance Committee also will recommend to the Board whether to fill the vacancy or to reduce the size of the Board. Under the UTC Bylaws, a vacancy arising in these circumstances may be filled, at the discretion of the Board, by a majority vote of the directors or at a special meeting of shareowners called by the Board.

Who Is Counting the Votes?

Broadridge Financial Solutions (“Broadridge”), an independent entity, will receive and tabulate the votes in connection with the Annual Meeting. A representative of Broadridge will act as the independent Inspector of Election and in this capacity will supervise the voting, decide the validity of proxies and certify the results.

Broadridge has been instructed that the vote of each shareowner must be kept confidential and may not be disclosed, except in legal proceedings or for the purpose of soliciting shareowner votes in a contested proxy solicitation.

How May the Company Solicit My Proxy?

Employees of UTC may solicit proxies on behalf of the Board of Directors by mail, email, in person and by telephone. These employees will not receive any additional compensation for these activities. UTC will bear the cost of soliciting proxies and will reimburse banks, brokers, trustees and other intermediaries for their reasonable out-of-pocket expenses for forwarding proxy materials to shareowners. UTC has retained Georgeson, Inc., to assist in distributing proxy materials and soliciting proxies for a fee of $16,000 plus expenses.

Why Did I Receive a Notice of Internet Availability?

To conserve natural resources and reduce costs, we are sending most shareowners a brief Notice of Internet Availability of Proxy Materials, as permitted by SEC rules. This Notice explains how you can access UTC’s proxy materials on the Internet and how to obtain printed copies if you prefer. It also explains how you can choose either electronic or print delivery of proxy materials for future annual meetings.

How Can I Receive My Proxy Materials Electronically?

To save resources and reduce costs, we encourage shareowners to access their proxy materials electronically.

If you hold shares registered in your name, you can sign up at www.computershare-na.com/green to get electronic access to proxy materials for future meetings, rather than receiving them in the mail. Once you sign up, you will receive an email each year explaining how to access UTC’s Annual Report and Proxy Statement, and how to vote online. Your enrollment for electronic access will remain in effect unless you cancel it, which you can do up to two weeks before the record date for any future annual meeting.

If you own your shares in “street name” you may be able to obtain electronic access to proxy materials by contacting your broker, bank, trustee or other intermediary, or by contacting Broadridge at http://enroll.icsdelivery.com/utc.

What Materials Are Mailed to Me When I Share the Same Address as Another UTC Shareowner?

If you share an address with one or more other UTC shareowners, you may have received only a single copy of the Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials for your entire household. This practice, known as “householding,” is intended to reduce printing and mailing costs.

If you prefer to receive a separate Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials this year or in the future, or if you are receiving multiple copies at your address and would like to enroll in “householding” and receive a single copy, please contact UTC’s stock registrar and transfer agent, Computershare, at 1-800-488-9281. If you own your shares in “street name,” please contact your broker, bank, trustee or other intermediary to make your request. There is no charge for separate copies.

84	United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement

FREQUENTLY ASKED QUESTIONS ABOUT THE ANNUAL MEETING

How Can I Receive a Copy of the Company’s 2017 Annual Report on Form 10-K?

UTC will provide, without charge, a copy of the UTC Annual Report on Form 10-K for 2017 to any shareowner upon a request directed to the UTC Corporate Secretary (see below for contact information).

How Do I Submit Proposals and Nominations for the 2019 Annual Meeting?

Shareowner Proposals. To submit a shareowner proposal to be considered for inclusion in UTC’s Proxy Statement for the 2019 Annual Meeting under SEC Rule 14a-8, you must send the proposal to our Corporate Secretary. The Corporate Secretary must receive the proposal in writing by November 19, 2018.

To introduce a proposal for vote at the 2019 Annual Meeting (other than a shareowner proposal included in the Proxy Statement in accordance with SEC Rule 14a-8), UTC’s Bylaws require that the shareowner send advance written notice to the Corporate Secretary for receipt no earlier than December 31, 2018, and no later than January 30, 2019. This notice must include the information specified by Section 1.10 of the Bylaws, a copy of which is available on our website listed below.

Director Nominations at the 2019 Annual Meeting. UTC’s Bylaws require that a shareowner who wishes to nominate a candidate for election as a director at the 2019 Annual Meeting (other than pursuant to the “proxy access” provisions of Section 1.12 of the Bylaws) must send advance written notice to the Corporate Secretary for receipt no earlier than December 31, 2018, and no later than January 30, 2019. This notice must include the information, documents and agreements specified by Section 1.10 of the Bylaws, a copy of which is available on our website listed below.

Director Nominations by Proxy Access. UTC’s Bylaws require that an eligible shareowner who wishes to have a nominee of that shareowner included in UTC’s proxy materials for the 2019 Annual Meeting pursuant to the “proxy access” provisions of Section 1.12 of the Bylaws must send advance written notice to the Corporate Secretary for receipt no earlier than October 20, 2018, and no later than November 19, 2018. This notice must include the information, documents and agreements specified by Section 1.12 of the Bylaws, a copy of which is available on our website listed below.

How Do I Contact the Corporate Secretary’s Office?

Shareowners may contact UTC’s Corporate Secretary’s Office in one of the three methods shown below:

Communication Method	Contact Information
Write a letter	UTC Corporate Secretary
United Technologies Corporation
10 Farm Springs Road
Farmington, CT 06032
Send an email	corpsec@corphq.utc.com
Call by telephone	1-860-728-7870

United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement	85

OTHER

Important Information

Cautionary Note Concerning Factors That May Affect Future Results. This Proxy Statement contains statements which, to the extent they are not statements of historical or present fact, constitute “forward-looking statements” under the securities laws. From time to time, oral or written forward-looking statements may also be included in other information released to the public. These forward-looking statements are intended to provide management’s current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “expectations,” “plans,” “strategy,” “prospects,” “estimate,” “project,” “target,” “anticipate,” “will,” “should,” “see,” “guidance,” “outlook,” “confident” and other words of similar meaning in connection with a discussion of future operating or financial performance. Forward-looking statements may include, among other things, statements relating to future sales, earnings, cash flow, results of operations, uses of cash, share repurchases, tax rates and other measures of financial performance or potential future plans, strategies or transactions of United Technologies or the combined company following United Technologies’ pending acquisition of Rockwell Collins, the anticipated benefits of the pending acquisition, including estimated synergies, the expected timing of completion of the transaction and other statements that are not historical facts. All forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995. Such risks, uncertainties and other factors include, without limitation:

•

the effect of economic conditions in the industries and markets in which we and Rockwell Collins operate in the U.S. and globally and any changes therein, including financial market conditions, fluctuations in commodity prices, interest rates and foreign currency exchange rates, levels of end market demand in construction and in both the commercial and defense segments of the aerospace industry, levels of air travel, financial condition of commercial airlines, the impact of weather conditions and natural disasters and the financial condition of our customers and suppliers;

•	challenges in the development, production, delivery, support, performance and realization of the anticipated benefits of advanced technologies and new products and services;

•	the scope, nature, impact or timing of acquisition and divestiture activity, including the pending acquisition of Rockwell Collins, including among other things integration of acquired businesses into UTC’s existing businesses and realization of synergies and opportunities for growth and innovation;

•	future levels of indebtedness, including indebtedness expected to be incurred by UTC in connection with the proposed Rockwell Collins acquisition, and capital spending and research and development spending, including in connection with the proposed Rockwell Collins acquisition;

•	future availability of credit and factors that may affect such availability, including credit market conditions and our capital structure;
•	the timing and scope of future repurchases of our common stock, which may be suspended at any time due to various factors, including market conditions and the level of other investing activities and uses of cash;

•	delays and disruption in delivery of materials and services from suppliers;

•	company and customer-directed cost reduction efforts and restructuring costs and savings and other consequences thereof;

•	new business and investment opportunities;

•	our ability to realize the intended benefits of organizational changes;

•	the anticipated benefits of diversification and balance of operations across product lines, regions and industries;

•	the outcome of legal proceedings, investigations and other contingencies;

•	pension plan assumptions and future contributions;

•	the impact of the negotiation of collective bargaining agreements and labor disputes;

•	the effect of changes in political conditions in the U.S. and other countries in which we and Rockwell Collins operate, including the effect of changes in U.S. trade policies or the U.K.’s pending withdrawal from the EU, on general market conditions, global trade policies and currency exchange rates in the near term and beyond; and

86	United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement

OTHER IMPORTANT INFORMATION

•	the effect of changes in tax (including the U.S. tax reform enacted on December 22, 2017, and is commonly referred to as the Tax Cuts and Jobs Act of 2017 (TCJA)), environmental, regulatory (including among other things import/export) and other laws and regulations in the U.S. and other countries in which we and Rockwell Collins operate;

•	the ability of UTC and Rockwell Collins to receive the required regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the merger) and to satisfy the other conditions to the closing of the proposed merger on a timely basis or at all;

•	the occurrence of events that may give rise to a right of one or both of UTC or Rockwell Collins to terminate the merger agreement, including in circumstances that might require Rockwell Collins to pay a termination fee of $695 million to UTC or $50 million of expense reimbursement;

•	negative effects of the announcement or the completion of the merger on the market price of UTC’s and/or Rockwell Collins’ common stock and/or on their respective financial performance;

•	the risks related to Rockwell Collins and UTC being restricted in their operation of their businesses while the merger agreement is in effect;

•	risks relating to the value of the UTC’s shares to be issued in connection with the proposed Rockwell Collins merger, significant merger costs and/or unknown liabilities;

•	risks associated with third-party contracts containing consent and/or other provisions that may be triggered by the Rockwell Collins merger agreement;

•	risks associated with merger-related litigation or appraisal proceedings; and

•	the ability of UTC and Rockwell Collins, or the combined company, to retain and hire key personnel.

In addition, our 2017 Annual Report on Form 10-K includes important information as to risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. See the “Notes to Consolidated Financial Statements” under the heading “Note 18: Contingent Liabilities,” the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under the headings “Business Overview,” “Results of Operations,” “Liquidity and Financial Condition,” and “Critical Accounting Estimates,” and the section titled “Risk Factors.” Our Form 10-K also includes important information as to these factors in the “Business” section under the headings “General,” “Description of Business by Segment” and “Other Matters Relating to Our Business as a Whole,” and in the “Legal Proceedings” section. Additional important information as to these factors is included in our 2017 Annual Report in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under the headings “Restructuring Costs,” “Environmental Matters” and “Governmental Matters.” The forward-looking statements speak only as of the date of this report or, in the case of any document incorporated by reference, the date of that document. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. Additional information as to factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements is disclosed from time to time in our other filings with the SEC.

Corporate Governance Information, Code of Ethics and How to Contact the Board. UTC’s Corporate Governance Guidelines (and related documents), the charters for each Board Committee and UTC’s Code of Ethics are available on UTC’s website provided on page 16. Printed copies will be provided, without charge, to any shareowner upon a request addressed to the Corporate Secretary through the contact information provided on page 85. The Code of Ethics applies to all directors and employees, including the principal executive, financial and accounting officers. Shareowners and other interested persons may send communications to the Board, the Lead Director, or one or more independent directors by (i) using the contact information provided on UTC’s website by accessing sequentially “Who We Are,” “Corporate Governance,” “Board of Directors,” and “Contact UTC’s Board,” by (ii) letter addressed to the UTC Corporate Secretary (see page 85 for contact information), or by (iii) contacting the UTC Ombudsman at 1-800-871-9065. Communications relating to UTC’s accounting, internal controls, auditing matters or business practices will be reviewed by the UTC Global Ethics and Compliance Officer and reported to the Audit Committee pursuant to the UTC Governance Guidelines. All other communications will be reviewed by the Corporate Secretary and reported to the Board, as appropriate, pursuant to the Governance Guidelines.

United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement	87

OTHER IMPORTANT INFORMATION

Transactions with Related Persons. UTC has a written policy for the review of transactions with related persons. The Related Person Transactions Policy requires review, approval or ratification of transactions exceeding $120,000 in which UTC is a participant and in which a UTC director, executive officer, a beneficial owner of five percent or more of UTC’s outstanding shares, or an immediate family member of any of the foregoing persons has a direct or indirect material interest. Any such transactions must be reported for review by the Corporate Secretary who will, in consultation with the Corporate Vice President, Global Compliance, assess whether the transaction is a transaction with a related person, as such term is defined under UTC’s policy and the relevant SEC rules. Following this review, the Board’s Committee on Governance and Public Policy (the “Governance Committee”) must determine whether the transaction can be approved or not, based on whether the transaction is determined to be in, or not inconsistent with, the best interests of UTC and its shareowners. In making this determination, the Governance Committee must take into consideration whether the transaction is on terms no less favorable to UTC than those available with other parties and the related person’s interest in the transaction. UTC’s policy generally permits employment of relatives of related persons possessing qualifications consistent with UTC’s requirements for non-related persons in similar circumstances, provided the employment is approved by the Executive Vice President & Chief Human Resources Officer and the Corporate Vice President, Global Compliance.

State Street Corporation (“State Street”), acting in various fiduciary capacities, filed a Schedule 13G with the SEC reporting that as of December 31, 2017, State Street and certain of its subsidiaries collectively were the beneficial owners of more than five percent of UTC’s outstanding shares of Common Stock. A subsidiary of State Street is the trustee for the UTC Employee Savings Plan Master Trust. Other State Street subsidiaries provide investment management services. During 2017, the UTC Employee Savings Plan Master Trust paid State Street and its subsidiaries approximately $2,184,601 for services as trustee, as investment managers and for administrative and other services.

BlackRock, Inc. (“BlackRock”) filed a Schedule 13G with the SEC reporting that as of December 31, 2017, BlackRock and certain subsidiaries collectively were the beneficial owners of more than five percent of UTC’s outstanding shares of Common Stock. During 2017, BlackRock acted as an investment manager for certain assets within UTC’s pension plans and employee savings plan. BlackRock received approximately $1,997,642 for such services.

Maurice Castonguay, an employee of Pratt & Whitney since 1986, is the brother-in-law of Robert J. Bailey, UTC’s Corporate Vice President & Controller and an executive officer of UTC who assumed this position in September 2016. In 2017, Mr. Castonguay received approximately $154,000 in total compensation, consisting of his salary and participation in employee benefit plans and programs generally made available to employees of similar responsibility levels. Mr. Castonguay’s total compensation in 2016 was approximately $150,000 and thus should have been disclosed in the 2017 Proxy Statement, but was mistakenly omitted.

Garrett Griffiths, an employee of UTC’s Corporate Office, is the son-in-law of Pratt & Whitney President Robert F. Leduc, an executive officer of UTC. In 2017, Mr. Griffiths received approximately $184,000 in total compensation, consisting of his salary and participation in employee benefit plans and programs generally made available to employees of similar responsibility levels.

William M. Sullivan, an employee of UTC Aerospace Systems, is the son-in-law of John V. Faraci, a UTC Director. In 2017, Mr. Sullivan received approximately $177,000 in total compensation, consisting of his salary and participation in employee benefit plans and programs generally made available to employees of similar responsibility levels.

Emiliya S. West, an employee of UTC’s Corporate Office, is the sister-in-law of UTC’s Chairman & CEO, Greg Hayes. In 2017, Ms. West received approximately $132,000 in total compensation, consisting of her salary and participation in employee benefit plans and programs generally made available to employees of similar responsibility levels.

Each of the relationships described above was reviewed and approved in accordance with UTC’s Related Person Transactions Policy, which is available on our website listed on page 16.

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires certain of our officers, as well as each director and any beneficial owner of more than 10% of UTC Common Stock to file reports with the SEC regarding their holdings and transactions in UTC’s equity securities. Based upon a review of these reports as filed with the SEC during or with respect to 2017, and upon written confirmation from our directors and officers, we believe that each director and covered officer met these filing requirements.

UTC is not aware of any beneficial owners of more than 10% of UTC Common Stock for purposes of Section 16(a).

88	United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement

OTHER IMPORTANT INFORMATION

Incorporation by Reference. In connection with our discussion of director and executive compensation, we have incorporated by reference in this Proxy Statement certain information from Note 12, Employee Benefit Plans, to the Consolidated Financial Statements in Exhibit 13 to UTC’s 2017 Annual Report on Form 10-K filed on February 8, 2018; these are the only portions of such filings that are incorporated by reference in this Proxy Statement.

Company Names, Trademarks and Trade Names. United Technologies Corporation and its subsidiaries’ names, abbreviations thereof, logos, and product and service designators are either the registered or unregistered trademarks or trade names of United Technologies Corporation and its subsidiaries. Names of other companies and organizations, abbreviations thereof, logos of other companies and organizations, and product and service designators of other companies are either the registered or unregistered trademarks or trade names of their respective owners.

United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement	89

APPENDIX A

Reconciliation

OF NON-GAAP MEASURES TO CORRESPONDING GAAP MEASURES

RECONCILIATION OF NET SALES TO ADJUSTED NET SALES

(dollars in millions)	2017	2016	2015
Net sales	$59,837	$57,244	$56,098
Adjustments to net sales:
Pratt & Whitney — charge resulting from customer contract matters	$385	$184	$142
UTC Aerospace Systems — charge resulting from customer contract matters	—	—	$210
Adjusted net sales	$60,222	$57,428	$56,450

RECONCILIATION OF 2017 NET SALES TO ADJUSTED NET SALES BY BUSINESS SEGMENT

(dollars in millions)	UTC Climate, Controls & Security	Otis	Pratt & Whitney	UTC Aerospace Systems	Segment Sales	Eliminations & Other	Consolidated Net Sales
Net sales	$17,812	$12,341	$16,160	$14,691	$61,004	($1,167)	$59,837
Adjustments to net sales:
Pratt & Whitney — charge resulting from customer contract matters	—	—	$385	—	$385	—	$385
Adjusted net sales	$17,812	$12,341	$16,545	$14,691	$61,389	($1,167)	$60,222

RECONCILIATION OF ADJUSTED NET INCOME FROM CONTINUING OPERATIONS ATTRIBUTABLE TO COMMON SHAREOWNERS AND ADJUSTED DILUTED EARNINGS PER SHARE TO CORRESPONDING GAAP MEASURES

(dollars in millions, except per share amounts)	2017	2016	2015
Net income attributable to common shareowners	$4,552	$5,055	$7,608
Less: Income (loss) from discontinued operations attributable to common shareowners	—	$10	($3,612)
Net income from continuing operations attributable to common shareowners	$4,552	$5,065	$3,996
Adjustments to net income from continuing operations attributable to common shareowners:
Restructuring costs	$253	$290	$396
Significant non-recurring and non-operational charges (gains)	($143)	$550	$1,446
Significant non-recurring and non-operational items included in net interest expense	($3)	$140	—
Income tax expense (benefit) on restructuring costs and significant non-recurring and non-operational items	($11)	($354)	($617)
Significant non-recurring and non-operational charges (gains) recorded within income tax expense	$667	($231)	$342
Total adjustments to net income from continuing operations attributable to common shareowners	$763	$395	$1,567
Adjusted net income from continuing operations attributable to common shareowners	$5,315	$5,460	$5,563
Weighted average diluted shares outstanding	799	826	883
Diluted earnings per share — Net income attributable to common shareowners	$5.70	$6.12	$8.61
Net income (loss) from discontinued operations	—	($0.01)	$4.09
Diluted earnings per share — Net income from continuing operations attributable to common shareowners	$5.70	$6.13	$4.53
Impact of non-recurring and non-operational charges (gains) on diluted earnings per share	$0.95	$0.48	$1.77
Adjusted diluted earnings per share — Net income from continuing operations attributable to common shareowners	$6.65	$6.61	$6.30

90	United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement

RECONCILIATION OF NON-GAAP MEASURES TO CORRESPONDING GAAP MEASURES	APPENDIX A

RECONCILIATION OF CASH FLOWS FROM OPERATING ACTIVITIES OF CONTINUING OPERATIONS TO FREE CASH FLOW

(dollars in millions)	2017	2016	2015
Cash flow provided by operating activities of continuing operations	$5,631	$6,412	$6,755
Less: Capital expenditures	$2,014	$1,699	$1,652
Free cash flow from continuing operations	$3,617	$4,713	$5,103

RECONCILIATION OF 2017 NET SALES GROWTH TO ORGANIC SALES GROWTH

	UTC Climate, Controls & Security	Otis	Pratt & Whitney	UTC Aerospace Systems	Total Net Sales
Net sales growth	6%	4%	9%	2%	5%
Adjustments to net sales growth:
Foreign currency translation	1%	—	1%	—	0%
Acquisitions and divestitures, net	1%	1%	—	—	1%
Other	—	1%	(1%)	—	—
Organic sales	4%	2%	9%	2%	4%

USE AND DEFINITIONS OF NON-GAAP FINANCIAL MEASURES

United Technologies Corporation (the “Company”) reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”).

We supplement the reporting of our financial information determined under GAAP with certain non-GAAP financial information. The non-GAAP information presented provides investors with additional useful information, but should not be considered in isolation or as substitutes for the related GAAP measures. Moreover, other companies may define non-GAAP measures differently, which limits the usefulness of these measures for comparisons with such other companies. We encourage investors to review our financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Adjusted net sales, organic sales, adjusted net income and adjusted diluted EPS are non-GAAP financial measures. Adjusted net sales represents consolidated net sales from continuing operations (a GAAP measure), excluding significant items of a non-recurring and non-operational nature (hereinafter referred to as “other significant items”). Organic sales represents consolidated net sales (a GAAP measure), excluding the impact of foreign currency translation, acquisitions and divestitures completed in the preceding twelve months and other significant items. Adjusted net income represents net income from continuing operations (a GAAP measure), excluding restructuring costs and other significant items. Adjusted diluted EPS represents diluted earnings per share from continuing operations (a GAAP measure), excluding restructuring costs and other significant items. Management believes that the non-GAAP measures just mentioned are useful in providing period-to-period comparisons of the results of the Company’s ongoing operational performance.

Free cash flow is a non-GAAP financial measure that represents cash flow from operations (a GAAP measure) less capital expenditures. Management believes free cash flow is a useful measure of liquidity and an additional basis for assessing UTC’s ability to fund its activities, including the financing of acquisitions, debt service, repurchases of UTC’s common stock and distribution of earnings to shareholders.

A reconciliation of the non-GAAP measures to the corresponding amounts prepared in accordance with GAAP appears in the tables above and on the prior page. The tables provide additional information as to the items and amounts that have been excluded from the adjusted measures.

United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement	91

APPENDIX B

Financial Performance

METRICS USED IN UTC’S INCENTIVE COMPENSATION PLANS

All performance measures are based on performance of continuing operations, unless otherwise noted.

Plan	Metric	UTC	Business Units

Annual Bonus	Earnings Metric	Net income, as defined below.	Earnings before interest and taxes (at constant currency) less:
• Restructuring costs;
• Non-recurring items;
• Significant, defined non-operational items; and
• Impact of significant acquisitions/divestitures

	Free Cash Flow Metric	Consolidated net cash flow provided by operating activities, less capital expenditures (as reported in the 2017 Annual Report on Form 10-K), adjusted for restructuring, non-recurring and other significant, defined non-operational items.	Internal measure based on consolidated net cash flow provided by operating activities, less capital expenditure (both as reported in the 2017 Annual Report on Form 10-K), and adjusted for restructuring, non-recurring and other significant non-operational items.

	Adjusted Net Income Metric	UTC’s net income from continuing operations attributable to common shareowners (as reported in the 2017 Annual Report on Form 10-K), adjusted for restructuring, non-recurring and other significant, defined non-operational items.	Internal measure consisting of each business unit’s respective share of UTC net income attributable to common shareowners, but excluding restructuring, non-recurring and other significant non-operational items.

Long-Term Incentives	Adjusted Earnings Per Share Metric	Diluted earnings per share, subject to adjustments for restructuring, non-recurring and other significant, defined non-operational items.

	Return on Invested Capital Metric	Quarterly average, net operating profit after tax (“NOPAT”), adjusted for non-controlling interest, non-service pension, acquisitions and divestiture earnings, one-timers, restructuring, material one-time tax charges and the impact of foreign exchange fluctuations, divided by invested capital, adjusted for accumulated other comprehensive income, cash and equivalents, acquisition and divestiture borrowings, short-term borrowings and material one-time tax charges.

	Total Shareowner Return Metric	Total investment return on Common Stock between two points in time, using a trailing 60-day average, calculated to account for changes in share price and reinvested dividends.

92	United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement

APPENDIX C

UTC 2018 Long-Term

INCENTIVE PLAN

SECTION 1: Purpose; Definitions

The purpose of this Plan is to enable the Corporation to implement a compensation program that correlates compensation opportunities with shareowner value, focuses Management on long-term, sustainable performance, and provides the Corporation with a competitive advantage in attracting, retaining and motivating officers, employees and directors.

For purposes of this Plan, the following terms are defined as set forth below:

a.	“Affiliate” means a company or other entity in which the Corporation has an equity or other financial interest, including joint ventures and partnerships.

b.	“Applicable Exchange” means the New York Stock Exchange or such other securities exchange as may at the applicable time be the principal market for the Common Stock.

c.	“Award” means a Stock Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Other Stock-Based Award or Cash Award granted pursuant to the terms of this Plan.

d.	“Award Agreement” means a written or electronic document or agreement setting forth the terms and conditions of a specific Award.

e.	“Board” means the Board of Directors of the Corporation.

f.	“Business Combination” has the meaning set forth in Section 10(e)(iii).

g.	“Cash Award” means an award granted to a Participant under Section 9 of this Plan.

h.	“Cause” means, unless otherwise provided in an Award Agreement: (i) conduct involving a felony criminal offense under U.S. federal or state law or an equivalent violation of the laws of any other country; (ii) dishonesty, fraud, self-dealing or material violations of civil law in the course of fulfilling the Participant’s employment duties; (iii) breach of the Participant’s intellectual property agreement or other written agreement with the Corporation; (iv) willful misconduct injurious to the Corporation or any of its Subsidiaries or Affiliates as shall be determined by the Committee; (v) negligent conduct injurious to the Corporation and any of its Subsidiaries and Affiliates, including negligent supervision of a subordinate who causes significant harm to the Corporation as determined by the Committee; or (vi) prior to a Change-in-Control, such other events as shall be determined by the Committee. Notwithstanding the general rule of Section 2(c), following a Change-in-Control, any determination by the Committee as to whether “Cause” exists shall be subject to de novo review.

i.	“Change-in-Control” has the meaning set forth in Section 10(e).

j.	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, the Treasury Regulations thereunder and other relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department. Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor provision of the Code.

k.	“Committee” means the Committee referred to in Section 2.

l.	“Common Stock” means common stock, par value $1 per share, of the Corporation.

m.	“Corporate Transaction” has the meaning set forth in Section 3(e).

n.	“Corporation” means United Technologies Corporation, a Delaware corporation, or its successor.

o.	“Disability” means permanent and total disability as determined under the Corporation’s long-term disability plan applicable to the Participant, or if there is no such plan applicable to the Participant, “Disability” means a determination of total disability by the Social Security Administration; provided that, in either case, the Participant’s condition also qualifies as a “disability” for purposes of Section 409A(a)(2)(C) of the Code, with respect to an Award that constitutes “nonqualified deferred compensation” subject to Section 409A of the Code.

p.	“Disaffiliation” means a Subsidiary’s or an Affiliate’s ceasing to be a Subsidiary or Affiliate for any reason (including as a result of a public offering, or a spinoff or sale by the Corporation, of the stock of the Subsidiary or Affiliate) or a sale of a division of the Corporation and its Affiliates.

q.	“Effective Date” has the meaning set forth in Section 12(a).

r.	“Eligible Individuals” means directors, officers, and employees of the Corporation or any of its Subsidiaries or Affiliates, and prospective directors, officers and employees who have accepted offers of employment or consultancy from the Corporation or its Subsidiaries or Affiliates.

s.	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

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APPENDIX C	UTC 2018 LONG-TERM INCENTIVE PLAN

t.	“Fair Market Value” means, except as otherwise determined by the Committee, the closing price of a Share on the Applicable Exchange on the date of measurement or, if Shares were not traded on the Applicable Exchange on such measurement date, then on the next preceding date on which Shares were traded on the Applicable Exchange, as reported by such source as the Committee may select. If there is no regular public trading market for such Common Stock, the Fair Market Value of the Common Stock shall be determined by the Committee in good faith and, to the extent applicable, such determination shall be made in a manner that satisfies Sections 409A and Sections 422(c)(1) of the Code.

u.	“Forfeiture Amount” has the meaning set forth in Section 14(i)(ii).

v.	“Full-Value Award” means any Award other than Stock Appreciation Right, Stock Option or Cash Awards.

w.	“Good Reason” means, the occurrence of any of the following without a Participant’s consent: (i) a material reduction in the Participant’s annual base salary, annual bonus opportunities, long-term incentive opportunities or other compensation and benefits in the aggregate from those in effect immediately prior to the Change-in-Control; (ii) a material diminution in the Participant’s title, duties, authority, responsibilities, functions or reporting relationship from those in effect immediately prior to the Change-in-Control; or (iii) a mandatory relocation of the Participant’s principal location of employment greater than 50 miles from immediately prior to the Change-in-Control. In order to invoke a termination for Good Reason, the Participant shall provide written notice to the Corporation of the existence of one or more of the conditions described in clauses (i) through (iii) within 90 days following the Participant’s knowledge of the initial existence of such condition or conditions, and the Corporation shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may cure the condition, if curable. If the Corporation fails to cure the condition constituting Good Reason during the Cure Period, the Participant must terminate employment, if at all, within one year following the end of the Cure Period in order for such termination to constitute a termination for Good Reason. The Participant’s mental or physical incapacity following the occurrence of an event described above in clauses (i) through (iii) shall not affect the Participant’s ability to terminate employment for Good Reason.

x.	“Grant Date” means (i) the date on which the Committee by resolution selects an Eligible Individual to receive a grant of an Award and determines the number of Shares, or the formula for earning a number of Shares, to be subject to such Award or the cash amount subject to such Award and all other material terms applicable to such Award; or (ii) such later date as the Committee shall provide in such resolution.

y.	“Incentive Stock Option” means any Stock Option designated in the applicable Award Agreement as an “incentive stock option” within the meaning of Section 422 of the Code, and that in fact so qualifies.

z.	“Incumbent Board” has the meaning set forth in Section 10(e)(ii).

aa.	“Individual Agreement” means, after a Change-in-Control, (i) a change-in-control or severance agreement between a Participant and the Corporation or one of its Affiliates, or (ii) a change-in-control or severance plan covering a Participant that is sponsored by the Corporation or one of its Affiliates.

bb.	“Nonqualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

cc.	“Other Stock-Based Award” means an award granted to a Participant under Section 8 of this Plan.

dd.	“Outstanding Corporation Common Stock” has the meaning set forth in Section 10(e)(i).

ee.	“Outstanding Corporation Voting Securities” has the meaning set forth in Section 10(e)(i).

ff.	“Participant” means an Eligible Individual to whom an Award is or has been granted.

gg.	“Performance Goals” means the performance goals established by the Committee in connection with the grant of an Award which may be based on attainment of specified levels of one or more of the following measures, or of any other measures determined by the Committee in its discretion: stock price, total shareholder return, earnings (whether based on earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization), earnings per share, return on equity, return on sales, return on assets or operating or net assets, market share, objective customer service measures or indices, pre- or after-tax income, net income, cash flow (before or after dividends or other adjustments), free cash flow, cash flow per share (before or after dividends or other adjustments), gross margin, working capital and gross inventory turnover, risk-based capital, revenues, revenue growth, return on capital (whether based on return on total capital or return on invested capital), cost control, gross profit, operating profit, unit volume, sales, in each case with respect to the Corporation or any one or more Subsidiaries, Affiliates, divisions, business units or business segments thereof, either in absolute terms or relative to the performance of one or more other companies (including an index covering multiple companies).

hh.	“Person” has the meaning set forth in Section 10(e)(i).

ii.	“Plan” means the United Technologies Corporation 2018 Long-Term Incentive Plan, as set forth herein and as hereinafter amended from time to time.

jj.	“Prior Plan” has the meaning set forth in Section 3(b).

kk.	“Replaced Award” has the meaning set forth in Section 10(b).

ll.	“Replacement Award” has the meaning set forth in Section 10(b).

mm.	“Section 16(b)” has the meaning set forth in Section 11(a).

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UTC 2018 LONG-TERM INCENTIVE PLAN	APPENDIX C

nn.	“Share” means a share of Common Stock.

oo.	“Stock Appreciation Right” means an Award granted under Section 5(a).

pp.	“Stock Option” means an Award granted under Section 5(b).

qq.	“Subsidiary” means any corporation, partnership, joint venture, limited company or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Corporation or any successor to the Corporation.

rr.	“Term” means the maximum period during which a Stock Appreciation Right or Stock Option may remain outstanding, subject to earlier termination upon Termination of Service or otherwise, as specified in the applicable Award Agreement.

ss.	“Termination of Service” means the termination of the applicable Participant’s employment with, or performance of services for, the Corporation and any of its Subsidiaries or Affiliates. Unless otherwise determined by the Committee: (i) if a Participant’s employment with the Corporation and its Affiliates terminates but such Participant continues to provide services to the Corporation and its Affiliates in a non-employee capacity, such change in status shall not be deemed a Termination of Service, (ii) a Participant employed by, or performing services for, a Subsidiary or an Affiliate or a division of the Corporation and its Affiliates shall also be deemed to incur a Termination of Service if, as a result of a Disaffiliation, such Subsidiary, Affiliate or division ceases to be a Subsidiary, Affiliate or division, as the case may be, and the Participant does not immediately thereafter become an employee of, or service provider for, the Corporation or another Subsidiary or Affiliate, and (iii) a Participant shall not be deemed to have incurred a Termination of Service solely by reason of such individual’s incurrence of a Disability. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Corporation and its Subsidiaries and Affiliates shall not be considered a Termination of Service. Absences from employment by reason of notice periods, garden leaves or similar paid leaves implemented in contemplation of a permanent termination of employment shall not be recognized as service under this Plan. Notwithstanding the foregoing provisions of this definition, with respect to any Award that constitutes “nonqualified deferred compensation” subject to Section 409A of the Code, a Participant shall not be considered to have experienced a “Termination of Service” unless the Participant has experienced a “separation from service” within the meaning of Section 409A of the Code (a “Separation from Service”), and a Separation from Service shall be deemed to occur where the Participant and the Corporation and its Subsidiaries and Affiliates reasonably anticipate that the bona fide level of services that the Participant will perform (whether as an employee or as an independent contractor) will be permanently reduced to a level that is less than thirty-seven and a half percent (37.5%) of the average level of bona fide services the Participant performed during the immediately preceding 36 months (or the entire period the Participant has provided services if the Participant has been providing services to the Corporation and/or any of its Subsidiaries or Affiliates for less than 36 months).

SECTION 2. Administration

a.	Committee. This Plan shall be administered by the Board directly, or if the Board elects, by the Compensation Committee or such other committee of the Board as the Board may from time to time designate, which committee shall be composed of not less than two directors, and shall be appointed by and serve at the pleasure of the Board. All references in this Plan to the “Committee” refer to the Board as a whole, unless a separate committee has been designated or authorized consistent with the foregoing.

Subject to the terms and conditions of this Plan, the Committee shall have absolute authority:

i.	To select the Eligible Individuals to whom Awards may from time to time be granted;

ii.	To determine whether and to what extent Stock Appreciation Rights, Incentive Stock Options, Nonqualified Stock Options, Restricted Stock Units, Restricted Stock, Other Stock-Based Awards and Cash Awards or any combination thereof are to be granted hereunder;

iii.	To determine the number of Shares to be covered by each Award granted hereunder;

iv.	To approve the form of any Award Agreement and determine the terms and conditions of any Award granted hereunder, including, but not limited to, the exercise price (subject to Section 5(c)), any vesting condition, restriction or limitation (which may be related to the performance of the Participant, the Corporation or any Subsidiary or Affiliate), treatment on Termination of Service, and any vesting acceleration or forfeiture waiver regarding any Award and the Shares relating thereto, based on such factors as the Committee shall determine;

v.	To modify, amend or adjust the terms and conditions (including, but not limited to, Performance Goals and measured results when necessary or appropriate for the purposes of preserving the validity of the goals as originally set by the Committee) of any Award (subject to Sections 5(d) and 5(e)), from time to time, including, without limitation, in order to comply with tax and securities laws, including laws of countries outside of the United States, and to comply with changes of law and accounting standards;

vi.	To determine to what extent and under what circumstances Common Stock or cash payable with respect to an Award shall be deferred either automatically or at the election of a Participant;

vii.	To determine under what circumstances an Award may be settled in cash, Shares, other property or a combination of the foregoing;

viii.	To adopt, alter and repeal such administrative rules, guidelines and practices governing this Plan as it shall, from time to time, deem advisable;

ix.	To establish any “blackout” period that the Committee in its sole discretion deems necessary or advisable;

United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement	95

APPENDIX C	UTC 2018 LONG-TERM INCENTIVE PLAN

x.	To interpret the terms and provisions of this Plan and any Award issued under this Plan (and any Award Agreement relating thereto);

xi.	To decide all other matters that must be determined in connection with an Award; and

xii.	To otherwise administer this Plan.

b.	Procedures.

i.	The Committee may act only by a majority of its members then in office, except that the Committee may, except to the extent prohibited by applicable law, including Section 157(c) of the Delaware General Corporation Law, or the listing standards of the Applicable Exchange, allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

ii.	Subject to Section 11(a), any authority granted to the Committee may be exercised by the full Board. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

c.	Discretion of Committee. Subject to Section 1(i), any determination made by the Committee or pursuant to delegated authority under the provisions of this Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate at the time of the grant of the Award or, unless in contravention of any express term of this Plan, at any time thereafter. All decisions made by the Committee or any appropriately delegated person pursuant to the provisions of this Plan shall be final, binding and conclusive on all persons, including the Corporation, Participants and Eligible Individuals.

d.	Cancellation or Suspension. Subject to Section 5(d), the Committee shall have full power and authority to determine whether, to what extent and under what circumstances any Award shall be canceled or suspended.

e.	Award Agreements. The terms and conditions of each Award, as determined by the Committee, shall be set forth in a written (or electronic) Award Agreement, which shall be delivered to the Participant receiving such Award upon, or as promptly as is reasonably practicable following, the grant of such Award. The effectiveness of an Award shall be subject to the Participant’s acceptance of the applicable Award Agreement within the time period specified in the Award Agreement, unless otherwise provided in the Award Agreement. Award Agreements may be amended only in accordance with Section 12(d) hereof.

f.	Minimum Vesting Period. Except for Awards granted with respect to a maximum of five percent of the Shares authorized in the first sentence of Section 3(a), Award Agreements shall not provide for a designated vesting period of less than one year.

g.	Foreign Employees and Foreign Law Considerations. The Committee may grant Awards to Eligible Individuals who are foreign nationals, who are located outside the United States, who are not compensated from a payroll maintained in the United States, and/or who are otherwise subject to (or could cause the Corporation to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, and, in furtherance of such purposes, the Committee may adopt such procedures or sub-plans as may be necessary or advisable to comply with such legal or regulatory provisions.

SECTION 3. Common Stock Subject to Plan
a.	Authorized Shares. The maximum number of Shares that may be issued pursuant to Awards granted under this Plan shall be the sum of (i) 35,000,000, and (ii) the total number of Shares remaining available for new awards under the UTC Long-Term Incentive Plan, as amended (the “Prior Plan”) as of immediately prior to the Effective Date. Shares issued under this Plan may be authorized and unissued Shares, treasury Shares, or Shares purchased in the open market or otherwise, at the sole discretion of the Committee. Each Share issued pursuant to a Full-Value Award will result in a reduction of the number of Shares available for issuance under this Plan by 4.03 Shares. Each Share issued pursuant to a Stock Option or Stock Appreciation Right will result in a reduction of the number of Shares available for issuance under this Plan by one Share.

b.	Prior Plan. On and after the Effective Date, no new awards may be granted under the Prior Plan, it being understood that: (i) awards outstanding under the Prior Plan as of the Effective Date shall remain in full force and effect under the Prior Plan according to their respective terms, and (ii) to the extent that any such award is forfeited, terminates, expires or lapses without being exercised (to the extent applicable), or is settled for cash, the Shares subject to such award not delivered as a result thereof shall again be available for Awards under this Plan; provided, however, that dividend equivalents may continue to be issued under the Corporation’s Prior Plan in respect of awards granted under the Prior Plan which are outstanding as of the Effective Date.

c.	Individual Limits. A Participant who is not a non-employee director may not be granted: (i) Stock Appreciation Rights and Stock Options in excess of 1,000,000 Shares during any calendar year, (ii) Full-Value Awards in excess of 500,000 Shares during any calendar year, or (iii) Cash Awards in excess of $10,000,000. Non-employee director of the Corporation, including Awards granted under this Plan (with Awards valued based on the fair value on the Grant Date for accounting purposes) and cash fees paid or credited, may not exceed $1,500,000 during any single calendar year.

d.	Rules for Calculating Shares Issued. To the extent that any Award is forfeited, terminates, expires or lapses instead of being exercised, or any Award is settled for cash, the Shares subject to such Awards will not be counted as Shares issued under this Plan. If the exercise price of any Stock Appreciation Right or Stock Option and/or the tax withholding obligations relating to any Award are satisfied by delivering Shares (either actually or through a signed document affirming the Participant’s ownership and delivery of such Shares) or the Corporation withholding Shares relating to such Award, the gross number of Shares subject to the Award shall nonetheless be deemed to have been issued under this Plan.

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e.	Adjustment Provisions.

i.	In the event of a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, disposition for consideration of the Corporation’s direct or indirect ownership of a Subsidiary or Affiliate (including by reason of a Disaffiliation), or similar event affecting the Corporation or any of its Subsidiaries (each, a “Corporate Transaction”), the Committee or the Board may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to: (A) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under this Plan; (B) the various maximum limitations set forth in Section 3(c) applicable to the grants to individuals of certain types of Awards; (C) the number and kind of Shares or other securities subject to outstanding Awards; (D) financial goals or measured results to preserve the validity of the original goals set by the Committee; and (E) the exercise price of outstanding Awards.

ii.	In the event of a stock dividend, stock split, reverse stock split, reorganization, share combination, or recapitalization or similar event affecting the capital structure of the Corporation, or a Disaffiliation, separation or spinoff, in each case without consideration, or other extraordinary dividend of cash or other property to the Corporation’s shareholders, the Committee or the Board shall make such substitutions or adjustments as it deems appropriate and equitable to: (A) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under this Plan; (B) the various maximum limitations set forth in Section 3(c) applicable to the grants to individuals of certain types of Awards; (C) the number and kind of Shares or other securities subject to outstanding Awards; (D) financial goals or measured results to preserve the validity of the original goals set by the Committee; and (E) the exercise price of outstanding Awards.

iii.	In the case of Corporate Transactions, such adjustments may include: (A) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board in its sole discretion (it being understood that in the case of a Corporate Transaction with respect to which shareholders of Common Stock receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Committee that the value of a Stock Option or Stock Appreciation Right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each Share pursuant to such Corporate Transaction over the exercise price of such Stock Appreciation Right or Stock Option shall conclusively be deemed valid); (B) the substitution of other property (including cash or other securities of the Corporation and securities of entities other than the Corporation) for the Shares subject to outstanding Awards; and (C) in connection with any Disaffiliation, arranging for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities (including other securities of the Corporation and securities of entities other than the Corporation), by the affected Subsidiary, Affiliate, or division or by the entity that controls such Subsidiary, Affiliate or division following such Disaffiliation (as well as any corresponding adjustments to Awards that remain based upon Corporation securities).

iv.	Any adjustments made pursuant to this Section 3(e) to Awards that are considered “nonqualified deferred compensation” subject to Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code; and any adjustments made pursuant to Section 3(e) to Awards that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustments, either: (A) the Awards continue not to constitute “deferred compensation” subject to Section 409A of the Code; or (B) there does not result in the imposition of any penalty taxes under Section 409A of the Code in respect of such Awards.

v.	Any adjustment under this Section 3(e) need not be applied uniformly to all Participants.

SECTION 4: Eligibility

Awards may be granted under this Plan to Eligible Individuals; provided, however, that Incentive Stock Options may be granted only to employees of the Corporation and its subsidiaries or Parent Corporation (within the meaning of Section 424(f) of the Code).

SECTION 5: Stock Appreciation Rights and Stock Options

a.	Nature of Stock Appreciation Rights. Upon the exercise of a Stock Appreciation Right, the Participant shall be entitled to receive an amount in cash, or Shares with a Fair Market Value, equal to the product of (i) the excess of the Fair Market Value of one Share over the exercise price of the applicable Stock Appreciation Right, multiplied by (ii) the number of Shares in respect of which the Stock Appreciation Right has been exercised. The applicable Award Agreement shall specify whether such payment is to be made in cash or Common Stock, or shall reserve to the Committee or the Participant the right to make that determination prior to or upon the exercise of the Stock Appreciation Right.

b.	Types of Stock Options. Stock Options may be granted in the form of Incentive Stock Options or Nonqualified Stock Options. The Award Agreement for a Stock Option shall indicate whether the Stock Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.

c.	Exercise Price. The exercise price per Share subject to a Stock Appreciation Right or Stock Option shall be determined by the Committee and set forth in the applicable Award Agreement, and shall not be less than the Fair Market Value of a Share on the applicable Grant Date. In no event may any Stock Appreciation Right or Stock Option granted under this Plan be amended, other than pursuant to Section 3(e), to decrease the exercise price thereof, be cancelled in exchange for cash or other Awards or in conjunction with the grant of any new Stock Appreciation Right or Stock Option with a lower exercise price, or otherwise be subject to any action that would be treated, under the Applicable Exchange listing standards or for accounting purposes, as a “repricing” of such Stock Appreciation Right or Stock Option, unless such amendment, cancellation or action is approved by the Corporation’s shareholders.

d.	Term. The Term of each Stock Appreciation Right and each Stock Option shall be fixed by the Committee, but no Stock Appreciation Right or Stock Option shall be exercisable more than 10 years after its Grant Date.

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e.	Exercisability; Method of Exercise. Except as otherwise provided herein, Stock Appreciation Rights and Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. Subject to the provisions of this Section 5, Stock Appreciation Rights and Stock Options may be exercised, in whole or in part in accordance with the methods and procedures established by the Committee in the Award Agreement or otherwise.

f.	Delivery; Rights of Shareowners. A Participant shall not be entitled to delivery of Shares pursuant to the exercise of a Stock Appreciation Right or Stock Option until the exercise price therefore has been fully paid and applicable taxes have been withheld. Except as otherwise provided in Section 5(j), a Participant shall have all of the rights of a shareowner of the number of Shares deliverable pursuant to such Stock Appreciation Right or Stock Option (including, if applicable, the right to vote the applicable Shares), when the Participant: (i) has given written notice of exercise; (ii) if requested, has given the representation described in Section 14(a); and (iii) in the case of a Stock Option, has paid in full for such Shares.

g.	Nontransferability of Stock Appreciation Rights and Stock Options. No Stock Appreciation Right or Stock Option shall be transferable by a Participant other than, for no value or consideration: (i) by will or by the laws of descent and distribution; or (ii) in the case of a Stock Appreciation Right or Nonqualified Stock Option, as otherwise expressly permitted by the Committee including, if so permitted, pursuant to a transfer to such Participant’s family members, whether directly or indirectly, or by means of a trust or partnership or otherwise (for purposes of this Plan, unless otherwise determined by the Committee, “family member” shall have the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933, as amended, and any successor thereto). Any Stock Appreciation Right or Stock Option shall be exercisable, subject to the terms of this Plan, only by the Participant, the guardian or legal representative of the Participant, or any person to whom such Stock Option is transferred pursuant to this Section 5(g), it being understood that the term “holder” and “Participant” include such guardian, legal representative and other transferee; provided, however, that the term “Termination of Service” shall continue to refer to the Termination of Service of the original Participant. No Participant may enter into any agreement for the purpose of selling, transferring or otherwise engaging in any transaction that has the effect of exchanging his or her economic interest in any Award to another person or entity for a cash payment or other consideration unless first approved by a majority of the Corporation’s shareowners.

h.	Termination of Service. The effect of a Participant’s Termination of Service on any Stock Appreciation Right or Stock Option then held by the Participant shall be set forth in the applicable Award Agreement.

i.	Additional Rules for Incentive Stock Options. Notwithstanding any other provision of this Plan to the contrary, no Stock Option that is intended to qualify as an Incentive Stock Option may be granted to any Eligible Individual who at the time of such grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation or of any Subsidiary, unless at the time such Stock Option is granted the exercise price is at least 110% of the Fair Market Value of a Share and such Stock Option by its terms is not exercisable after the expiration of five years from the date such Stock Option is granted. In addition, the aggregate Fair Market Value of the Common Stock (determined at the time a Stock Option for the Common Stock is granted) for which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year, under all of the incentive stock option plans of the Corporation and of any Subsidiary, may not exceed $100,000. To the extent a Stock Option that by its terms was intended to be an Incentive Stock Option exceeds this $100,000 limit, the portion of the Stock Option in excess of such limit shall be treated as a Nonqualified Stock Option.

j.	Dividends and Dividend Equivalents. Dividends (whether paid in cash or Shares) and dividend equivalents may not be paid or accrued on Stock Appreciation Rights or Stock Options; provided that Stock Appreciation Rights and Stock Options may be adjusted under certain circumstances in accordance with the terms of Section 3(e).

SECTION 6: Restricted Stock

a.	Administration. Shares of Restricted Stock are actual Shares issued to a Participant and may be awarded either alone or in addition to other Awards granted under this Plan. The Committee shall determine the Eligible Individuals to whom and the time or times at which grants of Restricted Stock will be awarded, the number of Shares to be awarded to any Eligible Individual, the conditions for vesting, the time or times within which such Awards may be subject to forfeiture, and any other terms and conditions of the Awards, in addition to those contained in Section 6(c).

b.	Book Entry Registration or Certificated Shares. Shares of Restricted Stock shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates registered in the name of the Participant and bearing an appropriate legend referring to the terms, conditions and restrictions applicable to such Award.

c.	Terms and Conditions. Shares of Restricted Stock shall be subject to the following terms and conditions and such other terms and conditions as are set forth in the applicable Award Agreement (including the vesting or forfeiture provisions applicable upon a Termination of Service):

i.	The Committee shall, prior to or at the time of grant, condition: (A) the vesting of an Award of Restricted Stock upon the continued service of the applicable Participant, or (B) the grant or vesting of an Award of Restricted Stock upon the attainment of Performance Goals, or the attainment of Performance Goals and the continued service of the applicable Participant. The conditions for grant or vesting and the other provisions of Restricted Stock Awards (including any applicable Performance Goals) need not be the same with respect to each recipient.

ii.	Subject to the provisions of this Plan and the applicable Award Agreement, during the period, if any, set by the Committee, commencing with the date of such Restricted Stock Award for which such vesting restrictions apply, and until the expiration of such period, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Shares of Restricted Stock.

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d.	Rights of a Shareowner. Except as provided in this Section 6 and the applicable Award Agreement, the applicable Participant shall have, with respect to the Shares of Restricted Stock, all of the rights of a shareowner of the Corporation holding the class or series of Common Stock that is the subject of the Restricted Stock, including, if applicable, the right to vote the Shares and the right to receive any dividends (subject to Section 14(e)).

e.	Termination of Service. The effect of a Participant’s Termination of Service on his or her Restricted Stock shall be set forth in the applicable Award Agreement.

SECTION 7: Restricted Stock Units

a.	Nature of Awards. Restricted stock units and deferred stock units (together, “Restricted Stock Units”) are Awards denominated in Shares that will be settled, subject to the terms and conditions of the Restricted Stock Units, in a specified number of Shares or an amount of cash equal to the Fair Market Value of a specified number of Shares.

b.	Terms and Conditions. Restricted Stock Units shall be subject to the following terms and conditions and such other terms and conditions as are set forth in the applicable Award Agreement (including the vesting or forfeiture provisions applicable upon a Termination of Service):

i.	The Committee shall, prior to or at the time of grant, condition: (A) the vesting of Restricted Stock Units upon the continued service of the applicable Participant, or (B) the grant or vesting of Restricted Stock Units upon the attainment of Performance Goals, or the attainment of Performance Goals and the continued service of the applicable Participant. The conditions for grant or vesting and the other provisions of Restricted Stock Units (including any applicable Performance Goals) need not be the same with respect to each recipient. An Award of Restricted Stock Units shall be settled as and when the Restricted Stock Units vest, at a later time specified by the Committee in the applicable Award Agreement, or, if the Committee so permits, in accordance with an election of the Participant.

ii.	The Award Agreement for Restricted Stock Units shall specify whether, to what extent and on what terms and conditions the applicable Participant shall be entitled to receive payments corresponding to the dividends payable on the Common Stock (subject to Section 14(e)).

c.	Rights of a Shareowner. A Participant to whom Restricted Stock Units are awarded shall have no rights as a shareowner with respect to the Shares represented by the Restricted Stock Units unless and until Shares are actually delivered to the Participant in settlement thereof.

d.	Termination of Service. The effect of a Participant’s Termination of Service on his or her Restricted Stock Units shall be set forth in the applicable Award Agreement.

SECTION 8: Other Stock-Based Awards

The Committee may grant equity-based or equity-related awards not otherwise described herein in such amounts and subject to such terms and conditions consistent with the terms of this Plan as the Committee shall determine. Without limiting the generality of the preceding sentence, each such Other Stock-Based Award may: (a) involve the transfer of actual Shares to Participants, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of Shares; (b) be subject to performance-based and/or service-based conditions; (c) be in the form of phantom stock, restricted stock, restricted stock units, performance shares, deferred share units or share-denominated performance units, or other awards denominated in, or with a value determined by reference to, a number of Shares that is specified at the time of the grant of such award; and (d) be designed to comply with applicable laws of jurisdictions other than the United States.

SECTION 9: Cash Awards

The Committee may grant awards that are denominated and payable in cash in such amounts and subject to such terms and conditions consistent with the terms of this Plan as the Committee shall determine.

SECTION 10: Change-in-Control Provisions

a.	General. The provisions of this Section 10 shall, subject to Section 3(e), apply notwithstanding any other provision of this Plan to the contrary, except to the extent the Committee specifically provides otherwise in an Award Agreement.

b.	Impact of Change-in-Control. Upon the occurrence of a Change-in-Control: (i) all then-outstanding Stock Appreciation Rights and Stock Options shall become fully vested and exercisable, all Full-Value Awards (other than performance-based Awards), and all Cash Awards (other than performance-based Awards) shall vest in full, be free of restrictions, and be deemed to be earned and payable in an amount equal to the full value of such Award, except in each case to the extent that another Award meeting the requirements of Section 10(c) (any award meeting the requirements of Section 10(c), a “Replacement Award”) is provided to the Participant pursuant to Section 3(e) to replace such Award (any award intended to be replaced by a Replacement Award, a “Replaced Award”), and (ii) any performance-based Award that is not replaced by a Replacement Award shall be deemed to be earned and payable in an amount equal to the full value of such performance-based Award (with all applicable Performance Goals deemed achieved at the greater of (x) the applicable target level; and (y) the level of achievement as determined by the Committee not later than the date of the Change-in-Control, taking into account performance through the latest date preceding the Change-in-Control as to which performance can, as a practical matter, be determined (but not later than the end of the applicable performance period).

c.	Replacement Awards. An Award shall meet the conditions of this Section 10(c) (and hence qualify as a Replacement Award) if: (i) it is of the same type as the Replaced Award (except that for any Replaced Award that is performance-based, the Replacement Award shall be subject solely to time-based vesting for the remainder of the applicable performance period (or such shorter period as determined

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by the Committee) and the applicable Performance Goals shall be deemed to be achieved at the greater of (x) the applicable target level; and (y) the level of achievement as determined by the Committee taking into account performance through the latest date preceding the Change-in-Control as to which performance can, as a practical matter, be determined (but not later than the end of the applicable performance period); (ii) it has a value equal to the value of the Replaced Award as of the date of the Change-in-Control, as determined by the Committee in its sole discretion consistent with Section 3(e); (iii) the underlying Replaced Award was an equity-based award, it relates to publicly traded equity securities of the Corporation or the entity surviving the Corporation following the Change-in-Control; (iv) it contains terms relating to time-based vesting (including with respect to a Termination of Service) that are substantially identical to those of the Replaced Award; and (v) its other terms and conditions are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change-in-Control) as of the date of the Change-in-Control. Without limiting the generality of the foregoing, a Replacement Award may take the form of a continuation of the applicable Replaced Award if the requirements of the preceding sentence are satisfied. If a Replacement Award is granted, the Replaced Award shall not vest upon the Change-in-Control. The determination whether the conditions of this Section 10(c) are satisfied shall be made by the Committee, as constituted immediately before the Change-in-Control, in its sole discretion.

d.	Termination of Service. Notwithstanding any other provision of this Plan to the contrary, and unless otherwise determined by the Committee and set forth in the applicable Award Agreement, upon a Termination of Service of a Participant by the Corporation other than for Cause or by the Participant for Good Reason within 24 months (or such longer period as is specified in the applicable Award Agreement) following a Change-in-Control: (i) all Replacement Awards held by such Participant shall vest in full and be free of restrictions, and (ii) unless otherwise provided in the applicable Award Agreement, notwithstanding any other provision of this Plan to the contrary, any Stock Appreciation Right or Stock Option held by the Participant as of the date of the Change-in-Control that remains outstanding as of the date of such Termination of Service may thereafter be exercised until the expiration of the stated full Term of such Stock Appreciation Right or Nonqualified Stock Option.

e.	Definition of Change-in-Control. For purposes of this Plan, a “Change-in-Control” shall mean the happening of any of the following events:

i.	An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either: (1) the then outstanding shares of common stock of the Corporation (the “Outstanding Corporation Common Stock”); or (2) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change-in-Control: (1) any acquisition directly from the Corporation, (2) any acquisition by the Corporation, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any entity controlled by the Corporation, or (4) any acquisition by any entity pursuant to a transaction that complies with clauses (1), (2) and (3) of subsection (iii) of this Section 10(e); or

ii.	A change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that, for purposes of this Section 10(e), any individual who becomes a member of the Board subsequent to the Effective Date whose election, or nomination for election by the Corporation’s shareowners, was approved by a vote of at least two-thirds of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be considered as a member of the Incumbent Board; or

iii.	The consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Corporation or any of its subsidiaries or sale or other disposition of all or substantially all of the assets of the Corporation, or the acquisition of assets or securities of another entity by the Corporation or any of its subsidiaries (a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock (or, for a noncorporate entity, equivalent securities) and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or, for a noncorporate entity, equivalent securities), as the case may be, of the entity resulting from such Business Combination (including an entity that, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Corporation or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock (or, for a noncorporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the Board of Directors (or, for a noncorporate entity, equivalent body or committee) of the entity resulting from such Business Combination were

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members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

iv.	The approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation.

f.	Notwithstanding any other provision of this Plan, any Award Agreement or any Individual Agreement, for any Award that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code, a Change-in-Control shall not constitute a settlement or distribution event with respect to such Award, or an event that otherwise changes the timing of settlement or distribution of such Award, unless the Change-in-Control also constitutes an event described in Section 409A(a)(2)(v) of the Code and the regulations promulgated thereunder (a “Section 409A CIC”); provided, however, that whether or not a Change-in-Control is a Section 409A CIC, such Change-in-Control shall result in the accelerated vesting of such Award to the extent provided by the Award Agreement, this Plan, any Individual Agreement or otherwise by the Committee.

SECTION 11: Section 16(b); Section 409A

a.	The provisions of this Plan are intended to ensure that no transaction under this Plan is subject to (and all such transactions will be exempt from) the short-swing profit recovery rules of Section 16(b) of the Exchange Act (“Section 16(b)”). Accordingly, the composition of the Committee shall be subject to such limitations as the Board deems appropriate to permit transactions pursuant to this Plan to be exempt (pursuant to Rule 16b-3 promulgated under the Exchange Act) from Section 16(b), and no delegation of authority by the Committee shall be permitted if such delegation would cause any such transaction to be subject to (and not exempt from) Section 16(b).

b.	This Plan and the Awards granted hereunder are intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, it is intended that this Plan be administered and interpreted in all respects in accordance with Section 409A of the Code. Each payment under any Award that constitutes “nonqualified deferred compensation” subject to Section 409A of the Code shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may a Participant, directly or indirectly, designate the calendar year of any payment to be made under any Award that constitutes “nonqualified deferred compensation” subject to Section 409A of the Code. Notwithstanding any other provision of this Plan or any Award Agreement to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Corporation), amounts that constitute “nonqualified deferred compensation” subject to Section 409A of the Code that would otherwise be payable by reason of a Participant’s Separation from Service during the six-month period immediately following such Separation from Service shall instead be paid or provided on the first business day following the date that is six months following the Participant’s Separation from Service. If the Participant dies following the Separation from Service and prior to the payment of any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Participant’s estate within 30 days following the date of the Participant’s death.

SECTION 12: Term, Amendment and Termination

a.	Effectiveness. This Plan was approved by the Board on February 5, 2018, subject to and contingent upon approval by the Corporation’s shareowners. This Plan will be effective April 30, 2018, (the “Effective Date”); provided that the Corporation’s shareowners approve this Plan on such date.

b.	Termination. This Plan will terminate on the tenth anniversary of the Effective Date. Awards outstanding as of such date shall not be affected or impaired by the termination of this Plan.

c.	Amendment of Plan. The Board or the Committee may amend, alter, or discontinue this Plan, but no amendment, alteration or discontinuation shall be made that would materially impair the rights of the Participant with respect to a previously granted Award without such Participant’s consent, except such an amendment made to comply with applicable law, including Section 409A of the Code, Applicable Exchange listing standards or accounting rules. In addition, no amendment shall be made without the approval of the Corporation’s shareowners to the extent such approval is required by applicable law or the listing standards of the Applicable Exchange.

d.	Amendment of Awards. Subject to Section 5(c), the Committee may unilaterally amend the terms of any Award theretofore granted, but no such amendment shall, without the Participant’s consent, materially impair the rights of any Participant with respect to an Award, except such an amendment made to cause this Plan or Award to comply with applicable law, including Section 409A of the Code, Applicable Exchange listing standards or accounting rules.

SECTION 13: Unfunded Status of Plan

Neither the Corporation nor the Committee shall have any obligation to segregate assets or establish a trust or other arrangements to meet the obligations created under the Plan. Any liability of the Corporation to any Participant with respect to an Award shall be based solely upon contractual obligation created by the Plan and the Award Agreement. No such obligation shall be deemed to be secured by any pledge or encumbrance on the property of the Corporation.

United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement	101

APPENDIX C	UTC 2018 LONG-TERM INCENTIVE PLAN

SECTION 14: General Provisions

a.	Conditions for Issuance. The Committee may require each person purchasing or receiving Shares pursuant to an Award to represent to and agree with the Corporation in writing that such person is acquiring the Shares without a view to the distribution thereof. The certificates for such Shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer. Notwithstanding any other provision of this Plan or agreements made pursuant thereto, the Corporation shall not be required to issue or deliver any Shares (whether in certificated or book-entry form) under this Plan prior to fulfillment of all of the following conditions: (i) listing or approval for listing upon notice of issuance, of such Shares on the Applicable Exchange; (ii) any registration or other qualification of such Shares of the Corporation under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification that the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and (iii) obtaining any other consent, approval, or permit from any state or federal governmental agency that the Committee shall, in its absolute discretion, determine to be necessary or advisable.

b.	Additional Compensation Arrangements. Nothing contained in this Plan shall prevent the Corporation or any Subsidiary or Affiliate from adopting other or additional compensation arrangements for its employees.

c.	No Contract of Employment. This Plan shall not constitute a contract of employment, and adoption of this Plan shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Corporation or any Subsidiary or Affiliate to terminate the employment of any employee at any time.

d.	Required Taxes. No later than the date as of which an amount first becomes includible in the gross income of a Participant for federal, state, local or foreign income, or employment or other tax purposes with respect to any Award under this Plan, such Participant shall pay to the Corporation, or make arrangements satisfactory to the Corporation regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Corporation, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement, having a Fair Market Value on the date of withholding equal to the amount required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes. The obligations of the Corporation under this Plan shall be conditional on such payment or arrangements, and the Corporation and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to such Participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.

e.	Dividends and Dividend Equivalents. Any dividends or dividend equivalents credited with respect to any Award will be subject to the same time and/or performance-based vesting conditions applicable to such Award and shall, if vested, be delivered or paid at the same time as such Award.

f.	Designation of Death Beneficiary. The Committee shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of such Participant’s death are to be paid or by whom any rights of such Participant, after such Participant’s death, may be exercised.

g.	Governing Law and Interpretation. This Plan and all Awards made and actions taken hereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Plan are not part of the provisions hereof and shall have no force or effect. Whenever the words “include,” “includes” or “including” are used in this Plan, they shall be deemed to be followed by the words “but not limited to” and the word “or” shall be understood to mean “and/or” where the context so requires.

h.	Non-Transferability. Except as otherwise provided in Section 5(g) or as determined by the Committee, Awards under this Plan are not transferable except by will or by laws of descent and distribution.

i.	Clawback Policy.

i.	Forfeiture Event. Unless otherwise determined by the Committee, upon the occurrence of any of the following events, the Participant shall forfeit all of the Participant’s outstanding Awards, whether vested or unvested, and shall pay the Forfeiture Amount (as defined in clause (ii) below) to the Corporation within 30 days following receipt from the Corporation of written notice from the Corporation:

A.	Termination of Service for Cause;

B.	Within three years following any Termination of Service the Committee determines that the Participant engaged in conduct before the Participant’s termination date that would have constituted the basis for a Termination of Service for Cause;

C.	At any time during the 24-month period immediately following any Termination of Service, a Participant:

`	1.	Solicits for employment or otherwise attempts to retain the professional services of any individual then employed or engaged by the Corporation (other than a person performing secretarial or similar services) or who was so employed or engaged during the three-month period preceding such solicitation; or

	2.	Publicly disparages the Corporation or any of its officers, directors or senior executive employees or otherwise makes any public statement that is materially detrimental to the interests of the Corporation or such individuals; or

102	United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement

UTC 2018 LONG-TERM INCENTIVE PLAN	APPENDIX C

D.	At any time during the 12-month period following any Termination of Service, a Participant becomes employed by, consults for or otherwise renders services to any business entity or person engaged in activities that compete with the Corporation or the business unit that employed the Participant, unless the Participant has first obtained the written consent of the Chief Human Resources Officer or her or his delegate. For purposes of applying this provision: (x) Participant shall be deemed to have been employed by each business unit that employed the Participant within the two-year period immediately prior to the date of the Termination of Service, and (y) the status of a business entity or person as a competitor shall be determined by the Chief Human Resources Officer in her or his sole discretion.

ii.	Forfeiture Amount. The “Forfeiture Amount” means an amount determined by the Committee in its sole and absolute discretion, up to the sum of: (A) the Fair Market Value of any Shares held by the Participant as of the date that the Committee requires forfeiture that were acquired by the Participant pursuant to an Award during the three-year period preceding such date, (B) the amount of (1) the proceeds from the sale (including sales to the Corporation) of any Shares acquired by the Participant pursuant to an Award during the three-year period preceding the date that the Committee requires forfeiture, less (2) the amount, if any, paid by the Participant to purchase such Shares, and (C) any proceeds received by the Participant upon cash settlement of any Award during the three-year period preceding the date that the Committee requires forfeiture.

iii.	Committee Determination. Without limiting the generality of Section 2, the Committee shall make all determinations required pursuant to this Section 14(i) in its sole and absolute discretion, and such determinations shall be conclusive and binding on all Persons. Notwithstanding any provision of Section 14(i)(i) to the contrary, the Committee has sole and absolute discretion not to require a Participant to pay all or any portion of a Forfeiture Amount, and its determination not to require any Participant to pay all or any portion of a Forfeiture Amount with respect to any particular act by any particular Participant shall not in any way reduce or eliminate the Committee’s authority to require payment of a Forfeiture Amount with respect to any other act or other Participant.

iv.	Effect of Change-in-Control. Notwithstanding the foregoing and notwithstanding anything to the contrary in any Award Agreement or otherwise, this Section 14(i) shall not be applicable to any Participant following a Change-in-Control.

v.	Nonexclusive Remedy. This Section 14(i) shall be a nonexclusive remedy and nothing contained in this Section 14(i) shall preclude the Corporation from pursuing any other applicable remedies available to it, whether in addition to, or in lieu of, application of this Section 14(i).

United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement	103

APPENDIX D

Proposed Amendment

TO THE CORPORATION’S RESTATED CERTIFICATE OF INCORPORATION

The Restated Certificate of Incorporation would be amended and restated to reflect the following amendment, with deletion of the Article Ninth and replacing the clause with “[Reserved]”:

~~NINTH: The stockholder vote required to approve Business Combinations (hereinafter defined) shall be as set forth in this Article Ninth.~~

~~SECTION 1. Higher Vote for Business Combinations. In addition to any affirmative vote required by law or this Certificate of Incorporation, and except as otherwise expressly provided in Section 3 of this Article Ninth:~~

~~any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (i) any Interested Stockholder (as hereinafter defined) or (ii) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or~~

~~any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of $25,000,000 or more; or~~

~~the issuance or transfer by the Corporation or any subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $25,000,000 or more; or~~

~~the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder; or~~

~~any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder;~~

~~shall require the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), voting together as a single class (it being understood that for purposes of this Article Ninth, each share of the Voting Stock shall have the number of votes granted to it pursuant to Article Fourth of this Certificate of Incorporation). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.~~

~~SECTION 2. Definition of “Business Combination”. The term “Business Combination” as used in this Article Ninth shall mean any transaction which is referred to in any one or more of paragraphs A through E of Section 1.~~

~~SECTION 3. When Higher Vote is Not Required. The provisions of Section 1 of this Article Ninth shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of this Certificate of Incorporation, if in the case of a Business Combination that does not involve any cash or other consideration being received by the stockholders of the Corporation, solely in their capacities as stockholders, the condition specified in the following paragraph A is met, or if in the case of any other Business Combination, the conditions specified in either of the following paragraphs A or B are met:~~

~~Approval by Disinterested Directors. The Business Combination shall have been approved by a majority of the Disinterested Directors (as hereinafter defined).~~

~~Price and Procedure Requirements. All of the following conditions shall have been met:~~

~~(i) The aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination (the “Consummation Date”) of the consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be an amount at least equal to the higher of the following (it being intended that the requirements of this paragraph B(i) shall be required to be met with respect to all shares of Common Stock outstanding, whether or not the Interested Stockholder has previously acquired any shares of the Common Stock):~~

~~the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the “Announcement Date”) or (2) in the transaction in which it became an Interested Stockholder, whichever is higher, plus interest compounded annually from the date on which the Interested Stockholder became an Interested Stockholder through the Consummation Date at the prime rate of interest of Citibank, N.A. (or other major bank headquartered in New York City selected by a majority of the Disinterested Directors) from time to time in effect in New York City, less the aggregate amount of any cash dividends paid, and the Fair Market Value of any dividends paid in other than cash, per share of Common~~

104	United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement

PROPOSED AMENDMENT TO THE CORPORATION’S RESTATED CERTIFICATE OF INCORPORATION	APPENDIX D

~~Stock from the date on which the Interested Stockholder became an Interested Stockholder through the Consummation Date in an amount up to but not exceeding the amount of such interest payable per share of Common Stock; or~~

~~the Fair Market Value per share of Common Stock on the Announcement Date.~~

~~(ii) The aggregate amount of the cash and the Fair Market Value as of the Consummation Date of the consideration other than cash to be received per share by holders of shares of any class of outstanding Voting Stock, other than the Common Stock, in such Business Combination shall be an amount at least equal to the highest of the following (it being intended that the requirements of this paragraph B (ii) shall be required to be met with respect to all shares of every such other class of outstanding Voting Stock, whether or not the Interested Stockholder has previously acquired any shares of a particular class of Voting Stock):~~

~~the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of such class of Voting Stock acquired by it (1) within the two-year period immediately prior to the Announcement Date or (2) in the transaction in which it became an Interested Stockholder, whichever is higher, plus interest compounded annually from the date on which the Interested Stockholder became an Interested Stockholder through the Consummation Date at the prime rate of interest of Citibank, N.A. (or other major bank headquartered in New York City selected by a majority of the Disinterested Directors) from time to time in effect in New York City, less the aggregate amount of any cash dividends paid, and the Fair Market Value of any dividends paid in other than cash, per share of such class of Voting Stock from the date on which the Interested Stockholder became an Interested Stockholder through the Consummation Date in an amount up to but not exceeding the amount of such interest payable per share of such class of Voting Stock;~~

~~the Fair Market Value per share of such class of Voting Stock on the Announcement Date; or~~

~~the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.~~

~~The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of Voting Stock. If the Interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it.~~

~~After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination: (a) except as approved by a majority of the Disinterested Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on the outstanding Preferred Stock; (b) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Disinterested Directors; and (c) such Interested Stockholder shall have not become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.~~

~~After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation.~~

~~A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).~~

~~SECTION 4. Certain Definitions. For the purposes of this Article Ninth:~~

~~A. A “person” shall mean any individual, firm, corporation or other entity.~~

~~B. “Interested Stockholder” shall mean any person (other than the Corporation or any Subsidiary) who or which:~~

~~is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding Voting Stock; or~~

~~is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock; or~~

~~is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.~~

~~C. A person shall be a “beneficial owner” of any Voting Stock:~~

~~(i) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or~~

~~which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or~~

United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement	105

APPENDIX D	PROPOSED AMENDMENT TO THE CORPORATION’S RESTATED CERTIFICATE OF INCORPORATION

~~which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.~~

~~For the purposes of determining whether a person is an Interested Stockholder pursuant to paragraph B of this Section 4, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph C of this Section 4 but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.~~

~~“Affiliate” or “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on January 1, 1983.~~

~~“Subsidiary” means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in paragraph B of this Section 4, the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.~~

~~“Disinterested Director” means any member of the Board of Directors of the Corporation (the “Board”) who is unaffiliated with the Interested Stockholder and was a member of the Board prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Disinterested Director who is unaffiliated with the Interested Stockholder and is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board.~~

~~“Fair Market Value” means: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc., Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Disinterested Directors in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Disinterested Directors in good faith.~~

~~In the event of any Business Combination in which the Corporation survives, the phrase “consideration other than cash to be received” as used in paragraph B(i) and (ii) of Section 3 of this Article Ninth shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.~~

~~SECTION 5. Powers of Disinterested Directors. A majority of the Disinterested Directors of the Corporation shall~~

~~have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article Ninth, including without limitation (A) whether a person is an Interested Stockholder, (B) the number of shares of Voting Stock beneficially owned by any person, (C) whether a person is an Affiliate or Associate of another, (D) whether the requirements of paragraph B of Section 3 have been met with respect to any Business Combination, and (E) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $25,000,000 or more; and the good faith determination of a majority of the Disinterested Directors on such matters shall be conclusive and binding for all the purposes of this Article Ninth.~~

~~SECTION 6. No effect on Fiduciary Obligations of Interested Stockholders. Nothing contained in this Article Ninth shall be construed to relieve the Board of Directors or any Interested Stockholder from any fiduciary obligation imposed by law.~~

~~SECTION 7. Amendment, Repeal, etc. Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the Bylaws of the Corporation), the affirmative vote of the holders of 80% or more of the voting power of the shares of the then outstanding Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article Ninth of this Certificate of Incorporation; provided, however, that the preceding provisions of this Section 7 shall not be applicable to any amendment to this Article Ninth of this Certificate of Incorporation, and such amendment shall require only such affirmative vote as is required by law and any other provisions of this Certificate of Incorporation, if such amendment shall have been approved by a majority of the Disinterested Directors.~~

106	United Technologies Notice of 2018 Annual Meeting of Shareowners and Proxy Statement

10 Farm Springs Road
Farmington, CT 06032 USA
www.utc.com

Otis
Pratt & Whitney
UTC Aerospace Systems
UTC Climate, Controls & Security

UNITED TECHNOLOGIES CORPORATION
10 FARM SPRINGS ROAD

FARMINGTON, CT 06032

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 p.m. Eastern Time on Sunday, April 29, 2018, or until 11:00 a.m. Eastern Time on Thursday, April 26, 2018, for participants in a UTC employee savings plan. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs our Company incurs in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY TELEPHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. Eastern Time on Sunday, April 29, 2018, or the earlier cut-off date and time mentioned above for participants in a UTC employee savings plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we provided or return it in your own envelope by mailing it to: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E36015-P01175-Z71647	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

UNITED TECHNOLOGIES CORPORATION

The Board of Directors recommends a vote FOR each of the following director nominees:

1.	Election of Directors		For	Against	Abstain
	1a.	Lloyd J. Austin III

	1b.	Diane M. Bryant				The Board of Directors recommends a vote FOR the following proposals:		For	Against	Abstain

	1c.	John V. Faraci				2.	Advisory Vote to Approve Executive Compensation.

	1d.	Jean-Pierre Garnier				3.	Approve the UTC 2018 Long-Term Incentive Plan.

	1e.	Gregory J. Hayes				4.	Appoint PricewaterhouseCoopers LLP to Serve as Independent Auditor for 2018.

	1f. 1g.	Ellen J. Kullman Marshall O. Larsen				5.	Approve an Amendment to the Restated Certificate of Incorporation to Eliminate Supermajority Voting for Certain Business Combinations.

	1h.	Harold W. McGraw III				The Board of Directors recommends a vote AGAINST proposal 6:		For	Against	Abstain

	1i.	Margaret L. O’Sullivan				6.	Shareowner Proposal: Reduce Threshold to Call Special Meetings from 25% to 10%.

	1j.	Fredric G. Reynolds

	1k	Brian C. Rogers

	1l.	Christine Todd Whitman

For address changes, please check this box and write them on the back where indicated.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Annual Meeting of Shareowners of United Technologies Corporation
Monday, April 30, 2018, 8:00 a.m. Eastern Time

UTC Center for Intelligent Buildings

13995 Pasteur Boulevard

Palm Beach Gardens, Florida 33418

The purpose of the meeting is to consider the following matters:

1.	Election of the Twelve Director Nominees Listed in the Proxy Statement

2.	Advisory Vote to Approve Executive Compensation

3.	Approve the UTC 2018 Long-Term Incentive Plan

4.	Appoint PricewaterhouseCoopers LLP to Serve as Independent Auditor for 2018

5.	Approve an Amendment to the Restated Certificate of Incorporation to Eliminate Supermajority Voting for Certain Business Combinations

6.	Consideration of a Shareowner Proposal, if properly presented

7.	Other business, if properly presented

TICKET REQUESTS: We ask that shareowners request a ticket in advance to attend. Seating at the Annual Meeting is limited and requests for tickets will be processed in the order in which they are received. Please email your request to corpsec@corphq.utc.com or write to the UTC Corporate Secretary, 10 Farm Springs Road, Farmington, CT 06032.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of 2018 Annual Meeting of Shareowners and Proxy Statement, and the 2017 Annual Report are
available at: www.proxyvote.com.

E36016-P01175-Z71647

PROXY

This Proxy is Solicited on Behalf of the Board of Directors of United Technologies Corporation.

The undersigned hereby appoints John V. Faraci, Jean-Pierre Garnier and Ellen J. Kullman, and each of them, each with power of substitution and revocation, as proxies for the undersigned to act and vote at the Annual Meeting of Shareowners of United Technologies Corporation to be held on April 30, 2018, and at any postponed or at any reconvened session following any adjournment thereof, as directed on this Proxy Card, upon the matters set forth on the reverse side hereof, all as described in the Proxy Statement and, in their discretion, upon any other business that may properly come before said meeting. If this Proxy Card is properly signed and returned, but does not (other than for shares held by the trustee under each of the UTC employee savings plans) provide voting instructions, then the votes represented by this Proxy Card will be voted FOR the election of the director nominees, FOR Proposals 2, 3, 4 and 5, and AGAINST Proposal 6.

This Proxy Card also constitutes voting instructions to the trustee under each of the UTC employee savings plans to vote, in person or by proxy, the proportionate interest of the undersigned in the shares of Common Stock of UTC held by the trustee under any such plan(s) as described in the Proxy Statement. Such voting instructions, whether received by telephone, the Internet or as indicated by you on this card, must be received by 11:00 a.m. Eastern Time on Thursday, April 26, 2018. If voting instructions are not received by that time, the trustee will vote your uninstructed proportionate interest in the plan shares as described in the Proxy Statement. The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting of Shareowners or any adjournment or postponement thereof.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies designated above cannot vote these shares unless you sign and return this Proxy Card.

Address Changes:

(If you noted any Address Changes above, please mark the corresponding box on the reverse side.)